  As Filed with the Securities and Exchange Commission on December 24, 1996
===============================================================================



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                    FORM 10

                  GENERAL FORM FOR  REGISTRATION OF SECURITIES
Pursuant  to  Section  12(b)  or  (g)  of  The  Securities Exchange Act of 1934


                                 SLH CORPORATION
                 (name of registrant as specified in its charter)

                Kansas                                43-1764632
(State of incorporation or organization)   (IRS Employer Identification No.)

                               2600 Grand Boulevard
                                     Suite 500
                            Kansas City, Missouri 64108
             (Address, including zip code, of principal executive offices)

                                   816-842-7000
                (Registrant's telephone number, including area code)


        Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                     Name of exchange on which
      to be so registered                   each class is to be registered
      -------------------                   ------------------------------
              None                                       None

        Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.01 par value
                              (Title of Class)

                        Preferred Share Purchase Rights
                              (Title of Class)


===============================================================================

                                SLH CORPORATION

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


               CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

Item    Item
 No.   Caption                   Location in Information Statement
----   -------                   ---------------------------------

 1.    Business                  "SUMMARY;" "INTRODUCTION;" "THE DISTRIBUTION --
                                 Background and Reasons for the Distribution;"
                                 "BUSINESS AND PROPERTIES;" and "MANAGEMENT'S
                                 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                 AND RESULTS OF OPERATIONS."

 2.    Financial Information     "SUMMARY;" "THE  DISTRIBUTION -- Risk Factors;"
                                 "SLH OPERATIONS SELECTED HISTORICAL COMBINED
                                 FINANCIAL INFORMATION;" "SLH OPERATIONS
                                 UNAUDITED PRO FORMA COMBINED FINANCIAL
                                 INFORMATION;" "MANAGEMENT'S DISCUSSION AND
                                 ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                 OPERATIONS;" and "FINANCIAL STATEMENTS."

 3.    Properties                "BUSINESS AND PROPERTIES."

 4.    Security Ownership of
        Certain Owners and
        Management.              "THE DISTRIBUTION -- No Market for Company
                                 Common Stock;""MANAGEMENT OF THE COMPANY;"
                                 "EXECUTIVE COMPENSATION" and "SECURITY
                                 OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF
                                 COMPANY COMMON STOCK."

 5.    Directors and Executive
        Officers "SUMMARY;" "ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY RELATING TO THE DISTRIBUTION;" "MANAGEMENT OF THE COMPANY;" and "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS."

 6.    Executive Compensation.   "ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY
                                 RELATING TO THE DISTRIBUTION;" "MANAGEMENT OF
                                 THE COMPANY;" and "EXECUTIVE COMPENSATION."

 7.    Certain Relationships and
        Related Transactions     "SUMMARY;" "INTRODUCTION;" "THE DISTRIBUTION --
                                 Background   and   Reasons  for  the
                                 Distribution" and "-- Risk Factors;"
                                 "ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY
                                 RELATING TO THE DISTRIBUTION;" "MANAGEMENT OF
                                 THE COMPANY;" and "FINANCIAL STATEMENTS."

 8.    Legal Proceedings         "BUSINESS AND PROPERTIES -- Legal Matters."
                                       2

Item    Item
 No.   Caption                   Location in Information Statement
----   -------                   ---------------------------------

 9.    Market Price of and
        Dividends on the
        Registrant's Common
        Equity and Related
        Stockholder Matters      "SUMMARY;" "THE DISTRIBUTION -- No Market for
                                 Company Common Stock" and "-- Risk Factors."
10.    Recent Sales of
        Unregistered Securities. None

11.    Description of
        Registrant's Securities
        to be Registered         "DESCRIPTION OF COMPANY CAPITAL STOCK;"
                                 "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN
                                 PROVISIONS OF THE ARTICLES OF INCORPORATION,
                                 THE BYLAWS, THE RIGHTS, AND KANSAS LAW."
12.    Indemnification of
        Directors and Officers   "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
                                 OFFICERS."

13.    Financial Statements and
        Supplementary Data       "SUMMARY;" "SLH OPERATIONS SELECTED COMBINED
                                 HISTORICAL FINANCIAL  INFORMATION;" "SLH
                                 OPERATIONS UNAUDITED PRO FORMA COMBINED
                                 FINANCIAL INFORMATION;" "MANAGEMENT'S
                                 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                 AND RESULTS OF OPERATIONS;" and "FINANCIAL
                                 STATEMENTS."
14.    Disagreements with
        Accountants on
        Accounting and Financial
        Disclosure.              None

15.    Financial Statements and
        Exhibits.

       (a) Financial Statements
           and Schedules

           (1)  Financial Statements:    "FINANCIAL STATEMENTS" and "INDEX TO
                                          FINANCIAL STATEMENTS."

           (2)  Financial Statement Schedules:

                Auditors' Report on Financial Statement Schedules

                III. SLH Operations Schedule III Real Estate and Accumulated Depreciation as of December 31, 1995.

                      SLH  Operations Schedule III Real Estate and
                      Accumulated - Reconciliation between years.

                All other  schedules  are omitted  because they are not
                  applicable or the information is contained in the Combined Financial Statements or notes thereto.

       (b) Exhibits:

            Exhibit
            Number                 Description
            -------                -----------

              2(a)       Form of Distribution Agreement.

              2(b) Form of Blanket Assignment, Bill of Sale, Deed and Assumption Agreement [incorporated by reference to
                           Exhibit D to Exhibit 2 (a)].

              3(a)       Articles of Incorporation of SLH Corporation.

              3(b)       Bylaws of SLH Corporation.

              4          Form of Rights Agreement

              8 Form of Opinion of Lathrop & Gage L.C. with regard to certain tax matters.

              10(a  )    Form of Facilities  Management  and Interim  Services
                         Agreement  [incorporated by reference to Exhibit A to
                         Exhibit 2(a)].

              10(b  )    Form of Tax Sharing Agreement [incorporated by
                         reference to Exhibit C to Exhibit 2 (a)].

              10(c) Form of SLH Corporation 1997 Stock Incentive Plan [incorporated by reference to Exhibit E to Exhibit 2(a)].

              10(d)      Form of Employment  Agreements with certain executive
                         officers  of  SLH   [(incorporated  by  reference  to
                         Exhibit B to Exhibit 2(a)].

              21         Subsidiaries of SLH Corporation

                         Scout Development Corporation (Missouri)
                         Scout Development Corporation of New Mexico (Missouri) BMA Resources, Inc. (Missouri)

              27         Financial Data Schedule

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             SLH CORPORATION



                                             By /s/ James R. Seward
                                                ----------------------------
                                                James R. Seward, President


December 21,  1996

[LOGO]
                           SEAFIELD CAPITAL CORPORATION
                          2600 Grand Boulevard, Suite 500
                                 P.O. Box 410949
                            Kansas City, Missouri 64141

                                 January __, 1997

Dear Shareholder:

         I am pleased to inform you that the Board of Directors of Seafield Capital Corporation has approved a distribution to our shareholders of all the outstanding shares of common stock of SLH Corporation. The stock distribution will be made to holders of record of Seafield Capital Corporation common stock on February 28, 1997. You will receive one share of SLH Corporation common stock for every four shares of Seafield Capital Corporation common stock you hold on the record date.

         As a result of the distribution you will own shares in two separate and very different companies. Seafield Capital Corporation will be focused on its core businesses -- operating its current laboratory testing business and healthcare businesses consisting of LabOne, Inc., and its subsidiaries and Response Oncology, Inc. SLH Corporation will concentrate on managing, developing and disposing of its Real Estate and Energy Businesses and Miscellaneous Assets.

         The Seafield Board believes that the separation of the Real Estate and Energy Businesses and Miscellaneous Assets from Seafield's other core businesses will provide investors a sharper focus as to the particular merits of each of those investments and thereby provide Seafield shareholders with a better recognition of the value of each of those investments. In addition, the
Distribution  will  permit  SLH to  pursue  strategies  for the  management  and development of its relatively illiquid and developmental assets without conflicting with Seafield's strategies for its laboratory testing and healthcare businesses.

         Following the Distribution, your Board of Directors expects that it will maintain the quarterly cash dividend on Seafield Capital Corporation common stock at current levels. SLH does not intend to pay regular annual or quarterly cash dividends. We have received an opinion from our counsel that the Distribution will be a taxable transaction. After the Distribution we will report to you our determination of the fair market value of the amount of the Distribution received by you for tax purposes on IRS Form 1099-DIV.

         The enclosed Information Statement explains the proposed distribution in detail and provides financial and other important information regarding SLH Corporation. We urge you to read it carefully. Holders of Seafield Capital Corporation common stock are not required to take any action to participate in the distribution. A shareholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

                                  Sincerely,


                                  W. Thomas Grant II
                                  Chairman of the Board

                                 SLH CORPORATION
                         2600 Grand Boulevard, Suite 500
                           Kansas City, Missouri 64108

                                 January __, 1997

Dear Stockholder:

         We would like to take this opportunity to welcome you as a stockholder and introduce you to your company.

         SLH Corporation is engaged in the business of managing, developing and disposing of Real Estate and Energy Businesses and Miscellaneous Assets to be received by SLH from Seafield in the Distribution described in Mr. Grant's letter. The real estate assets consist of the remaining inventory from three high end resort condominium developments in Santa Fe New Mexico and Juno Beach Florida, a seven story parking garage in Reno, Nevada, a 49.9% interest in a small shopping center in Gillette, Wyoming (the "Shopping Center Interest"); and an aggregate of 1,147 acres of undeveloped land in Houston and Fort Worth, Texas and Olathe, Kansas. Energy assets consist of a significant ownership interest in Syntroleum Corporation, which is the developer and owner of a patented process and several related proprietary technologies for the conversion of natural gas into synthetic liquid fuels and four oil and gas general partnerships which have working interests in producing wells in the Gulf of Mexico. Miscellaneous Assets consist primarily of three venture capital investments. The Company will also be assuming certain Transfer Liabilities which are described in the Information Statement.

         There is no current public market for the common stock of the Company. Although it is anticipated that the SLH Common Stock will initially trade in the over-the-counter market after the Distribution with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, there is no assurance that an active market will develop following the Distribution.

         The Company is engaged in the sale of all of its assets in the ordinary course other than Syntroleum. Following the liquidation of non Syntroleum assets, the Company plans to continue to promote the management, growth and development of Syntroleum or it may engage in a merger or some other transaction that would effectively dispose of all of its assets. Management's objective is to realize the highest value for its various assets and businesses in the most cost effective manner possible.



                                 Sincerely,




          P. Anthony Jacobs                  James R. Seward
          Chairman of the Board              President and Chief
                                             Executive Officer

                           INFORMATION STATEMENT

                              SLH CORPORATION

                                Common Stock
                        (Par Value $0.01 Per Share)
                      Preferred Share Purchase Rights

         This Information Statement is being furnished to shareholders of Seafield Capital Corporation ("Seafield") in connection with the distribution (the "Distribution") by Seafield to its shareholders of all of the outstanding shares of common stock of its wholly owned subsidiary, SLH Corporation (the "Company"), along with the associated preferred share purchase rights (the "Rights").

         The Distribution will be effected on February 28, 1997 (the "Distribution Date"), and shares of Company common stock ("Company Commons Stock") will be distributed to the holders of record of Seafield common stock as of February 13, 1997 (the "Record Date"), on the basis of one share of common stock of the Company for each four (4) shares of Seafield common stock held. No consideration will be paid by shareholders of Seafield for the shares of common stock of the Company to be received by them in the Distribution, nor will they be required to surrender or exchange shares of Seafield in order to receive common stock of the Company. Seafield has received an opinion from its counsel to the effect that the Distribution will be a taxable distribution for Federal income tax purposes.

         There is no current public market for the common stock of the Company. Although it is anticipated that the SLH Common Stock will initially trade in the over-the-counter market after the Distribution with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, there is no assurance that an active market will develop following the Distribution.

         In reviewing this Information Statement, you should carefully consider the matters described under the caption "RISK FACTORS."
                    _____________________________________

   NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION.
            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                          NOT TO SEND US A PROXY.
                    ______________________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              INFORMATION STATEMENT.   ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                    ______________________________________

   THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR  THE
    SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. ANY SUCH OFFERING MAY
           ONLY BE MADE BY MEANS OF A SEPARATE PROSPECTUS PURSUANT
                   TO AN EFFECTIVE REGISTRATION STATEMENT
                        AND OTHERWISE IN COMPLIANCE
                            WITH APPLICABLE LAW.
                    _______________________________________

              The date of this Information Statement is , 1997.

                             TABLE OF CONTENTS
                                                                         Page

AVAILABLE INFORMATION..................................................... 3

SUMMARY................................................................... 4
  The Company............................................................. 4
  The Distribution........................................................ 5
  SLH Operations Summary Financial Information............................10

INTRODUCTION..............................................................12

THE DISTRIBUTION..........................................................13
  Background and Reasons for the Distribution.............................13
  The Appraisal...........................................................14
  Risk Factors............................................................14
  Manner of Effecting the Distribution....................................17
  Material Federal Income Tax Consequences of the Distribution............18
  No Market for Company Common Stock......................................21
  Company Common Stock Dividend Policy....................................21
  Conditions and Termination..............................................22

ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY
  RELATING TO THE DISTRIBUTION............................................22
  Distribution Agreement..................................................22
  Interim Services Agreement..............................................24
  Tax Sharing Agreement...................................................24

BUSINESS AND PROPERTIES...................................................25
  Overview    ............................................................26
  Management and Disposition of Real Estate Assets........................26
  Business and Management of Syntroleum...................................27
  Oil and Gas Properties..................................................30
  Miscellaneous Assets and Liabilities....................................30
  Company Employees.......................................................31
  Company Properties......................................................31
  Regulation - Possible Application of the Investment Company Act of 1940.31
  Legal Matters...........................................................32

CAPITALIZATION............................................................35

SLH OPERATIONS UNAUDITED PRO FORMA COMBINED
  FINANCIAL INFORMATION ..................................................35

SLH OPERATIONS SELECTED HISTORICAL COMBINED
  FINANCIAL DATA..........................................................38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...............................................39
  Results of Operations...................................................39
  Liquidity and Capital Resources.........................................42

MANAGEMENT OF THE COMPANY ................................................42

EXECUTIVE COMPENSATION....................................................44
  Compensation of Directors...............................................44
                                       2

  Compensation of  Executive Officers.....................................44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF
  COMPANY COMMON STOCK....................................................47
  By Management...........................................................47
  By Others   ............................................................48

DESCRIPTION OF COMPANY CAPITAL STOCK......................................49

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW...................49
  Classified Board of Directors...........................................49
  Number of Directors, Filling Vacancies and Removal......................50
  Stockholder Action......................................................50
  Advance Notice Provisions for Stockholder Nominations and Stockholder
     Proposals............................................................50
  Company Preferred Stock.................................................52
  Business Combinations...................................................52
  Amendment of Certain Provisions of the Articles of Incorporation and
     Bylaws...............................................................53
  Rights      ............................................................53
  Antitakeover Legislation................................................55
  Comparison with Rights of Holders of Seafield Common Stock..............56

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS...................56
  Limitation of Liability of Directors....................................56
  Indemnification of Directors and Officers...............................57

INDEPENDENT AUDITORS......................................................58
SLH OPERATIONS AND SLH CORPORATION INDEX TO FINANCIAL STATEMENTS.........F-1

Annex A Opinion of George K. Baum & Company, dated December 20, 1996.

                               AVAILABLE INFORMATION

     SLH Corporation (the "Company") has filed a Registration Statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company Common Stock (as defined and described herein) and the Rights (as defined and described herein). This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of this material should also be available through the internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov/cgi-bin/srch-edgar.

     Following the Distribution, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

     NO PERSON IS AUTHORIZED BY SEAFIELD OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                    SUMMARY

     This summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety.

                                  THE COMPANY

     The Company is primarily engaged in the business of managing, developing and disposing of Real Estate and Energy Businesses and Miscellaneous assets to be acquired from Seafield immediately prior to the Distribution (the "Transfer Assets").

     Real Estate assets, as of September 30, 1996, consist of (a) the remaining inventory from three high end condominium developments located in Santa Fe, New Mexico (comprising 31 completed homes that have been priced for sale between $225,000 and $750,000; "Quail Run") and Juno Beach, Florida (primarily comprising three homes that have been priced for sale between $800,000 and $3.0 million, the "Juno Beach Homes"); (b) a seven story parking garage in Reno, Nevada (the "Reno Parking Garage"); (c) a 49.9% interest in a community shopping center in Gillette, Wyoming (the "Shopping Center Interest"); and (d) approximately 1,147 acres of undeveloped land, with 370 acres in Houston, Texas, approximately 547 acres in the vicinity of the Alliance Airport, in Ft. Worth, Texas, 205 acres in West Ft. Worth, Texas, 9 other acres in Corinth, Texas and 16 acres at the intersection of 119th Street and Interstate 35 in the southern portion of the Kansas City metropolitan area (the "Undeveloped Land"). The total Real Estate Inventory had an aggregate book value as of September 30,1996, of approximately $29.4 million.

     Energy assets consist of a 32.5% interest in Syntroleum Corporation ("Syntroleum") and minority interests in four oil and gas general partnerships which have working interests in producing wells in the Gulf of Mexico (the "Oil & Gas Properties").

      Syntroleum is the developer and owner of a patented process and several related proprietary technologies ("Syntroleum(R) Process") for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels such as diesel, kerosene (used by jet aircraft) and naphtha and related non fuel chemical feedstocks and lubricants. Syntroleum is currently engaged in negotiations for the licensing of the Syntroleum(R) Process with major oil companies. Because Syntroleum continues to be in the developmental phase of its operations, no assurances can be given that it will be able to successfully conclude any license or agreement on a favorable basis or that a commercially viable Syntroleum(R) Process plant will be constructed and successfully operated.

     The Company also owns other assets consisting primarily of (a) three investments in privately held venture capital limited partnerships having an aggregate book value at September 30, 1996, of $1,364,538, (b) a common stock interest in Oclassen Pharmaceuticals, Inc. a privately owned pharmaceutical manufacturer, which is proposed to be converted into approximately 183,673 shares of the common stock of Watson Pharmaceuticals, a publicly traded company, the shares of which were last traded on December 18, 1996, at $41.37 per share, and (c) a preferred stock interest in Norian Corporation, a privately owned developer of proprietary bone substitute technology which had a book value of approximately $1.0 million at September 30, 1996, ("Miscellaneous Assets").

     The Company has agreed to assume liabilities relating to the Transfer Assets as well as certain contingent Seafield liabilities (the "Transfer Liabilities"), including Seafield's liability for disputed income taxes which the Internal Revenue Service claims to be owed by Seafield for its 1986, 1987, 1988, 1989 and 1990 tax years and which the State of California claims to be owed for the 1987, 1988 and 1989 years (the "Tax Claims"). The Tax Claims amount to approximately $14.6 million, plus interest. Although the Company believes that a combination of defenses against the claims and contested offsetting tax losses generated by a real estate project sold at a loss in 1990, could result in a positive outcome, the Company can not provide any assurance that its defense of such claims will be successful. See "BUSINESS - Legal Matters."

     The Company is engaged in the sale of all of its assets in the ordinary course other than Syntroleum. Following the liquidation of non Syntroleum assets, the Company plans to continue to promote the management, growth and development of Syntroleum or it may engage in a merger or some other transaction that would effectively dispose of all of its assets.


     The Company's historical operating results during the past four years reflect the sale or other disposition of a number of real estate assets and other significant Seafield investments, all of which have culminated in net capital loss carryforwards at Seafield in the approximate amount of $ 13.0 million. It is the intent of Seafield to utilize such losses in connection with the Distribution to offset as much as possible any gains that Seafield is required to recognize for Federal income tax purposes as a result of making the distribution. However, none of such losses may be applied against any ordinary income that Seafield shareholders will realize as the result of their receipt of shares of Company Common Stock in the Distribution.

     As a result of the Distribution, Seafield will own no shares of Company Common Stock and the Company will operate as an independent publicly traded company. The Company's principal executive offices are located at 2600 Grand Boulevard, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141, and its telephone number is (816) 842-7000.

                              THE DISTRIBUTION

Distributing Company............    Seafield  Capital  Corporation,  a  Missouri
                                    corporation ("Seafield"). Immediately  after
                                    the  Distribution,  Seafield  will  own   no
                                    shares of Common Stock of the Company and the Company will operate as an independent, publicly owned corporation.

Shares to be Distributed........    Approximately  1,620,862  shares  of  common
                                    stock, par  value  $0.01 per share ("Company
                                    Common Stock"), of SLH CORPORATION, a Kansas
                                    corporation   (the   "Company"),   based  on
                                    approximately  6,483,448  shares  of  common
                                    stock,   par   value   $1.00  per  share, of
                                    Seafield ("Seafield Common Stock") currently outstanding.

Distribution Ratio..............    One share of Company  Common  Stock for each
                                    four (4) shares of Seafield Common Stock. No
                                    consideration  will  be  paid  by Seafield's
                                    shareholders  for  the  shares  of   Company
                                    Common  Stock  to   be   received   in   the
                                    Distribution.    See   "THE  DISTRIBUTION --
                                    Manner of Effecting the Distribution."

No Fractional Shares............    No fractional shares of Common Stock will be
                                    distributed.  All fractional share interests
                                    will   be   aggregated   and  sold  by   the
                                    Distribution Agent and the cash proceeds distributed to those shareholders otherwise entitled to a fractional interest. See "THE
                                    DISTRIBUTION  --  Manner  of  Effecting  the
                                    Distribution."

Appraisal  of Company
 Common Stock   ................    In  connection  with  the  decision  of  the
                                    Seafield Board  to  effect the Distribution,
                                    George  K.  Baum  &   Company  ("GKB")   has
                                    appraised  the   fair   market  value of the
                                    Company Common Stock on a pro forma basis in
                                    the hands of Seafield Shareholders as if the
                                    distribution had occurred  on  September 30,
                                    1996, at a price of $26.00  per share.   The
                                    appraisal of the Company Common Stock is not
                                    based  on  any  actual  transactions  in the
                                    Company Common Stock,  is  based on a number
                                    of estimates and judgments and is
                                    subject to a  number of assumptions,  all of
                                    which  are  generally  described  under "THE
                                    DISTRIBUTION  -  The Appraisal." In addition
                                    the appraisal  does  not  take  into account
                                    changes  occurring  subsequent  to September
                                    30, 1996,  which may affect the actual value
                                    of  the  Company  Stock  on the Distribution
                                    Date. Accordingly, no assurance can be given
                                    that  the  appraised value will reflect  the
                                    actual  prices  at  which the Company Common
                                    Stock   will   trade   on   the  date of the
                                    distribution or following the development of
                                    a market for the Company Common Stock.   See
                                    "THE DISTRIBUTION -- Listing  and Trading of
                                    Company  Common  Stock;"  "THE  DISTRIBUTION
                                    -- The  Appraisal," and "-- Risk Factors."

Federal Income Tax  Consequences
   To Seafield Shareholders.....    Seafield  has  received  an opinion from its
                                    counsel to the effect  that the Distribution
                                    will   be   a   taxable  event to Seafield's
                                    shareholders   for    Federal   income   tax
                                    purposes.   The amount  of  the Distribution
                                    received  by  each Seafield shareholder will
                                    be treated  as a dividend (i.e., as ordinary
                                    income) to such shareholder to the extent of
                                    such   shareholder's  pro   rata  share   of
                                    Seafield's current and  accumulated earnings
                                    and profits.  The amount of the Distribution
                                    received by each  Seafield shareholder  that
                                    is not treated as  a  dividend will first be
                                    treated as a nontaxable return of capital to
                                    the  extent  of  such shareholder's basis in
                                    its   Seafield   Common   Stock,  and   then
                                    generally as capital gain. The amount of the
                                    Distribution   received  by  each   Seafield
                                    shareholder for Federal income tax  purposes
                                    will  be  the  fair  market value of the SLH
                                    Common Stock received by such shareholder as
                                    of the Distribution Date. Seafield will make
                                    a determination of  the fair market value of
                                    the SLH Common Stock  as of the Distribution
                                    Date after such  date  based  on a number of
                                    factors    that    will   include,   without
                                    limitation, the  trading price of SLH Common
                                    Stock at or  near  the Distribution Date and
                                    information  and  advice  to  be received by
                                    Seafield  from   GKB.  Prior  to January 31,
                                    1998, Seafield will report the amount of the
                                    Distribution received by each shareholder to
                                    such  shareholder and to the IRS on IRS Form
                                    1099-DIV.   There  is  no assurance that the
                                    IRS or the courts will agree with the amount
                                    determined  by  Seafield.  Seafield
                                    shareholders are urged to  consult their own
                                    tax  advisors  as   to   the  specific   tax
                                    consequences to  them  of  the Distribution.
                                    See  "THE  DISTRIBUTION -- Material  Federal
                                    Income     Tax     Consequences    of    the
                                    Distribution."

Federal Income Tax Consequences
   To Seafield..................    Seafield has received  an  opinion  from its
                                    counsel to the effect that the  Distribution
                                    may  be  a  taxable  event  to  Seafield for
                                    Federal income tax purposes.   Seafield will
                                    recognize  gain  upon the Distribution equal
                                    to  the  excess, if any, of  the fair market
                                    value  of  the  SLH  Common  Stock   on  the
                                    Distribution Date over  Seafield's tax basis
                                    in such stock.  Seafield  will not recognize
                                    any loss upon the  Distribution, even if its
                                    tax basis  in  the  SLH Common Stock that is
                                    distributed to its  shareholders exceeds the
                                    fair  market  value  of  such  stock  on the
                                    Distribution Date.   See "THE

                                    DISTRIBUTION -- Material Federal Income Tax
                                    Consequences of the Distribution."

Purpose of the Distribution.....    The    Distribution    is   a   part  of  a
                                    restructuring    strategy    to      improve
                                    shareholder   values   by   separating   the
                                    Company's assets from Seafield's other  core
                                    businesses  with   the  view  to   providing
                                    investors   a   sharper   focus   as  to the
                                    particular    merits   of    each   of those
                                    investments and provide greater  recognition
                                    of the value of the Company's assets. It was
                                    also concluded that the  Distribution  would
                                    permit the Company to  pursue strategies for
                                    the    management    and    development  and
                                    disposition of its  relatively  illiquid and
                                    developmental  assets   without  conflicting
                                    with    Seafield's    strategies   for   its
                                    laboratory    testing    and      healthcare
                                    businesses.    See   "THE    DISTRIBUTION --
                                    Background     and     Reasons    for    the
                                    Distribution."

Relationship with Seafield after
   the Distribution.............    As a result of the Distribution, the Company
                                    will  cease  to  be  a  subsidiary  of    or
                                    otherwise affiliated with Seafield and  will
                                    thereafter   operate   as   an  independent,
                                    publicly held company. However, as indicated
                                    under   "Management"   certain     executive
                                    officers and directors of Seafield will be the executive officers and directors of the

                                    Company,  and   will   continue in such dual
                                    capacities for an indefinite period of time.
                                    The Company  and  Seafield have also entered
                                    into  certain  agreements  providing for (a)
                                    the  sharing  of  certain   facilities   and
                                    services,  (b)  the  orderly   separation of
                                    Seafield and the Company and  the  making of
                                    the Distribution, and (c) the  allocation of
                                    certain  tax  and  other  liabilities.   See
                                    "TRANSACTIONS  BETWEEN   THE   COMPANY   AND
                                    SEAFIELD" and "MANAGEMENT."

Risk Factors....................    Stockholders  should   consider  the factors
                                    discussed  under  "THE  DISTRIBUTION -- Risk
                                    Factors."

No Market For Company Common
   Stock........................    There is no current  public  market  for the
                                    common stock of the Company.  Although it is
                                    anticipated that the SLH  Common  Stock will
                                    initially   trade  in  the  over-the-counter
                                    market   after    the    Distribution   with
                                    quotations   being   published   in  the OTC
                                    Bulletin Board  and  the  NQB  Pink  Sheets,
                                    there is no assurance that an active  market
                                    will  develop  following  the  Distribution.
                                    Although  GKB  has  appraised  the   Company
                                    Common  Stock  as  of  September 30, 1996 at
                                    $26.00 per share on a pro forma basis, there
                                    can  be  no  assurance that the Common Stock
                                    will  trade  at  or  near  that price on and
                                    after  the  Distribution  Date.   See   "THE
                                    DISTRIBUTION -- No Market For Company Common
                                    Stock" and "-- Risk Factors."

Trading Market Seafield Common
   Stock........................    Seafield  Common  Stock  will continue to be
                                    listed  and  traded  on  the NASDAQ National
                                    Market System of the National Association of
                                    Securities Dealers,  Inc.  ("NMS") after the
                                    Distribution.

Record Date.....................    February 13, 1997 (the "Record Date").

Distribution Date...............    February 28, 1997 (the "Distribution Date").
                                    On, or as  soon  as  practicable  after, the
                                    Distribution Date,  American  Stock Transfer
                                    & Trust Company, as distribution agent, will
                                    commence mailing  certificates  representing
                                    shares of Company Common Stock to holders of
                                    record  as  of  the  Record Date of Seafield
                                    Common Stock. Seafield shareholders will not
                                    be required  to  make any payment or to take
                                    any other action  to  receive  their Company
                                    Common   Stock.  See  "THE   DISTRIBUTION --
                                    Manner  of   Effecting  the   Distribution."

Distribution Agent..............    American Stock  Transfer & Trust Company, 40
                                    Wall  Street,   46th Floor,   New York, N.Y.
                                    10005.  Telephone (718) 921-8200.

Conditions to the Distribution..    The Distribution is conditioned  upon, among
                                    other things, completion of the  transfer of
                                    the Transfer  Assets  and  assumption by the
                                    Company of the Transfer Liabilities, and the
                                    receipt  of  certain  consents.  Any  of the
                                    conditions   to  the  Distribution  may   be
                                    waived,  at   any    time   prior   to   the
                                    Distribution  Date,  for  any reason, in the
                                    sole discretion of the Board of Directors of
                                    Seafield (the "Seafield Board"). Even if all
                                    conditions   are  satisfied,  the   Seafield
                                    Board has reserved the right to abandon, defer or modify the Distribution and the related transactions described herein at any time prior to the Distribution Date for any reason. See "THE DISTRIBUTION -- Conditions and Termination."

Principal Businesses to Be
   Retained by Seafield.........    Following   the  Distribution, Seafield will
                                    continue to operate  its  current laboratory
                                    testing  business   and  healthcare business
                                    consisting    of   LabOne, Inc.   and    its
                                    subsidiaries   ("LabOne")  and      Response
                                    Oncology, Inc.        ("Response").      See
                                    "INTRODUCTION"  and  "ARRANGEMENTS   BETWEEN
                                    Seafield AND THE  COMPANY  RELATING  TO  THE
                                    DISTRIBUTION -- Distribution Agreement."

Interests of Certain Persons
   in the Distribution..........    P.  Anthony  Jacobs,  CFA,  James R. Seward,
                                    CFA,  and  Steven K. Fitzwater, who  are the
                                    President   and   Chief  Operating  Officer,
                                    Executive Vice President and Chief Financial
                                    Officer,   and   Vice   President  and Chief
                                    Accounting       Officer     of    Seafield,
                                    respectively,  will  also  be  the Chairman,
                                    President  and  Chief   Executive   Officer,
                                    and Vice President  and  Chief Financial and
                                    Accounting   Officer   of    the    Company,
                                    respectively.   In   their   capacities   as
                                    officers   of  the Company they have entered
                                    into certain employment agreements that will
                                    provide    them    effective   as   of   the
                                    Distribution Date with certain options to purchase shares of the Company's Common
                                    Stock and certain other benefits described under "EXECUTIVE COMPENSATION -- Employment and Change in Control Arrangements."

Management of the Company.......    Effective as of  the Distribution, the Board
                                    of  Directors  of  the Company (the "Company
                                    Board")  will  consist of W. Thomas Grant II
                                    who   is   currently   Chairman   and  Chief
                                    Executive  Officer  of  Seafield, P. Anthony
                                    Jacobs,  CFA  who  is  presently  a director
                                    and the Chief Operating Officer of  Seafield
                                    and who will serve as
                                    the Chairman  of  the  Board of the Company,
                                    James R. Seward,  CFA  who  is  presently  a
                                    director  and  the  Chief  Financial Officer
                                    of   Seafield  and   who  will serve  as the
                                    President  and  chief  executive  officer of
                                    the  Company,  Steven  K. Fitzwater  who  is
                                    presently  the  Chief  Accounting Officer of
                                    Seafield and who will be the Chief Financial
                                    Officer,   Treasurer   and  Chief Accounting
                                    Officer of the Company and other individuals who are currently directors of Seafield.
                                    See  "MANAGEMENT OF THE COMPANY"

Preferred Share Purchase Rights
   of the Company...............    The Company  has  adopted  a preferred share
                                    purchase rights plan,  effective  as  of the
                                    Distribution Date.  Certificates  issued  in
                                    the  Distribution  representing  shares   of
                                    Company Common Stock will also represent an equivalent number of associated Rights. See
                                    "CERTAIN  ANTITAKEOVER  EFFECTS  OF  CERTAIN
                                    PROVISIONS OF THE ARTICLES OF INCORPORATION,
                                    THE BYLAWS, THE RIGHTS, AND KANSAS LAW."

Certain Antitakeover Effects of
   Certain Provisions of the
   Articles of Incorporation
   and Bylaws...................    Certain provisions of the Company's Articles
                                    of    Incorporation   (the    "Articles   of
                                    Incorporation") and Bylaws,  as  amended, as
                                    each   will   be   in   effect   as  of  the
                                    Distribution, may have the  effect of making
                                    more difficult an acquisition  of control of
                                    the Company in a transaction not approved by
                                    the Company Board. See "CERTAIN ANTITAKEOVER
                                    EFFECTS   OF   CERTAIN   PROVISIONS  OF  THE
                                    ARTICLES OF INCORPORATION,  THE  BYLAWS, THE
                                    RIGHTS,  AND  KANSAS  LAW." The Articles  of
                                    Incorporation  would, in some circumstances,
                                    eliminate certain liabilities of the Company
                                    directors in connection with the performance
                                    of  their   duties.   See   "LIABILITY   AND
                                    INDEMNIFICATION OF DIRECTORS AND OFFICERS."

Post-Distribution Dividend Policy.. Under the Distribution Agreement the Company
                                    will  be  restricted  from  paying dividends
                                    until   the  second   anniversary   of   the
                                    Distribution Date. However, Seafield expects to continue its current dividend of $0.30 per quarter.

Transfer Agent and Registrar....    American  Stock Transfer & Trust Company, 40
                                    Wall   Street,  46th Floor,  New York,  N.Y.
                                    10005.  Telephone (718) 921-8200.

                                SLH OPERATIONS
                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth a summary of selected historical combined financial data for the Company. The historical financial information presented reflects periods during which the Company did not exist but rather reflects the financial information of Seafield's businesses and assets that will be transferred to the Company in connection with the Distribution as well as related liabilities to be assumed by the Company. References to the "Company" herein for time periods prior to the Distribution mean the Transfer Assets, Transfer Liabilities and related businesses as managed and conducted by Seafield prior to the Distribution ("SLH Operations") and, for time periods following the Distribution, mean the Company as capitalized by Seafield with the Transfer Assets and Transfer Liabilities pursuant to the Distribution Agreement (the "Distribution Agreement") between Seafield and the Company. The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if the Company had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of the Company's future performances as an independent company. The financial information should be read in conjunction with the Company's Combined Financial Statements and the notes thereto found elsewhere in this Information Statement. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Earnings per share data are presented elsewhere in this Information Statement and on a pro forma basis only. See "PRO FORMA FINANCIAL DATA."


                                             (unaudited)
                                          Nine months ended
                                            September 30,                  Years ended December 31,
                                           -------------                  ------------------------
                                          1996       1995                1995     1994     1993    1992     1991
                                          ----       ----                ----     ----     ----    ----     ----
                                                                                   (in thousands)

Statement of Operations Data
   Real estate sales................      $12,801    7,815               10,910   10,932   17,147  33,067   17,689
   Real estate rentals and other....          801      723                1,001    1,059    1,173   1,701    1,404
                                         --------    -----               ------   ------   ------  ------   ------
        Total Revenues..............       13,602    8,538               11,911   11,991   18,320  34,768   19,093
                                           ------    -----               ------   ------   ------  ------   ------

   Net loss.........................       (1,661)  (2,912)             (11,602)  (6,598)  (4,307) (6,046)  (3,057)

Balance Sheet Data
   Current assets...................       $3,657    N/A                  4,432    3,707    6,006   1,538    1,200
   Real estate held for sale........       26,985    N/A                 35,073   40,998   39,047  50,703   75,832
   Investment securities............        4,879    N/A                  5,136    6,161    6,624   6,990    6,279
   Investment in oil and gas
       partnerships and interests...        4,102    N/A                  5,255    6,703    8,543  11,427   11,668
   Total assets.....................       40,790    N/A                 51,638   64,627   70,155  84,471  111,313
   Current liabilities..............          458    N/A                    365      239    2,150   1,186    1,977
   Stockholders' equity.............       39,063    N/A                 49,869   61,330   66,621  81,454  105,032


                                 SLH OPERATIONS
                       SUMMARY OF PRO FORMA FINANCIAL DATA
                                   (Unaudited)

     The following unaudited summary pro forma financial data make adjustments to the historical balance sheet as if the Distribution had occurred on September 30, 1996. See "PRO FORMA FINANCIAL DATA" for a discussion of the principal adjustments involved in the preparation of the pro forma financial information. The pro forma financial statements of the Company may not reflect the future results of operations or financial condition of the Company or what the results of operations would have been if the Company had been a separate independent company during such period.
See "PRO FORMA FINANCIAL DATA."


                                                                (unaudited)
                                                             Nine months ended
                                                            September 30, 1996

                                                               (in thousands)
  Statement of Operations Data
      Real estate sales..................................          12,801
      Real estate rental and other.......................             801
                                                                   ------
           Total Revenues................................          13,602
                                                                   ------
      Net loss............................................        (1,305)

  Balance Sheet Data
      Current assets......................................      $  14,457
      Real estate held for sale...........................         26,985
      Investment securities...............................          4,879
      Investment in oil and gas partnerships and interests          4,102
      Total assets........................................         51,590
      Current liabilities.................................          2,208
      Stockholders' equity................................         46,930
      Stockholders' equity per share (1,620,862 shares
           outstanding)  .................................          28.95

                                  INTRODUCTION

     On December 24, 1996, Seafield announced that its Board of Directors (the "Seafield Board") had approved a proposal for a strategic restructuring to separate Seafield into two publicly-traded companies by means of a taxable dividend distribution to Seafield's shareholders (the "Distribution"). The Distribution will be effected by contributing Seafield's Real Estate and Energy businesses and Miscellaneous Assets (the "Transfer Assets") together with certain associated liabilities (the "Transfer Liabilities"), to SLH CORPORATION, a newly formed Kansas corporation (the "Company") and a wholly owned subsidiary of Seafield and by thereafter distributing the Company Common Stock and associated Rights pro rata to Seafield shareholders. The date of the Distribution is expected to be February 28, 1997 (the "Distribution Date"). References to the "Company" herein for time periods prior to the Distribution mean the Transfer Assets, Transfer Liabilities and related businesses as managed and conducted by Seafield prior to the Distribution ("SLH Operations") and, for time periods following the Distribution, mean the Company as capitalized by Seafield with the Transfer Assets and Transfer Liabilities pursuant to the Distribution Agreement (the "Distribution Agreement") between Seafield and the Company.

     Seafield has received an opinion from its counsel to the effect that the Distribution will be a taxable event for Federal income tax purposes (the "Tax Opinion"). The amount of the Distribution for Federal income tax purposes will be the fair market value of the SLH Common Stock distributed as of the Distribution Date. The amount of the distribution will be treated as a dividend of ordinary income to the extent of each Seafield shareholder's pro rata share of Seafield's current and accumulated earnings and profits, then as a non taxable return of capital to the extent of the Seafield shareholder's basis in the Seafield Common Stock, with any remaining amount generally being taxed as a capital gain. Special rules may apply to certain shareholders, including corporate shareholders, shareholders who are dealers, shareholders subject to back-up withholding and foreign shareholders. The fair market of the Company Common Stock will be determined by Seafield after the Distribution as of the Distribution Date based on a number of factors that will include, without limitation, the trading price of Company Common Stock at or near the Distribution Date and information and advice received by Seafield from GKB. GKB has been engaged by the Seafield Board to advise it in connection with the Distribution and to appraise the value of the Company Common Stock. After this determination is made Seafield will report the amount of the Distribution received by each shareholder to such shareholder and to the IRS on IRS Form 1099-DIV. Seafield shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Distribution. See "THE DISTRIBUTION -- Material Federal Income Tax Consequences of the Distribution."

     The Distribution is conditioned upon, among other things, completion of the transfer of the Transfer Assets and assumption by the Company of the Transfer Liabilities, and the receipt of certain consents. Any of the conditions to the Distribution may be waived, at any time prior to the Distribution Date, for any reason, in the sole discretion of the Seafield Board. See "THE DISTRIBUTION -- Conditions and Termination."

     The Distribution will be effected by distributing to holders of the common stock, par value $1 per share, of Seafield ("Seafield Common Stock"), all of the outstanding common stock, par value $0.01 per share, of the Company ("Company

Common Stock"), including the associated preferred share purchase rights (the "Rights") at the rate of one share of Company Common Stock for each four shares of Seafield Common Stock. Prior to the Distribution Date, the Company will deliver certificates for the shares of Company Common Stock to American Stock Transfer & Trust Company as the distribution agent (the "Distribution Agent") for transfer and distribution to the holders of Seafield Common Stock as of the Record Date (as defined herein) for the Distribution. The Distribution will occur on February 28, 1997, unless sooner terminated by the Seafield Board.

     The Company's principal executive offices are located at 2600 Grand Boulevard, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141, and its telephone number is (816) 842-7000. Shareholders of Seafield with inquiries relating to the Distribution should contact Ms. Kimberly Schaefer at that address and phone number.

     NO ACTION IS REQUIRED BY SEAFIELD SHAREHOLDERS IN ORDER TO RECEIVE THE COMPANY COMMON STOCK TO WHICH THEY WILL BE ENTITLED IN THE DISTRIBUTION UPON PAYMENT OF THE DIVIDEND.

                                THE DISTRIBUTION

Background and Reasons for the Distribution

      In late 1990 Seafield began a transformation process from an insurance company to a holding company with a new focus. Seafield's principal assets after the sale of its insurance subsidiary consisted of a majority ownership of a laboratory testing business (LabOne), a significant interest in a cancer management business ("Response"), the Real Estate business, Energy assets, including Syntroleum, several venture capital investments and a significant amount of cash. The strategy of Seafield was deployment of resources into developing businesses that provide services to the healthcare and insurance industries. The sources of cash for these investments were the proceeds from the sale of the insurance company, gains on securities transactions, real estate sales from real estate operations and the sale of other assets that did not support the strategic focus on the healthcare and insurance industries. By 1995 Seafield had made considerable progress consistent with that focus by increasing its ownership in LabOne to over 80% and its interest in Response to approximately 60% and had sold and disposed of several majority owned investments. In 1996, the Seafield Board decided to further pursue that focus by spinning off Seafield's remaining Real Estate and Energy Businesses and Miscellaneous Assets to shareholders in the Distribution.

     The Seafield Board concluded that the Distribution was in the best interests of Seafield Shareholders since it would separate the Company's assets from Seafield's other core businesses and thereby provide investors a sharper focus as to the particular merits of each of those investments and provide greater recognition of the value of the Company's assets. It was also concluded that the Distribution would permit the Company to pursue strategies for the management and development of its relatively illiquid and developmental assets without conflicting with Seafield's strategies for its laboratory testing and healthcare businesses.

     It is believed that the distribution will enable Seafield shareholders to have the market value of their interests in Seafield more closely reflect the true value of the underlying assets. The Seafield Board believes that the market has not fully recognized the value of the Seafield Common Stock due to the fact that the Company's Real Estate and Energy Businesses and Miscellaneous Assets have been combined with Seafield's core healthcare and laboratory testing businesses. Analysis conducted by Seafield management indicate that investors have ignored or attributed little value to the Real Estate and Energy Businesses and Miscellaneous Assets in pricing Seafield Common Stock. By separating the Company's assets from Seafield's publicly traded core businesses into Seafield Common Stock and Company Common Stock, it is believed that investors may be better able to ascertain the value of each of those assets. After the Distribution, Seafield will consist of two publicly traded core businesses that already have common stock values that are readily ascertainable. This should enable investors to gain a more accurate perception of the value of the Seafield Common Stock. For a similar reason, the transfer of the Real Estate and Energy Businesses and Miscellaneous Assets into a publicly traded entity that contains no other assets should facilitate the public recognition of the value of those assets. However, there is no assurance that the combined prices of the Company Common Stock and the Seafield Common Stock following the Distribution will be equal to or greater than the trading price of Seafield Common Stock prior to the Distribution.

     The Distribution would also permit the Company to pursue strategies for the management and development of a variety of illiquid and developmental assets that would not conflict with Seafield's strategies for the insurance and healthcare businesses. Seafield's business plan for its Real Estate and Energy businesses and Miscellaneous assets has been to realize the value of the real estate assets in an orderly manner and to grow the other businesses and assets to maturity and to then dispose of them in an orderly manner over an indefinite period of time. Although it is contemplated that many of the Real Estate and Miscellaneous assets may be successfully disposed of over the next two to three years, a longer period will likely be required for Syntroleum. Syntroleum is beginning to emerge from 12 years of developing its Syntroleum(R) Process.
 However, a commercially viable processing plant using the Syntroleum(R) Process has not been constructed or placed in operation and a considerable amount of time and additional capital funding may be necessary to move Syntroleum from a start-up venture to a second stage operating enterprise. At the same time, the Seafield Board has considered other strategic alternatives for its remaining core businesses, including the possibility of a merger into LabOne or the sale of Seafield as a whole. Although no such transactions have been agreed upon or are under negotiation, it is believed that the transfer of the assets to the Company could better position Seafield for any such alternative while at the same time permitting a continuation of the Company's concentration on its businesses and assets.

     The Seafield Board recognized in its planning that the Distribution would result in a transaction taxable both to Seafield and Seafield shareholders. However, due to the nature of the Company's businesses and the amount and duration of Seafield's holdings thereof, Seafield and the Company are not positioned to effect the Distribution on a tax free basis. The Board has considered that Seafield's net capital losses and its tax basis in Company Common Stock (and prior to their transfer to the Company, in the Transfer Assets) will significantly reduce the amount of taxable gains to Seafield that would otherwise be recognized. Accordingly, it concluded that the benefits of the restructuring would more than offset any negative tax consequences of the restructuring. See "THE DISTRIBUTION - Material Federal Income Tax Consequences of the Distribution."

     For the reasons stated above, the Seafield Board believes that the Distribution is in the best interests of Seafield and its shareholders.

The Appraisal

     In connection with its deliberations relating to the Distribution the Seafield Board engaged GKB to appraise the fair market value of the Company Common Stock to be distributed in the Distribution as if the Distribution Date had occurred at the close of business on September 30, 1996 (the "Appraisal"). The GKB opinion is appended to this Information Statement as Annex A. The Appraisal concludes that if the Distribution had occurred as of the close of business on September 30, 1996, each share of the 1,620,862 shares to be distributed in the Distribution would have had a fair market value of $26.00 per share. As described in the Appraisal, GKB's opinion is based upon the financial statements of the Company included in this Information Statement, GKB's inspection of the Transfer Assets and Transfer Liabilities, interviews of management of the Company and of Syntroleum, and an examination of documents, books and records relating to the Transfer Assets and Liabilities.

     The Appraisal does not take into account changes occurring since September 30, 1996. The Appraisal is also based on a number of judgements and assumptions and therefore no assurance can be given that the Appraisal reflects the amounts the Company may realize upon a disposition of the assets or the prices at which the Company Common Stock will be traded on or following the Distribution Date.

Risk Factors

     Readers should be aware of the following risk factors to which the Company has been subject in the past, is currently and may in the future be subject, and which could materially adversely affect the performance of the Company. The Company also cautions readers that, in addition to the historical information included herein, this Information Statement includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Information Statement, the words "anticipate," "intend," "plan," "believe," "estimate" and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including, but not limited to, the following factors which could cause the Company's future results and stockholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

     No Prior Market for Company Common Stock and Volatility of Company's Stock Price. There is no current public market for the common stock of the Company.

Although it is anticipated that the SLH Common Stock will initially trade in the over-the-counter market after the Distribution with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, following the Distribution the Company Common Stock will not be listed on a stock exchange and transactions and quotations in the Company Common Stock will not be reported by the National Association of Securities Dealers, Inc. through NASDAQ. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Distribution nor can their be any assurance as to the prices at which the Company Common Stock will trade following the Distribution. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which the Company Common Stock trades may fluctuate significantly.

Although GKB has provided the Seafield Board with its opinion as to the market value of Company Common Stock as of September 30, 1996, on a pro forma basis, there can be no assurance that the appraised value will have any relationship to the prices at which Company Common Stock will trade following the Distribution. Prices for the Company Common Stock will be determined in the trading markets, to the extent that one exists, and may be influenced by many factors, including the depth and liquidity of the market for Company Common Stock, investor perceptions of the Company and its plan to liquidate the bulk of its non Syntroleum assets and thereafter possibly engage in a merger or some other transaction that would effectively dispose of all of its assets. In addition, there is no assurance that the combined prices of the Company Common Stock and the Seafield Common Stock following the Distribution will be equal to or greater than the trading price of Seafield Common Stock prior to the Distribution.

     Because Seafield shareholders generally will be obligated to pay Federal income taxes on the distribution it is possible that there may be a larger number of sellers of Company Common Stock than buyers following the Distribution due to the needs of shareholders to generate the cash necessary to make tax payments. This circumstance could also tend to depress the market price of the Company Common Stock.

     A substantial amount of the total value of the Company's assets will also consist of shares of the Common Stock of Syntroleum. Although these securities are not publicly traded, members of the oil and gas industry have shown interest in the development of plants and technology for the conversion of natural gas into liquid fuels and specialty products. Such interest could contribute significantly to the volatility of prices for Company Common Stock following the Distribution.

     No Assurance that GKB Appraised Value of Company Common Stock at September 30, 1996, will reflect Market Prices Following the Distribution. The GKB
Appraisal of the Company Common Stock that was provided to the Seafield Board in connection with its consideration of the Distribution only reflects GKB's estimate of the fair market value of the Company Common Stock as of September 30, 1996. Except as specified in the Appraisal, the Appraisal does not take into account changes occurring since September 30, 1996. The Appraisal is also based on a number of judgments and assumptions and therefore no assurance can be given that the Appraisal reflects the amounts the Company may realize upon a disposition of the assets or the prices at which the Company Common Stock will be traded on or following the Distribution Date.

     No Representations or Warranties as to the Transfer Assets or Liabilities. The Distribution Agreement and Assignment generally provides that Seafield is transferring the Transfer Assets and Transfer Liabilities to the Company without representation or warranty "as is, where is."

     Potential Losses on Real Estate Assets. Seafield has incurred substantial losses in connection with its real estate development activities. Although, the Company does not plan to engage in any further real estate development activities other than those necessary to maximize the value of the existing real estate assets, there can be no assurance that the Company will be able to realize the book values of the real estate assets as reflected in the Financial Statements.

     Minority Ownership of Syntroleum. Although the Company owns approximately 32.5% of Syntroleum, is the largest stockholder of Syntroleum, has substantial representation on the Syntroleum board of directors and key committees of that board of directors and participate actively in the financing, management and development of that business, Syntroleum is not majority owned by the Company and therefore the Company does not have the absolute right to manage, control or veto the taking of certain actions including, without limitation a merger, sale of all or substantial all of the assets of such entity, the declaration of dividends or the issuance of additional capital stock.. In addition a stockholder's agreement among the Syntroleum Stockholder's restricts the transfer of the Company's holdings of Syntroleum Common Stock.

     Regulation - Possible Application of the Investment Company Act of 1940

     Although the Company believes that immediately following the Distribution it will not be an investment company under the Investment Company Act of 1940 (the "1940 Act"), certain circumstances could occur that would subject the Company to investment company regulation. For example, if more than 40% of the Company's assets consist of investment securities and the Company's percentage ownership interest in Syntroleum should drop below 25% or if the amount of the Company's Miscellaneous assets and other securities held by the Company should become greater than 45% of the Company's total assets or if the income derived from such securities exceeds 45% of the Company's net income after taxes, and if such ratio is not corrected within a year, then the Company could become subject to regulation by the SEC under the 1940 Act. Such regulation could significantly and adversely affect the Company's activities. In order to minimize the likelihood of such event, the Company intends to take such action as may be appropriate to maintain its primary control over Syntroleum and to reinvest the proceeds of sales of its Real Estate and Miscellaneous assets to the extent necessary in Government securities and other operating assets pending any merger or other disposition of the Company's assets and businesses.

     Possible Conflicts with Seafield after the Distribution. Following the Distribution certain executive officers and directors of Seafield will be the executive officers and directors of the Company, and will continue in such dual capacities for an indefinite period of time. The Company and Seafield have also entered into certain agreements providing for (a) the sharing of certain facilities and services for an indefinite period, (b) the orderly separation of Seafield and the Company and the making of the Distribution, and (c) the allocation of certain tax and other liabilities. Because the management of both

Seafield and the Company will be essentially identical following the Distribution for some period of time conflicts may arise with respect to the operation and effect of these agreements and relationships which could have an adverse affect on the Company and its stockholders if not properly resolved. See "TRANSACTIONS BETWEEN THE COMPANY AND SEAFIELD" and "MANAGEMENT; and "BUSINESS AND PROPERTIES -- Legal Matters."

     Impact of Possible Contingent Liabilities and Tax Claims. Under the Distribution and Assignment Agreements the Company will assume all of Seafield's liability for the Tax Claims discussed elsewhere (which have a possible exposure of up to $14.6 million plus interest) and any other claims made against Seafield or liabilities of Seafield arising out of Seafield's operation and ownership of the Transfer Assets. Although the Company and Seafield believe that the financial statements of the Company reflect proper accruals for such contingent liabilities and Tax Claims, no assurance can be given that the accruals will be adequate or that claims for which no accruals have been established will be asserted that could have a material adverse affect on the financial condition and results of operation of the Company following the Distribution. See "BUSINESS AND PROPERTIES -- Legal Matters."

     Company Policy to Not Pay Dividends. It is anticipated that the Company will not pay regular annual or quarterly cash dividends following the Distribution. The Company plans to reinvest amounts derived from the sale of Real Estate and Miscellaneous assets and oil and gas properties in Government securities, and in corporate debt and equity securities and money market instruments to the extent that such investments will not subject the Company to regulation as an Investment Company under the 1940 Act. The Company may also make additional investments in Syntroleum or in existing real estate assets. As further assurance for the Company's obligations in connection with the Distribution, the Company has agreed that it will not pay any dividends in cash or property or redeem any of its capital stock for a period of two years following the Distribution Date, without the consent of the Seafield Board.

     Unavailability of Seafield's Financial and Other Resources. Prior to the distribution Seafield provided substantial financial support to Syntroleum. However, following the Distribution the Company will no longer be a wholly owned subsidiary of Seafield and will no longer be able to rely on Seafield for financial support. Nor will the Company be able to benefit from its relationship with Seafield to obtain credit for the purpose of supporting its operations. Although the Company expects to generate excess cash flows from the liquidation of its real estate and Miscellaneous assets, its assumption of the Tax Claims and its assumption of other contingent liabilities may preclude the use of any such resources to promote its Energy business.

     Dependence upon Key Personnel. The Company is dependent upon the ability and experience of its executive officers. The Company currently has employment contracts with three of the Company's executive officers. The loss of the services of any or all of its executive officers or the Company's inability in the future to attract and retain management and other key personnel could have a material adverse effect on the Company.

     Certain Antitakeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws. Certain provisions of the Company's Articles of Incorporation and Bylaws as will be in effect as of the Distribution, may have the effect of making more difficult an acquisition of control of the Company in a transaction not approved by the Company

Board. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW." The Articles of Incorporation would, in some circumstances, eliminate certain liabilities of the Company directors in connection with the performance of their duties. See "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS."

     Risks Associated with Syntroleum. Syntroleum is a small developmental venture having September 30, 1996, unaudited accumulated deficit of $3.3 million and net shareholders' equity of $1.4 million. Unaudited losses from operations for the nine months ended September 30, 1996, were $766,000. The Syntroleum(R) Process developed by Syntroleum is in direct competition with processes developed by a number of major oil companies which have substantially greater financial and technical resources relative to those available to Syntroleum. Furthermore, the Syntroleum(R) Process has not been tested in a plant designed to produce commercially viable quantities and such testing can not occur until a plant has been developed and constructed, which could take up to two years from the commencement of construction. Although, Syntroleum has entered into joint development and license agreements with Texaco, these agreements do not assure that the development process will be completed or that Texaco will use its license rights to build a plant using the Syntroleum(R) Process. Until a plant using the Syntroleum(R) Process is constructed and placed in profitable operation, Syntroleum will not have assurance of the commercial feasibility of its process or whether it will be able to successfully compete with processes developed by companies having much greater financial resources. Accordingly, there can be no assurance that the Company or its stockholders will realize the amount of the appraised value of the Company's interest in Syntroleum.

Manner of Effecting the Distribution

     It is expected that the Distribution will be consummated on February 28, 1997, the Distribution Date. At the time of the Distribution, share certificates for Company Common Stock will be delivered to American Stock Transfer & Trust Company, as Distribution Agent, for mailing. On or as soon as practicable after the Distribution Date, the Distribution Agent will commence mailing the share certificates to holders of Seafield Common Stock as of the close of business on February 13, 1997 (the "Record Date") on the basis of one share of Company Common Stock and associated Right for each four (4) shares of Seafield Common Stock held on the Record Date. All such shares of Company Common Stock will be validly issued, fully paid, nonassessable and free of preemptive rights. See "DESCRIPTION OF COMPANY CAPITAL STOCK."

     No certificates or scrip representing fractional shares of Company Common Stock will be issued to Seafield shareholders as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of Common Stock of all such sales. Seafield will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Record Date. None of Seafield, the Company or the Distribution Agent will guarantee any minimum sale price for the shares of Company Common Stock, and no interest will be paid on the proceeds.

     NO HOLDER OF SEAFIELD COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF COMPANY COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF SEAFIELD COMMON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE COMPANY COMMON STOCK. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO, OUTSTANDING SHARES OF SEAFIELD COMMON STOCK.

Material Federal Income Tax Consequences of the Distribution

     Introduction. The discussion set forth below is a summary of the material tax consequences respecting the Distribution. The discussion does not purport to be a complete analysis of all of the potential tax effects of the Distribution or of ownership of Company Common Stock (including the Rights) following the Distribution. The discussion is limited to United States Federal income tax matters. The discussion is based upon the Internal Revenue Code of 1986, Treasury regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect, by legislative, judicial, or administrative action.

     The discussion does not address the tax consequences of receipt of the Distribution to taxpayers which are subject to special rules that do not apply to taxpayers generally, such as life insurance companies, tax-exempt organizations, regulated investment companies, S corporations, financial institutions, broker-dealers in securities, foreign entities, and nonresident alien individuals.

     The discussion insofar as it relates to legal matters is a summary of the Tax Opinion provided by Lathrop & Gage L.C., to the Seafield Board, a copy of which is appended as an exhibit to the Registration Statement. The Tax Opinion is based on certain factual representations and assumptions concerning Seafield and the Company. Seafield is not aware of any present facts or circumstances which would cause such representations and assumptions to be untrue. Seafield has not sought, and it does not intend to seek, a ruling from the IRS as to any of the matters covered by the discussion.

     THE TAX CONSEQUENCES OF RECEIVING THE DISTRIBUTION AND OWNING COMPANY COMMON STOCK (INCLUDING RIGHTS) MAY VARY DEPENDING ON A HOLDER'S PARTICULAR SITUATION. SEAFIELD SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF RECEIPT OF THE DISTRIBUTION AND OWNERSHIP OF COMPANY COMMON STOCK (INCLUDING RIGHTS), INCLUDING BUT NOT LIMITED TO THE APPLICATION TO THEM OF FEDERAL ESTATE AND GIFT, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

     Receipt of the Distribution by Seafield Shareholders. The Distribution will be a taxable event to Seafield's shareholders for Federal income tax purposes. The amount of the Distribution received by each Seafield shareholder for Federal income tax purposes will be the fair market value of the SLH Common Stock (including the rights) received by such shareholder as of the Distribution Date (including the fair market value of fractional shares). The amount of the Distribution received by each Seafield shareholder will be treated as a dividend (i.e., as ordinary income) to such shareholder to the extent of such shareholder's pro rata share of Seafield's current and accumulated earnings and profits as computed for Federal income tax purposes. The amount of the Distribution received by each Seafield shareholder that is not treated as a dividend will first be treated as a nontaxable return of capital to the extent of such shareholder's basis in its Seafield Common Stock, and then as an amount received by such shareholder from the sale or exchange of property. The amount that is treated as received by a Seafield shareholder from the sale or exchange of property will generally be a capital gain, and the capital gain will be long-term capital gain if the shareholder has held its Seafield stock for more than one year. For purposes of determining the amount of the Distribution received by a Seafield shareholder that constitutes a dividend, the shareholder's pro rata share of Seafield's current and accumulated earnings and profits will be based on the shareholder's percentage ownership of Seafield Common Stock.

     Based on Seafield's current level of accumulated earnings and profits it is believed that all or a substantial amount of the Distribution will result in the recognition by Seafield's shareholders of ordinary income.

     Each Seafield shareholder for Federal income tax purposes will acquire an initial tax basis in such shareholder's Company Common Stock equal to the fair market value of the property, i.e., the value of the Company Common Stock (including the Rights), that is received by such shareholder as of the Distribution Date. Each Seafield shareholder's holding period for Company Common Stock received in the Distribution will begin on the Distribution Date. Also, certain special rules, that permit a deduction for certain dividends received by a corporation, will generally apply in the case of corporations that receive the Distribution, as described below under the caption "Special Rules Applicable to Corporate Shareholders -- Deduction for Dividends Received."

     As mentioned above, the amount of the Distribution received by each Seafield shareholder for Federal income tax purposes will be the fair market value of the property, i.e., the value of the Company Common Stock (including the Rights), that is received by such shareholder as of the Distribution Date (including the fair market value of fractional shares). Seafield will make a determination of the fair market value of the SLH Common Stock as of the Distribution Date after such date based on a number of factors that will include, without limitation, the trading price of SLH Common Stock at or near the Distribution Date and information and advice to be received by Seafield from GKB. Prior to January 31, 1998 Seafield will report the amount of the Distribution received by each shareholder to such shareholder and to the IRS on IRS Form 1099- DIV.

     There is no assurance that the IRS or the courts will agree that the amount of the Distribution received by a Seafield shareholder is the amount determined by Seafield, and it is possible that the IRS and the courts will ultimately determine that Seafield's shareholders, or some of them, received a larger Distribution for Federal income tax purposes than the amounts reported to them by Seafield. If the IRS were to challenge the amount of the Distribution reportable by any Seafield shareholder on such shareholder's Federal income tax return, then such shareholder would have to bear the expense and effort of defending against or otherwise resolving such challenge.

     Special Rules Applicable to Corporate Shareholders -- Deduction for Dividends Received. A corporate holder of Seafield Common Stock will generally be entitled, in computing its taxable income for the tax year in which the Distribution occurs, to a deduction in an amount equal to 70 percent of the amount of the Distribution received by it that constitutes a dividend. This deduction does not apply to any portion of the Distribution that constitutes a return of capital or taxable gain, and it is subject to several limitations as described in the following paragraphs.

     The dividends received deduction will be available only for dividends received on shares of Seafield Common Stock that the corporate holder has held for at least 46 days, or at least 91 days if the Distribution is deemed to be attributable to a period or periods aggregating more than 366 days. A holder's holding period for these purposes generally will be reduced by periods during which: (i) the holder has an option to sell, is under a contractual obligation to sell, or has made (but not closed) a short sale of substantially identical stock or securities; (ii) the holder is the grantor of an option to purchase substantially identical stock or securities; or (iii) the holder's risk of loss with respect to the shares is considered diminished by reason of the holding of one or more positions in substantially similar or related property.

     In addition to the foregoing, no dividends received deduction will be allowed to a corporate holder of Seafield Common Stock for a dividend received by such holder with respect to such stock to the extent that the holder is obligated (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. The dividends received deduction allowed to a corporate holder of Seafield Common Stock with respect to all dividends received by such holder during the tax year in which the Distribution occurs, and not simply the amount of the Distribution that is a dividend or other dividends received by such holder from Seafield, will be limited to a specified proportion of the holder's adjusted taxable income for such year. Also, the dividends received deduction allowed to a corporate holder may be reduced or eliminated in accordance with the rules set forth in Section 246A of the Code if the holder has indebtedness that is directly attributable to its investment in portfolio stock, such as the Seafield Common Stock.

     Special rules may apply to a corporate holder of Seafield Common Stock if the amount of the Distribution received by such holder is considered to be an "extraordinary dividend" within the meaning of Section 1059 of the Code. If the amount of the Distribution received by a corporate holder constitutes an extraordinary dividend with respect to such holder's Seafield Common Stock, and if the holder has not held such stock for more than two years before Seafield declared, announced, or agreed to the amount or payment of such dividend, whichever is earliest, then the holder's basis in the stock will be reduced (but not below zero) by any non-taxed portion of the dividend, which generally is the amount of the dividends received deduction. For purposes of determining if Seafield Common Stock has been held for more than two years, rules similar to those that are applicable to determining how long such stock has been held for purposes of the dividends received deduction will apply. Upon the sale or disposition of Seafield Common Stock, any part of the non-taxed portion of an extraordinary dividend that has not been applied to reduce basis because of the limitation on reducing basis below zero will be treated as gain from the sale or exchange of such stock.

     The amount of the Distribution received by a corporate holder of Seafield Common Stock generally will constitute an "extraordinary dividend" if the amount received by such holder: (i) equals or exceeds five percent of the holder's adjusted basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or (ii) exceeds 20 percent of the holder's adjusted basis in the stock (determined without regard to any reduction for the non-taxed portion of other extraordinary dividends), treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the stock, rather than its adjusted basis, for purposes of applying the five percent and 20 percent limitations, if the holder is able to establish such fair market value to the satisfaction of the IRS.

     In addition to the foregoing rules which limit the dividends received deduction, a corporate holder of Seafield Common Stock in general may, for purposes of computing its alternative minimum tax liability, be required to include in its alternative minimum taxable income the amount of any dividends received deduction allowed in computing regular taxable income.

     Payment of the Distribution by Seafield. Distributions of property made by Seafield to its shareholders with respect to their stock, such as the Distribution, must in certain circumstances be treated as if Seafield sold the property in a taxable sale at its fair market value. This rule will apply to the Distribution if Seafield's tax basis in the distributed property is less than the fair market value of the property at the Distribution Date. Seafield estimates that if the fair market value of the Company Common Stock (including the Rights) distributed in the Distribution exceeds Seafield's tax basis in such property at the Distribution Date, the Distribution will be treated as a taxable sale to Seafield and Seafield will recognize gain on the Distribution in an amount equal to the excess of the fair market value of the distributed property on the Distribution Date over Seafield's tax basis on such property. If, however, Seafield's tax basis in the Company Common Stock (including the Rights) exceeds the fair market value of such property on the Distribution Date, then no gain or loss will be recognized by Seafield on the Distribution. As described above, the amount of the Distribution (i.e., the fair market value of the property that is distributed) will be determined by Seafield after the Distribution based on a number of factors that will include, without limitation, the trading price of Company Common Stock at or near the Distribution Date and information and advice to be received by Seafield from GKB.

     Tax Consequences of Distribution to the Company. The Distribution by Seafield to its shareholders, although consisting of Company Common Stock and the Rights, will have no tax consequences to the Company. Immediately preceding the Distribution, however, Seafield will transfer the Transfer Assets and Transfer Liabilities to the Company and, in exchange, the Company will issue to Seafield the Company Common Stock (including the Rights) to Seafield that will be distributed by Seafield in the Distribution. In that transaction the Company will acquire a tax basis in the Transfer Assets that, in general, is equal to Seafield's tax basis in such assets increased by any gain recognized by Seafield on such transaction. It is anticipated that Seafield will not recognize any gain on the transfer of the Transfer Assets and Transfer Liabilities to the Company, and therefore it is anticipated that the Company's tax basis in the Transfer Assets will be the same as Seafield's tax basis in such assets.

     Tax Reporting. As indicated above, the amount of the Distribution received by each Seafield shareholder will be determined by Seafield after the Distribution is made based on a number of factors that will include, without
limitation,   the  trading  price  of  Company  Common  Stock  at  or  near  the
Distribution Date and information and advice received by Seafield from GKB. After this determination is made (and not later than January 31, 1998) Seafield will report the amount of the dividend received by each shareholder to such shareholder and to the IRS on IRS Form 1099-DIV.

     Backup Withholding. Under Section 3406 of the Code and applicable regulations thereunder, a holder of Seafield Common Stock may be subject to backup withholding at the rate of 31 percent with respect to the amount of the Distribution paid to such holder on such stock. If: (i) the shareholder ("payee") fails to furnish or certify a taxpayer identification number to the payor; (ii) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect; (iii) there has been a "notified payee underreporting" described in Section 3406(c) of the Code; or (iv) there has been a "payee certification failure" described in Section 3406(d) of the Code, then Seafield generally will be required to withhold an amount equal to 31 percent of the amount of the Distribution paid to such shareholder with respect to such Shareholder's Seafield Common Stock. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's Federal income tax liability or as a refund.

No Market for Company Common Stock

     There is no current public market for the common stock of the Company. Although it is anticipated that the SLH Common Stock will initially trade in the over-the-counter market after the Distribution with quotations being published in the OTC Bulletin Board and the NQB Pink Sheets, following the Distribution the Company Common Stock will not be listed on a stock exchange and transactions and quotations in the Company Common Stock will not be reported by the National Association of Securities Dealers, Inc. through NASDAQ. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Distribution nor can their be any assurance as to the prices at which the Company Common Stock will trade following the Distribution. Prices at which Company Common Stock may trade prior to the Distribution on a "when-issued" basis (see the following paragraph) or after the Distribution cannot be predicted. Until the Company Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the Company Common Stock will trade will be determined by the marketplace, and may be influenced by many factors, including, among others, the proportional value of the Company's asset base, cash flows, profits or other measure of value in relation to the prices of the Seafield Common Stock prior to the Distribution, the depth and liquidity of the market for such shares, investors' perceptions of the Company and the economic sectors in which it participates, the Company's policy to not pay dividends, and general economic and market conditions. Such prices may also be affected by certain provisions of the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws, as amended (the "Bylaws"), as each will be in effect following the Distribution, that are substantially similar to existing provisions of Seafield's Articles of Incorporation and Bylaws, as well as the Rights, which may make the acquisition of control of the Company without the approval of the Board of Directors of the Company (the "Company Board") more difficult than would be the case in the absence of such provisions. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW."

     In "when-issued" trading, contracts for the purchase and sale of shares of stock are made prior to the issuance of such shares in the same manner as currently issued shares, except that when-issued contracts are settled by delivery of and payment for the shares on a date chosen by the particular exchange on which such shares are to be listed. Ordinarily, in connection with a distribution of stock such as described in this Information Statement, the date fixed for settlement of when-issued contracts relating to such stock is the fourth business day after distribution of such stock. Shareholders who may wish to effect a when-issued trade in Company Common Stock should consult their brokers for additional details.

     Based on the number of record holders of Seafield Common Stock as of November 30, 1996, the Company will initially have approximately 1,792 shareholders of record. Approximately 1.6 million shares of Company Common Stock will be outstanding based on the number of shares of Seafield Common Stock outstanding as of November 30, 1996. The transfer agent and registrar for the Company Common Stock will be American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, N.Y. 10005. Telephone (718) 921-8200. For certain information regarding options to purchase Company Common Stock that are expected to be outstanding after the Distribution, see "EXECUTIVE COMPENSATION."

     Shares of Company Common Stock and associated Rights distributed to Seafield shareholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company as well as principal shareholders of the Company, if any. Persons who are affiliates of the Company will be permitted to sell their shares of Company Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as an exemption afforded by Rule 144 thereunder.

Company Common Stock Dividend Policy.

     It is anticipated that the Company will not pay regular annual or quarterly cash dividends following the Distribution. The Company plans to reinvest amounts derived from the sale of Real Estate and Miscellaneous assets in Government securities, and in corporate debt and equity securities and money market instruments to the extent that such investments will not subject the Company to regulation as an Investment Company under the 1940 Act. The Company may also make additional investments in Syntroleum or in existing real estate assets. As further assurance for the Company's obligations in connection with the Distribution, the Company has agreed that it will not pay any dividends in cash or property or redeem any of its capital stock for a period of two years following the Distribution Date, without the consent of the Seafield Board. That covenant will also limit the extent to which the Company may pay dividends or otherwise effect a complete liquidation prior to such date.

     It is anticipated that, following the Distribution, Seafield will initially pay quarterly cash dividends at the current quarterly rate of $0.30 per share of Seafield Common Stock.

Conditions and Termination

     The Distribution is conditioned upon (1) certain transactions (including transfers of certain assets and liabilities to the Company contemplated by the Distribution Agreement) having been consummated in all material respects (see

"ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY RELATING TO THE DISTRIBUTION -- Distribution Agreement"); (2) the Registration Statement on Form 10 (the "Registration Statement") having been filed with the Securities and Exchange Commission (the "Commission") and having become effective and no stop order being in effect with respect thereto; (3) all authorizations, consents, approvals and clearances of all federal, state, local and foreign governmental agencies required to permit the valid consummation of the transactions contemplated by the Distribution Agreement having been obtained, without any conditions being imposed that would have a material adverse effect, and all statutory requirements for such valid consummation having been fulfilled; (4) Seafield having provided the NMS with prior written notice of the Record Date as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the NMS; (5) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, being in effect preventing the payment of the Distribution; and (6) the Distribution being payable in accordance with applicable law. To the knowledge of the Company, the only material governmental authorizations required to permit the valid consummation of the transactions contemplated by the Distribution Agreement is the effectiveness of the
Registration Statement. Even if all the above conditions are satisfied, the Distribution Agreement may be amended or terminated, and the Distribution may be abandoned, at any time prior to the Distribution Date for any reason, in the sole discretion of the Seafield Board.

ARRANGEMENTS BETWEEN SEAFIELD AND THE COMPANY RELATING TO THE DISTRIBUTION

     For the purpose of structuring the Distribution and certain of the relationships between Seafield and the Company after the Distribution, Seafield and the Company will enter into the Distribution Agreement, a Facilities Sharing and Interim Services Agreement (the "Interim Services Agreement")," a Blanket Assignment, Bill of Sale, Deed and Assumption Agreement (the "Assignment") and a Tax Sharing Agreement (the "Tax Sharing Agreement"). All of these are described below and are included as exhibits to the Registration Statement filed with the Commission, of which this Information Statement is a part. The following summaries are qualified in their entirety by reference to the agreements as filed.

Distribution Agreement and Assignment

     The Distribution Agreement and Assignment provide for, among other things, the principal corporate transactions required to effect the Distribution and certain other matters governing the relationship between Seafield and the Company with respect to or in consequence of the Distribution.

     Transfer Assets and Liabilities. Subject to certain exceptions described below, the Distribution Agreement contains provisions designed principally to place with the Company (1) the Transfer Assets and the personnel currently involved in the management of those assets and (2) and the Transfer Liabilities, which include Seafield's financial responsibility for known and contingent or unknown liabilities which relate directly to the Real Estate, Energy and Miscellaneous businesses and assets as conducted on the Distribution Date and certain other liabilities of Seafield described in the Distribution Agreement, including Seafield's obligations under the Tax Claims described under "BUSINESS
- Legal Matters."
                                       22

     As security for the Company's obligations in connection with the Distribution, the Company has agreed in the Distribution Agreement that it will not pay any dividends in cash or property or redeem any of its capital stock for a period of two years following the Distribution Date, without the consent of the Seafield Board. That covenant will also limit the extent to which the Company may pay dividends or otherwise effect a complete liquidation prior to such date.

     Contingent Claims and Insurance. There is pending litigation which will be the responsibility of the Company following the Distribution. See "BUSINESS AND PROPERTIES -- Legal Matters." Under the Distribution Agreement, the Company will be entitled to the benefit of insurance coverage under Seafield policies, to the extent such insurance coverage existed and is available, for claims relating to the ownership or operation of the Transfer Assets by Seafield prior to the Distribution Date subject to, among other things, the obligation to reimburse Seafield for increases in insurance premiums as a result of payments for such claims.

     Employee Benefits. The Distribution Agreement and Assignment contain a number of provisions relating to current and former employees. The provisions generally contemplate that the Company will assume no obligations or liabilities with respect to employee plans or benefits prior to the Distribution Date and that after the Distribution Date, the Company will be responsible for providing employee benefits for certain Seafield personnel, primarily consisting of employees of Scout, that become employees of the Company. The agreements also contemplate that the Company will contract with Seafield for executive and administrative services as described under the Interim Services Agreement described below.

     The Distribution Agreement provides that the following actions will be taken with respect to Seafield employee benefit plans: (a) as soon as practicable after the Distribution Date, Seafield and the Company will cause the Seafield Pension and 401(k) Plans to distribute to Company employees their interests in those plans; (b) The Seafield Stock Purchase Plan will continue in effect and will remain a retained liability of Seafield; (c ) obligations under the Seafield Stock Option Plans will remain a liability of Seafield; (d) obligations of Seafield under Seafield Supplemental Retirement Agreements, Seafield Severance Agreements, Seafield Termination Compensation Agreements and Seafield Indemnification Agreements (as defined in the Distribution Agreement") shall continue to be a retained liability of Seafield; and (e) the Company shall assume and be responsible for the obligations of Seafield to any Company employee with respect to accident and health insurance and similar benefits.

     No adjustments will be made under the Seafield Stock Option Plans with respect to the Distribution. Accordingly, the holders of options to purchase Seafield Common Stock under the Seafield Stock Option Plans may wish to consider the desirability of exercising those options at least 5 business days prior to the Record Date for the Distribution. However, persons intending to exercise options should understand that the Seafield Board may terminate the Distribution at any time prior to the Distribution Date and therefore there can be no assurance that a timely exercise of any option under the Seafield Stock Option Plans will entitle the holder of purchased shares to receive shares of the Company Common Stock.

     The Distribution Agreement provides that Seafield and the Company will take all action necessary to cause the Company to provide to each officer of the Company employment agreements and participation in a new Company Stock Incentive Plan, as defined and described in "EXECUTIVE COMPENSATION."

     No Representations or Warranties. The Distribution Agreement and Assignment provide that Seafield is transferring the Transfer Assets and Transfer Liabilities to the Company without representation or warranty "as is, where is," except as otherwise expressly provided.

     Conditions. The Distribution Agreement provides that the Distribution is subject to a number of conditions which are described under "THE DISTRIBUTION -- Conditions and Termination." The Distribution Agreement may be amended or terminated, and the Distribution may be abandoned, or conditions thereto may be waived, at any time prior to the Distribution Date for any reason, in the sole discretion of the Seafield Board.

Interim Services Agreement

     At present all of Seafield's operations are conducted by 17 employees from 13,674 square feet of leased offices at 2600 Grand Boulevard, Kansas City, Missouri (the "Lease"). Under the Distribution and Assignment Agreements Seafield will transfer the Lease to the Company and all Seafield employees will remain employees of Seafield (the "Seafield Personnel") except 15 employees of Scout Development Corporation and its subsidiaries (the "Company Personnel"). In particular, Messrs. Jacobs, Seward, and Fitzwater and other administrative personnel will remain officers and employees of Seafield while also serving the Company under the Interim Services Agreement.

     On or prior to the Distribution Date Seafield and the Company will enter into the Interim Services Agreement for the purpose of permitting Seafield and the Company to continue to jointly use their respective personnel and facilities until either party elects to terminate the arrangement. Under the arrangement, Seafield agrees to provide to the Company during the term of the arrangement all services required by the Company for the operation of the offices of the Company's Chairman, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer together with clerical and administrative services, but not including services required exclusively by Scout Development Corporation and its subsidiaries. In exchange for those services, the Company agrees to provide the retained Seafield Personnel with office facilities and equipment sufficient for the conduct of Seafield's activities. Following the Distribution, Seafield and the Company will review the amount of personnel and facilities used under the arrangement and each will reimburse the other to the extent that the exchange of facilities for services is not equivalent.

Tax Sharing Agreement

     Generally. In connection with the Distribution the Company and Seafield will enter into a Tax Sharing Agreement which provides, among other things, for the allocation among the parties thereto of Federal, state, local, and foreign tax liabilities for all periods through the Distribution Date. Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS and does not affect the joint and several liability of Seafield and its subsidiaries to the IRS for all Federal taxes owed to the IRS by such corporations.

     Prior Tax Agreement. Seafield and all of its subsidiaries are currently members of a consolidated group of corporations that files consolidated Federal income tax returns, and all of these corporations are parties to a tax sharing agreement dated August 1, 1990 that governs their relationship as members of this consolidated group (the "Prior Tax Agreement"). The Tax Sharing Agreement modifies and amplifies the Prior Tax Agreement in certain respects and expressly provides that the Prior Tax Agreement, as so modified and amplified, will continue in full force and effect with respect to all tax returns for periods beginning prior to the Distribution Date that are otherwise covered by such Prior Tax Agreement.

     Under the Prior Tax Agreement each member of the Seafield consolidated group is essentially liable for the amount of Federal income tax that it would pay if it filed a separate Federal income tax return. As a result of the continuation of the Prior Tax Agreement, among other things, Seafield will be responsible and liable for all Federal income tax liability attributable to it as the payor of the Distribution. See "THE DISTRIBUTION -- Material Federal Income Tax Consequences of the Distribution -- Payment of the Distribution by Seafield." Also under the Prior Tax Agreement as continued in effect by the Tax Sharing Agreement, each subsidiary of the Company will be liable to Seafield and will pay to Seafield after the Distribution Date an amount equal to any Federal income tax liability attributable to income generated by the subsidiary prior to such date and Seafield will be liable to the Company and will pay to the Company after the Distribution Date an amount equal to any Federal income tax savings attributable to losses generated by the subsidiary prior to such date..

     Other Matters. The Tax Sharing Agreement generally provides that the parties will cooperate with each other in the preparation and filing of tax returns and with regard to handling post-filing audits and similar proceedings. The Tax Sharing Agreement expressly provides that it does not deal with the liability of the parties with respect to the Tax Claims or any tax liabilities that arise out of or are related to the Tax Claims, since such liability is the subject of the Distribution Agreement and the Assignment.

                              BUSINESS AND PROPERTIES

Overview

     The Company is primarily engaged in the business of managing, developing and disposing of Real Estate and Energy businesses and Miscellaneous assets to be acquired from Seafield immediately prior to the Distribution (the "Transfer Assets").

     Real Estate assets, as of September 30, 1996, consist of (a) the remaining inventory from three high end condominium developments located in Santa Fe, New Mexico (comprising 31 completed homes that have been priced for sale between $225,000 and $750,000; "Quail Run") and Juno Beach, Florida (primarily comprising three homes that have been priced for sale between $800,000 and $3.0 million, the "Juno Beach Homes"); (b) a seven story parking garage in Reno, Nevada (the "Reno Parking Garage"); (c) a 49.9% interest in a community shopping center in Gillette, Wyoming (the "Shopping Center Interest"); and (d) approximately 1,147 acres of undeveloped land, with 370 acres in Houston, Texas, approximately 547 acres in the vicinity of the Alliance Airport, in Ft. Worth, Texas, 205 acres in West Ft. Worth, Texas, 9 other acres in Corinth, Texas and 16 acres at the intersection of 119th Street and Interstate 35 in the southern portion of the Kansas City metropolitan area (the "Undeveloped Land"). The total Real Estate inventory had an aggregate book value as of September 30, 1996, of approximately $29.4 million.

     Energy assets consist of a 32.5% interest in Syntroleum Corporation ("Syntroleum") and minority interests in four oil and gas general partnerships which have working interests in producing wells in the Gulf of Mexico (the "Oil & Gas Properties").

      Syntroleum is the developer and owner of a patented process and several related proprietary technologies ("Syntroleum(R) Process") for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels such as diesel, kerosene (used by jet aircraft) and naphtha and related non fuel chemical feedstocks and lubricants. Syntroleum is currently engaged in negotiations for the licensing of the Syntroleum(R) Process with major oil companies. Because Syntroleum continues to be in the developmental phase of its operations, no assurances can be given that it will be able to successfully conclude any license or agreement on a favorable basis or that a commercially viable Syntroleum(R) Process plant will be constructed and successfully operated.

     The Company also owns other assets consisting primarily of (a) three investments in privately held venture capital limited partnerships having an aggregate book value at September 30, 1996, of $1,364,538, (b) a common stock interest in Oclassen Pharmaceuticals, Inc. a privately owned pharmaceutical manufacturer, which is proposed to be converted into approximately 183,673 shares of the common stock of Watson Pharmaceuticals, a publicly traded company, the shares of which were last traded on December18, 1996, at $41.37 per share, and (c) a preferred stock interest in Norian Corporation, a privately owned developer of proprietary bone substitute technology which had a book value of approximately $1.0 million at September 30, 1996, ("Miscellaneous Assets").

     The Company has agreed to assume liabilities relating to the Transfer Assets as well as certain contingent Seafield liabilities ("Transfer Liabilities"), including Seafield's liability for disputed income taxes which the Internal Revenue Service claims to be owed by Seafield for its 1986, 1987, 1988, 1989 and 1990 tax years and which the State of California claims to be owed for the 1987, 1988 and 1989 years (the "Tax Claims"). The Tax Claims amount to approximately $14.6 million, plus interest. Although the Company believes that a combination of defenses against the claims and contested offsetting tax losses generated by a real estate project sold at a loss in 1990, could result in a positive outcome, the Company can not provide any assurance that its defense of such claims will be successful. See "BUSINESS - Legal Matters."

     The Company is engaged in the sale of all of its assets in the ordinary course other than Syntroleum. Following the liquidation of non Syntroleum assets, the Company plans to continue to promote the management, growth and development of Syntroleum or it may engage in a merger or some other transaction that would effectively dispose of all of its assets.

     The Company's historical operating results during the past four years reflect the sale or other disposition of a number of real estate assets and other significant Seafield investments, all of which have culminated in net capital loss carry forwards at Seafield in the approximate amount of $ 13.0 million. It is the intent of Seafield to utilize such losses in connection with the Distribution to offset as much as possible any gains that Seafield is required to recognize for Federal income tax purposes as a result of making the distribution. However, none of such losses may be applied against any ordinary income that Seafield shareholders will realize as the result of their receipt of shares of Company Common Stock in the Distribution.

     As a result of the Distribution, Seafield will own no shares of Company Common Stock and the Company will operate as an independent publicly traded company. The Company's principal executive offices are located at 2600 Grand Boulevard, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141, and its telephone number is (816) 842-7000.

Management and Disposition of Real Estate Assets.

     Real Estate assets at September 30, 1996 primarily consists of (a) the remaining inventory of three high end condominium developments comprising 34 homes in the Quail Run and Juno Beach Developments (the "Homes"); (b) the Reno Parking Garage; (c) the Shopping Center Interest in Gillette, Wyoming and (d) the approximately 1,147 acres of undeveloped real estate consisting of the Houston, Fort Worth and Kansas City Tracts (the "Undeveloped Land"). The Real Estate assets are held by Scout Development Corporation and its wholly owned subsidiary Scout Development Corporation of New Mexico (collectively, "Scout"). Scout and its assets will be a wholly owned subsidiary of the Company following the Distribution.

     The following table shows the book value of the inventory of the Company's Real Estate Assets as of September 30, 1996:

                               REAL ESTATE INVENTORY

                                                              Book Value as of
      Asset                              Location            September 30, 1996
      -----                              --------            ------------------
The 34 Residential Condominiums     Santa Fe New Mexico
                                      and Juno Beach, Fla.      $ 17,413,000
The Reno Parking Garage             Reno, Nevada                   3,360,000
The Houston Tract                   Houston, Texas                 3,536,000
The Fort Worth Tracts               Ft Worth, Texas                3,029,000
The Kansas City Tract               Olathe, Kansas                 2,380,000
                                                                   ---------
                                                                  29,718,000
The Shopping Center Interest        Gillette, Wyoming               (280,000)
                                                                  ----------
    Total .............................................         $ 29,438,000

     The Quail Run and Juno Beach residential condominium developments consist of inventory remaining from real estate development projects commenced by Scout. The Juno Beach homes consists of two exclusive ocean front homes, each of which are listed for sale at $3.0 million, a third home within another project in the same area listed for sale at $800,000 and three marina boat slips. The Quail Run properties consist of 31 homes ranging in listing prices from $225,000 to $750,000. The company is actively involved in the marketing of these properties and anticipates that approximately two years will be required to complete all home sales. Following the disposition of these newly constructed homes, the Company will continue to have warranty obligations. None of the home properties are subject to any mortgage or material encumbrance.

     The Reno Parking Garage is a seven story 850-space parking garage located in downtown Reno, Nevada. Scout owns the building unencumbered except for a ground lease which expires on February 28, 2023 and which calls for annual lease payments in the amount of $294,000. The building contains a total of 144,500 square feet of leasable parking space.

Parking revenue totaled approximately $744,000 or $875 per space or $5.15 per square foot in 1995. In addition, 8,258 square feet located on the ground floor of the garage is leased to a retail tenant under a 15-year lease. Revenue from the retail lease during 1995 was $133,800 or $16.20 per square foot. In addition to basic rent, the retail tenant is responsible for its pro rata share of real estate taxes and insurance. During 1995, $5,200 was collected from the retail tenant for taxes and insurance. Scout is presently actively marketing the property for sale.

     The Shopping Center Interest consists of a 49.9% joint venture interest in a retail shopping center containing approximately 163,000 square feet of net leasable area and 14 acres of undeveloped land in Gillette, Wyoming. At the end of 1995, the center was 75% occupied. Rental revenue totaled $686,000 for 1995. The average annual gross rental per occupied square foot was $6.10. In addition to rental revenue, tenants are responsible for their share of common area maintenance (CAM). During 1995, CAM collections from tenants totaled $77,000. The property is subject to industrial revenue refunding bonds pursuant to a refinancing in 1996 in the amount of $6.17 million that are secured by a bank letter of credit and guaranteed by Scout. The letter of credit is secured by a $3.15 million Treasury Note pledged by Seafield to the issuer of the letter of credit; the Treasury Note is included in the Transfer Assets and will be owned by the Company following the Distribution.

     The Undeveloped Land consists of an aggregate of approximately 1,147 acres of undeveloped land, with 370 acres in Houston, Texas, approximately 547 acres in the vicinity of the Alliance Airport, in Ft. Worth, Texas, 205 acres in West Ft. Worth, Texas, 9 other acres in Corinth, Texas, and 16 acres at the intersection of 119th street and Interstate 35 in the southern portion of the Kansas City metropolitan area. The zoning for the tracts other than the Kansas City Tract varies from residential to light commercial, with the Kansas City Tract being zoned for commercial use. None of the property is developed, none is encumbered with any mortgages, except for a $1.2 million nonrecourse mortgage on the Kansas City Tract, and all is being actively marketed as is.

     The Company does not plan to engage in further development of any of the Real Estate Assets except to the extent necessary to maximize the value of the properties on hand. Following the disposition of all properties it intends to terminate its real estate operations.

     The Company also owns an interest in certain contingent accounts receivable of Tenenbaum & Associates, Inc. ("TAI"), a real estate tax consulting firm, the business of which was sold in 1995. The book value of the receivables at September 30, 1996, was $800,000. The Company also has and is actively marketing a leasehold interest in approximately 14,985 square feet of space located on the second floor of an office building in Kansas City, Missouri that was formerly occupied by TAI and that was vacant as of November 30, 1996. The lease, which expires on May 31, 2000, calls for rents of approximately $19,318 per month, subject to yearly increases of approximately $850.

     Environmental.   Scout  is  subject   to  the   following   United   States
environmental laws: Clean Air Act, Comprehensive Environmental Response, Compensation, and Liability Act, Emergency Planning and Community Right-to-Know Act, Federal Water Pollution Control Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and Toxic Substances Control Act, all as amended. Scout is also subject to the United States environmental regulations promulgated under these acts, and also is subject to state and local environmental regulations which have their foundation in the foregoing United States environmental laws.

     As is the case with many companies, Scout faces exposure to actual or potential claims and lawsuits involving environmental matters. However, no such claims are presently pending and Scout has not suffered, and does not anticipate that it will suffer, a material adverse effect as a result of any past action by any governmental agency or other party, or as a result of compliance with such environmental laws and regulations.

Business and Management of Syntroleum

     Background. The Company owns 5,950,000 shares which constitutes approximately 32.5% of outstanding Syntroleum Common Stock. The shares were acquired by the Company over a number of years for an aggregate of approximately $2.1 million. Syntroleum is the developer and owner of a patented process and several related proprietary technologies ("Syntroleum(R) Process") for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels such as diesel, kerosene (used by jet aircraft) and naphtha and related non fuel chemical feedstocks and lubricants.

     Syntroleum is a privately owned corporation that was founded in 1984 by Kenneth Agee. Mr. Agee is a chemical engineer who is the inventor of most of Syntroleum's proprietary technology, the Chairman and Chief Executive Officer and a principal stockholder of Syntroleum. Syntroleum built an initial two barrel per day pilot plant in 1990-1991 with the proceeds of the Company's first significant investment in 1988. In 1995 Syntroleum substantially up graded the pilot plant to conduct additional tests. Recently, Syntroleum entered into a joint development agreement and master license agreement with Texaco. Under the joint development agreement Texaco and Syntroleum have agreed to pool resources for the refinement of certain aspects of the Syntroleum(R) Process. Under the master license agreement Syntroleum has granted Texaco a nonexclusive license to use the Syntroleum(R) Process outside North America (United States, Canada and Mexico), China and India for the construction of processing plants and the production of liquid fuels.

     Syntroleum's strategy is to license the Syntroleum(R) Process on a non exclusive basis to producers of natural gas and oil and gas processors in exchange for license fees and royalties, to market the principal catalyst used in the Syntroleum(R) Process to plant operators (the " Catalyst") and to construct and operate its own plants in the United States and other parts of the world for the production of chemical feedstocks and lubricants.

     The Syntroleum(R) Process. Syntroleum's Syntroleum(R) Process essentially involves two catalytic reactions - the first reaction converts natural gas into synthesis gas ("syngas"). In the syngas reaction, natural gas consisting primarily of methane, is combined at high temperature with air, consisting primarily of oxygen and nitrogen, in a proprietary reactor utilizing a commercially available catalyst to form syngas. The resulting syngas consists primarily of carbon monoxide and hydrogen that is "diluted" with nitrogen. The second reaction converts the syngas into hydrocarbons which are primarily liquid at room temperature through a catalytic reaction commonly referred to as the Fischer-Tropsch reaction. In the Fischer-Tropsch reaction, the syngas flows into a reactor containing a proprietary catalyst developed by Syntroleum. As the syngas passes over the catalyst, it is converted into hydrocarbons of various molecular weights, with by-product water and carbon dioxide also being produced. The hydrocarbons and water drain from the reactor vessel and are subsequently separated. Both reactions generate considerable amounts of heat. The nitrogen helps to remove a portion of the heat from the reactor and is ultimately vented into the atmosphere. The Syntroleum(R) Process contemplates that a portion of the excess heat energy will be used in the compression energy necessary for the syngas and Fischer-Tropsch reactions, with any remaining surplus heat energy being converted for commercial sale if circumstances permit. Energy integration is a key component of the capital efficiency of the Syntroleum(R) Process and is the subject of several patent applications that Syntroleum has in process.

     The Syntroleum(R) Process involves a number of unique characteristics that differentiate it from competing processes developed or under development by a number of large companies. The Syntroleum(R) Process utilizes oxygen directly from the atmosphere for the syngas reaction while others utilize pure oxygen to create a syngas that is free of nitrogen. This difference significantly reduces costs and equipment to produce syngas in the Syntroleum(R) Process. The Syntroleum(R) Process also utilizes a unique catalyst under development by Syntroleum for use in the Fischer-Tropsch conversion reaction. The Catalyst produces hydrocarbon molecules that are primarily in the liquid fuels range. This reduces subsequent processing where the desired product is a liquid fuel. Syntroleum has also developed a catalyst which produces a very waxy synthetic crude oil which requires further processing in order to produce a liquid fuel. A third major difference relates to the use of nitrogen in the Syntroleum(R) Process rather than eliminating it prior to the initial syngas reaction as with competing processes. The combination of these and other features have led Syntroleum to believe that plants using its proprietary Syntroleum(R) Process may be constructed at a capital cost significantly less than those based on competing processes of comparable size. In addition, Syntroleum believes that the Syntroleum(R) Process will permit the construction of relatively small cost effective processing plants that may be used on ships, barges and offshore platforms for the conversion of gas production from small fields in remote locations.

     Patents and Properties. Syntroleum holds the following patents relating to the Syntroleum(R) Process: United States patent no 4,833,170 issued May 23, 1989 and no. 4,973,453 issued November 27, 1990. These patents were granted for a term of seventeen years from the date of issuance. Patent applications were subsequently filed in Argentina, Australia, Canada, China, India, Malaysia, Mexico, Netherlands, Nigeria, Norway, Pakistan, United Kingdom and Venezuela.

Subsequent patents have been granted in Australia, Canada, China, India, Malaysia, Mexico, Nigeria, Norway, Pakistan and the United Kingdom. The applications in Argentina, Netherlands and Venezuela are still pending.
     Syntroleum also has several additional patent applications filed and others in progress.

     Syntroleum owns a prototype two barrel per day pilot plant located on 2 acres in Tulsa, Oklahoma and leases 2,500 square feet of laboratory and office space and 4,500 square feet of executive office space in Tulsa.

     Available Natural Gas and Demand for the Syntroleum(R) Process. Syntroleum believes that a significant demand exists for cost effective gas to liquids plants due to the availability of large quantities of natural gas in remote regions of the world that are not currently marketable because the distance to a market makes them uneconomical to transport as natural gas. When crude oil is associated with unmarketable natural gas, it is frequently flared or re-injected in order to produce the associated oil. However, in many countries flaring is not allowed by law and re-injection is frequently not an economical option. Natural gas may also be unmarketable due to the nature or quantity of impurities in the gas, such as excessive quantities of carbon dioxide, nitrogen or hydrogen sulfide. A cost effective Syntroleum plant may be a viable option in many of these cases.

     In the Syntroleum(R) Process certain impurities such as nitrogen and carbon dioxide do not have to be removed in order for the gas to be used as a viable feedstock. The liquid hydrocarbon or "Syncrude" that results from the Syntroleum(R) Process is free from sulfur, metals, aromatics, nitrogen, salt and other impurities that may be found in crude oil. These and other characteristic make the Syncrude a valuable blending stock for upgrading natural crude oil products.

     Products. Depending on the catalyst used and the design of the plant the Syntroleum(R) Process will produce short chain liquid hydrocarbons that can be upgraded into liquid fuels such as diesel, kerosene (for jet fuel) and naphtha (for use in gasoline production). These may be differentiated from existing commodity fuels because they are free of sulfur, metals, particulates and aromatics and may therefore be marketed at premium prices as a blending agent in US and European markets and as a substitute for LNG (liquefied natural gas). Other proprietary catalysts may be used to produce longer chain hydrocarbons that can be further processed to produce synthetic lubricants, waxes and petrochemical feedstocks.

     Competition-Early Stage Development. The Syntroleum(R) Process is in direct competition with processes developed by or under development by a number of major oil companies which have substantially greater financial and technical resources relative to those available to Syntroleum. Furthermore, the Syntroleum(R) Process has not been tested in a plant designed to produce commercial quantities and such testing can not occur until a plant has been developed, which could take up to two years from the commencement of construction. Although, Syntroleum has entered into a joint development agreement with Texaco, that agreement does not assure that the development process will be completed or that Texaco will use its license rights to build a plant using the Syntroleum(R) Process. Accordingly, until a plant is constructed and placed in profitable operation, Syntroleum will not have assurance of the commercial feasibility of its process or whether it will be able to successfully compete with processes developed by companies having much greater financial resources.

     No Market for Syntroleum Common Stock. Syntroleum's capital stock consists of a single class of Common Stock, 18,311,057 shares of which were outstanding at September 30, 1996. There is no public market for the Syntroleum Common Stock. It is privately held by approximately 114 stockholders under agreements which restrict the transfer of the stock. During 1996 Syntroleum has sold shares in two private transactions at $7.42 per share, the largest of which transactions involved a catalyst supplier who purchased a portion of the shares for $1.0 million in cash and agreed to purchase the balance at $7.42 per share through the delivery of $7.0 million of catalyst and other non cash consideration.

     Syntroleum Financial Condition and Results of Operations. As of September 30, 1996, Syntroleum had unaudited accumulated deficit of $3.3 million and net shareholders' equity of $1.4 million. Unaudited losses from operations for the nine months ended September 30, 1996, were $766,000.

     Syntroleum Management and Employees.   Syntroleum's officers consist of:

      Mr Kenneth Agee, age 39, who has been Chairman and Chief Executive Officer since inception and who is a licensed professional engineer and the inventor of most of Syntroleum's proprietary technology.

      Mr. Mark A. Agee, age 43, who has been the President and Chief Operating Officer of Syntroleum since January 1996, Vice President and Chief Financial Officer from January 1994 until December, 1996 and who is the brother of Kenneth Agee. From 1989 to 1993 Mr. Agee was the President and Chief Executive Officer of Convergent Communications, Inc., a private telecommunications company that was sold in 1993.

     Mr. Peter Snyder, age 51 has been Vice President of Marketing since January 1996. From 1990 to 1995 he was the President of C& C Petroleum and Chemicals Group , a wax and lubricants marketing company.

     Mr. Larry J. Weick, age 48 has been employed as Vice President of Project Development since January 1996. From 1993 to 1996 he was a consultant for natural gas and electric utilities. Previously he was employed for twelve years in finance, planning and business development for ARCO.

     Mr. Randall M. Thompson, age 38, has been the Vice President and Chief Financial Officer since December 1996. From 1994 to December 1996 he was a Vice President of Tenneco Energy and from 1983 to 1994 was Planning and Evaluation Manager for Atlantic Richfield Company.

     The Syntroleum Board consists of eight directors, two of which are officers of the Company, being Mr. Seward and Mr. Jacobs, Mr. Frank. M. Bumstead, a Director of a Seafield Subsidiary, Mr. Kenneth Agee and Mr. Mark Agee, who are Syntroleum officers, and three other non employee directors, consisting of Mr. Alvin Albe, Mr. Robert Rosene, Jr., and Mr. Ted Sheridan.

     At November 30, 1996, Syntroleum had 8 full time and 8 part time employees.

Oil and Gas Properties.

     BMA Resources owns minority general partnership interests in four oil and gas general partnerships, which were formed from 1987 to 1989, with the purpose of engaging in the business of acquiring, exploring and developing oil and gas prospects. The partnerships have working interests in producing wells in the Gulf of Mexico and have a combined book value of $4,102,122 as of September 30, 1996.

Miscellaneous Assets and Liabilities.

     The Company also owns other assets consisting primarily of (a) three investments in privately held venture capital limited partnerships having an aggregate book value at September 30, 1996, of $1,364,538, (b) a common stock interest in Oclassen Pharmaceuticals, Inc. a privately owned pharmaceutical manufacturer, which is proposed to be converted into approximately 183,673 shares of the common stock of Watson Pharmaceuticals, a publicly traded company , the shares of which were last traded on December 18, 1996, at $41.37 per share, and (c ) a preferred stock interest in Norian Corporation, a privately owned developer of proprietary bone substitute technology, which had a book value of approximately $1.0 million at September 30, 1996.

     The Company has agreed to assume certain contingent Seafield liabilities, including Seafield's liability for disputed income taxes which the Internal Revenue Service and the state of California claim to be owed by Seafield for its 1986, 1987, 1988, 1989 and 1990 tax years (the "Tax Claims"). The Tax Claims amount to approximately $14.6 million, plus interest. Although the Company believes that a combination of defenses against the claims and contested offsetting tax losses generated by a real estate project sold at a loss in 1990, could result in a positive outcome, the Company can not provide any assurance that its defense of such claims will be successful. See "BUSINESS - Legal Matters."

Company Employees

     As of the Distribution Date it is anticipated that the Company and Scout, but not including Syntroleum will employ approximately 15 individuals, none of of whom will be covered by collective bargaining agreements. All of its employees other than 12 property management employees of Scout provide management, financial, accounting, tax, administrative and other services with respect to its assets.

     The Company believes that relations with its employees are good.

Company Properties.

      The Company's headquarters occupy approximately 13,700 square feet of leased space in a building at 2600 Grand Boulevard, Suite 500, P.O. Box 410949, Kansas City, Missouri 64141. The term of this lease expires on April 1, 2002, subject to an option to cancel the lease on April 1, 1999. Owned real estate is described under "Management and Disposition of Real Estate Assets."

Regulation - Possible Application of the Investment Company Act of 1940

     Generally, and subject to certain exceptions, an issuer of securities is an "investment company" under the Investment Company Act of 1940 (the "1940 Act") if, among other criteria, it is engaged in or proposes to engage in the business of investing, owning, holding or trading of securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer's total assets (exclusive of government securities and cash items) on an unconsolidated basis. "Investment securities" for purposes of this definition, includes stock of non-majority owned companies, so the Company's holding of Syntroleum would be part of its investment securities. Although the value of the Company's investment securities as of September 30, 1996, based in part on appraisals furnished by GKB, do not exceed 40% of the value of its total assets (exclusive of government securities and cash), the Company could meet this definition of an investment company in the future as its real estate assets are sold and if the value of Syntroleum increases.

     However, under a rule adopted under the 1940 Act by the Securities and Exchange Commission (the "SEC"), an issuer generally will not be deemed to be an investment company under the 1940 Act if (a) no more than 45% of the value of the issuer's total assets (exclusive of government securities and cash items) consists of, and no more than 45% of the issuer's net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than
(a) government securities, (b) securities issued by certain employees' securities companies, (c) securities issued by majority owned subsidiaries of the issuer and (d) securities issued by companies other than investment companies which are controlled primarily by the issuer and through which the issuer engages in a business other than that of investing, reinvesting, owning, holding or trading in securities (the "45% Rule"). Under the 1940 Act an issuer is presumed to be in control of another company if it holds more than 25% of the voting stock of the company. The Company believes that Syntroleum is "primarily controlled" by the Company based on the amount of actual control exercised by the Company over Syntroleum's business and the amount of its ownership of voting stock in Syntroleum. Accordingly, the Company believes that its only assets that are securities for purposes of the 45% test are its Miscellaneous Assets. Based in part on appraisals furnished by GKB, the Company's Board believes that the value of those assets as of September 30, 1996, would be less than 15% of the Company's total assets as of that date, exclusive of government securities and cash items, that the income from such assets in the future will be less than 45% of the Company's anticipated net income in the future and that the Company should therefore be well within the parameters of the 45% test and not subject to regulation under the 1940 Act.

     Nevertheless, if the Company's percentage ownership interest in Syntroleum should drop below 25% or if the amount of the Company's Miscellaneous Assets and other securities that do not fall within the exclusion should become greater than 45% of the Company's total assets (other than government securities and cash) or if the income derived from such securities exceeds 45% of the Company's net income after taxes, and if the Company can not meet the 40% test, then the Company could become subject to regulation by the SEC under the 1940 Act, which regulation could significantly and adversely affect the Company's activities. In order to minimize the likelihood of such event and to stay within the requirements of the 45% Rule, the Company intends to take such action as may be reasonable and appropriate in order to maintain its primary control over Syntroleum and to reinvest the proceeds of sales of its Real Estate, Miscellaneous Assets and Oil and Gas properties in government securities and other operating assets pending any merger or other disposition of the Company's assets and businesses.

     If the Company does fail to meet the requirements of the 40% or 45% Rules, it may nevertheless avoid regulation under the 1940 Act if it meets the requirements of another SEC rule applicable to "transient" investment companies. Under this rule, a company will not, for a period of one year, be deemed an investment company, even though it fails the test under the 45% Rule, if it has a bona fide intent to be engaged primarily, and as soon as reasonably possible (and in any event by the end of the one-year period), in a non-investment company business or, under an SEC statement respecting the rule, a bona fide intent to liquidate within such period of time. The transient investment company rule is frequently relied on by companies which have received a substantial amount of cash through a sale of significant assets or through a securities offering; they typically need time to expand their business or to start up or acquire a new operating business.


     Under the transient investment company rule, a company's intent to engage primarily in a non-investment company business must be evidenced by appropriate resolutions of its board of directors and by its business activities. The Company's board of directors has adopted a resolution evidencing its intent to engage primarily in a non-investment company business, and the Company presently believes that its business activities will demonstrate the intent required for it to fall within the rule.

     If, in the future, the Company meets the definition of an investment company under the 1940 Act and does not fit within any exceptions to regulation under such Act, the Company may be able to elect to become a business development company ("BDC") rather than register as an investment company. Generally, to be eligible to elect BDC status, a company must be operated for the purpose of making investments in, and make available significant managerial assistance to companies, which do not have a liquid public market for their securities. Such portfolio companies are termed "eligible portfolio companies." An eligible portfolio company generally is a U.S. company that is not an investment company and that (i) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; (ii) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (iii) meets such other criteria as may be established by the Commission.

     Under the 1940 Act, BDCs, are subject to certain of the rules relating to registered investment companies and to certain complex rules relating only to BDCs but they generally have greater flexibility than registered investment companies do in such areas as capital structure, portfolio diversification, transactions with affiliates and employee compensation matters (such as stock options or profit sharing plans). On the other hand, BDCs are more limited than registered investment companies in the types of investments they may make. BDCs may acquire only certain prescribed qualifying assets and certain assets necessary for their operations (such as interests in real estate and leasehold improvements, office furniture, equipment and facilities) unless, at the time of acquisition, at least 70% of the value of the BDC's assets consists of "qualifying securities." "Qualifying securities" include privately acquired securities of companies that were eligible portfolio companies at the time the BDC acquired such securities; securities of eligible portfolio companies controlled by the BDC; and cash items, U.S. government securities and high quality short-term debt. BDCs are also subject to restrictions on the nature of the transactions in which, and the persons from whom, securities can be purchased in order for the securities to be considered qualifying securities.

     The Company currently expects that if it would be required to register as an investment company, it would consider whether to elect BDC status. No assurance can be given that BDC status will be, or will continue to be, available to the Company. In addition, even if the Company were able to maintain such status, the restrictions applicable to BDCs could significantly and adversely affect the Company's activities.

Legal Matters.

     Under the Distribution Agreement and Assignment and Assumption Agreement, the Company will assume the rights and obligations of Seafield with respect to the legal matters described below.

     Internal Revenue Service Audits. Seafield has received notices of proposed adjustments (Revenue Agent's Reports) from the Internal Revenue Service (IRS) with respect to 1986-90 federal income taxes. These notices claim total federal income taxes due for the entire five year period in the approximate net amount of $13,867,000, exclusive of interest thereon.

     The substantive issues raised in these notices for the years 1986-1987 are primarily composed of the former television subsidiaries' amortization of film rights, the sale of the stock of a former television station, and certain life/non-life tax return consolidation issues. The amount of tax claimed as due by the IRS for the 86-87 period is $13,545,000. For the 1988-1989 periods the same television film rights amortization issues were raised, including some reversals of the previous period's adjustments as well as other miscellaneous issues. The amount of tax claimed by the IRS for the 88-89 period is $182,000.

     The sole significant issue for 1990 is the denial of Seafield's $27 million loss on the 1990 sale of a former real estate partnership interest. This 1990 loss was carried back in part by Seafield to the 1987 tax year, which generated a refund claim of $7.6 million. The IRS has claimed that the sale did not occur during 1990, but rather occurred after 1991, thereby negating the carryback refund claim. Therefore, the total additional 1990 tax proposed by the IRS, after the denial of the $7.6 million carryback claim for refund, is $139,000.

     Seafield has filed protests regarding the 1986-90 notices of proposed adjustments. Seafield is currently pursuing a compromise with the Appeals Division of the IRS for the 1986-89 years. The 1990 issues have not yet been formally addressed at the Appeals Division. Resolution of these tax disputes may reasonably be expected during 1997, but is not certain.

     The Company is assuming from Seafield all contingent tax liabilities and is acquiring all rights to refunds as well as any interest thereon related to these tax years (the "Tax Claims") and liabilities and refunds related to any issues raised by the IRS during 1986-1990 whose resolution may extend to tax years beyond the 1990 tax year. The Company believes that it will prevail on the 1990 loss carryback issue, and that there are meritorious defenses or pending favorable compromises for many of the other substantive issues. The Company believes that adequate accruals for these income tax liabilities have been made. These accruals will be transferred from Seafield to the Company as part of the Distribution.

     California Tax issues. In December 1996, the California state auditor sent Seafield an audit report covering the 1987-1989 taxable years. The State of California has determined to include, as a "unitary taxpayer," all majority owned non-life insurance subsidiaries and joint ventures of Seafield. The auditor's report has been forwarded to the California Franchise Tax Board for action. A billing is expected to be made to Seafield within six months from the submission of the report by the auditor. The total amount of California state income taxes due for the 1987-1989 years is expected to be approximately $750,000, exclusive of interest. The Company is assuming all potential tax liabilities and interest thereon regarding the California audit for the 1987-1989. The Company believes that it has established on the pro forma balance sheet herein appropriate accruals for the California state income tax liability.

      The Company believes that final resolution of the above Tax Claims after taking into account offsetting claims for refunds and amounts accrued, should not have a material adverse effect on the Company's financial position.

     Claim Against Skidmore, Owings & Merrill, et al. In 1986, a lawsuit was initiated in the Circuit Court of Jackson County, Missouri by Seafield's former insurance subsidiary (i.e., Business Men's Assurance Company of America) against Skidmore, Owings & Merrill ("SOM") which is an architectural and engineering firm, and a construction firm to recover costs incurred to remove and replace the facade on the former home office building. Because the removal and replacement costs had been incurred prior to the sale of the insurance subsidiary, Seafield negotiated with the buyer for an assignment of the cause of action from the insurance subsidiary. Under the Distribution Agreement Seafield has assigned to the Company all of its rights to any recoveries and the Company has assumed any costs relating to the prosecution of any of the above described claims. Thus any recovery will be for the benefit of the Company and all costs incurred in connection with the litigation will be paid by the Company. Any ultimate recovery will be recognized as income when received and would be subject to income taxes. In September 1993, the Missouri Court of Appeals reversed a $5.7 million judgment granted in 1992 in favor of Seafield; the Court of Appeals remanded the case to the trial court for a jury trial limited to the question of whether or not the applicable statute of limitations barred the claim. The Appeals Court also set aside $1.7 million of the judgment originally granted in 1992. In July 1996, the case was retried to a judge. A ruling is expected from the judge by the end of the first quarter of 1997. The only remaining defendant is SOM; settlement arrangements with other defendants have resulted in payments to plaintiff which have offset legal fees and costs to date of approximately $450,000. None of the prior or future legal fees or costs are recoverable from the remaining defendant, even if judgment in plaintiff's favor is ultimately granted. Future legal fees and costs can not reliably be estimated.

                                  CAPITALIZATION

     The following table sets forth the unaudited historical and pro forma capitalization of the Company as of September 30, 1996. The unaudited pro forma capitalization reflects the transfer to the Company of the Transfer Assets and Transfer Liabilities including; (i) the assumption by the Company of certain federal and state tax and related interest claims of Seafield; (ii) the assumption by the Company of the estimated assets and liabilities of Tenenbaum; and (iii) the distribution of the shares to Seafield's stockholders. The accounting for this transfer of assets and liabilities represents a reorganization of companies under common control and, accordingly, all assets and liabilities will be reflected at their historical carrying value.

     The table should be read in conjunction with the Company's financial statements and the notes thereto and the unaudited pro forma combined financial information and notes thereto included elsewhere herein. The unaudited pro forma information set forth below does not necessarily reflect the capitalization of the Company in the future or as it would have been had the capitalization occurred on September 30, 1996.

                                                     September 30, 1996
                                                     ------------------
                                           Historical   Adjustments   Pro Forma
                                           ----------   -----------   ---------
                                                       (in thousands)

Stockholders' Equity:
Preferred Stock - authorized 1,000,000
     shares, $.01 par value, none issued  $     --           --           --
Common Stock - authorized 30,000,000
     shares, $.01 par value, 1,620,862
     shares issued and outstanding......        --           16           16
Paid-in Capital.........................        --       46,914       46,914
Total Combined Equity...................    39,063      (39,063)          --
                                            ------       ------       ------

     Total Stockholders' Equity.........    39,063        7,867       46,930
                                            ------       ------       ------
     Total Capitalization...............  $ 39,063        7,867       46,930
                                            ======       ======       ======

                                  SLH OPERATIONS
                UNAUDITED  PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited Pro Forma Combined Financial Statements of the Company as of September 30, 1996 have been prepared pursuant to the Distribution Agreement to reflect the transfer to the Company of the Transfer Assets and Transfer Liabilities including; (i) the assumption by the Company of certain federal and state tax and related interest claims of Seafield; (ii) the assumption by the Company of the estimated assets and liabilities of Tenenbaum; and (iii) the distribution of the shares to Seafield's stockholders. The accounting for this transfer of assets and liabilities represents a reorganization of companies under common control and, accordingly, all assets and liabilities will be reflected at their historical carrying value.

     The unaudited Pro Forma Combined Balance Sheet has been prepared as if the transactions had occurred on September 30, 1996. The unaudited Pro Forma Combined Statement of Operations has been prepared as if the transactions had occurred on January 1, 1996. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that would actually have occurred if the transactions had been consummated as of September 30, 1996 or January 1, 1996, or results which may be obtained in the future.

     The pro forma adjustments, as described in the Notes to the Pro Forma Combined Financial Statements, are based on available information and upon certain assumptions that management believes are reasonable. The unaudited Pro Forma Combined Financial Information should be read in conjunction with the Company's financial statements and the notes thereto, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the other financial information included elsewhere herein.

                                 SLH OPERATIONS
                     UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                    September 30, 1996
                                            Historical   Adjustments   Pro Forma
                                           ----------   -----------   ---------
                                                      (in thousands)
ASSETS
     Current assets:
         Cash and cash equivalents......  $     --        6,860 (a)    6,860
         Short-term investments.........        --        3,140 (a)    3,140
         Accounts and notes receivable .       582                       582
         Real estate under contract.....     2,733                     2,733
         Other current assets...........       342          800 (d)    1,142
                                            ------       ------       ------
              Total current assets......     3,657       10,800       14,457
     Real estate held for sale..........    26,985                    26,985
     Investment securities..............     4,879                     4,879
     Investment in affiliates:
         Oil and Gas partnerships and
         interests......................     4,102                     4,102
         Other..........................      (180)                     (180)
     Property, plant and equipment, net.       488                       488
     Intangible assets, net.............       769                       769
     Deferred income taxes..............        47                        47
     Other assets.......................        43                        43
                                           -------       ------       ------
                                          $ 40,790       10,800       51,590
                                            ======       ======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
         Accounts payable...............  $    160                       160
         Income tax payable.............        --          750 (b)      750
         Other current liabilities......       298        1,000 (b)    1,298
                                               ---        -----        -----
              Total current liabilities.       458        1,750        2,208
     Notes payable......................     1,194                     1,194
     Deferred income taxes..............        --          183 (e)      183
     Other liabilities..................        75        1,000 (c)(d) 1,075
                                                --        -----        -----
              Total liabilities.........     1,727        2,933        4,660
                                             -----        -----        -----
     Stockholders' equity:..............
         Preferred stock................        --           --           --
         Common stock...................        --           16 (f)       16
         Paid-in capital................        --       39,047 (f)   46,914
                                                         10,000 (a)
                                                         (1,750)(b)
                                                           (500)(c)
                                                            300 (d)
                                                           (183)(e)
         Combined equity................    39,063      (39,063)(f)       --
                                            ------       ------       ------
             Total stockholders' equity.    39,063        7,867       46,930
                                            ------       ------       ------
                                          $ 40,790       10,800       51,590
                                            ======       ======       ======
                                       36

                                 SLH OPERATIONS
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                     September 30, 1996
                                           Historical   Adjustments   Pro Forma
                                           ----------   -----------   ---------
REVENUES                                              (in thousands)
     Real estate sales..................   $ 12,801                     12,801
     Other real estate revenue..........        801                        801
                                             ------                     ------
         Total revenues.................     13,602                     13,602
COSTS AND EXPENSES
     Real Estate:
         Cost of sales..................     12,720                     12,720
         Operating expense..............      1,930                      1,930
         Provision for loss on real
            estate held for sale........         47                         47
     General and administrative.........      1,031                      1,031
                                             ------                     ------
         Loss from operations...........     (2,126)                    (2,126)
Investment income - net.................      1,189         356 (g)      1,545
Equity in net earnings (loss) of
  affiliates............................       (572)                      (572)
Interest expense........................        (81)                       (81)
                                             ------       -----         ------
         Loss before income taxes.......     (1,590)        356         (1,234)
                                             ------       -----         ------
Taxes on income (benefits):
     Current  ..........................         --          --             --
     Deferred...........................         71          --             71
                                             ------       -----         ------
         Total..........................         71          --             71
                                             ------       -----         ------
NET LOSS  ..............................   $ (1,661)        356         (1,305)
                                             ======      ======         ======
          ..............................
Pro forma net loss per share............                                 (0.81)
-------------------------                                               ======
Notes to Pro Forma Combined Financial Information:
   (a) Represents the cash and short-term investments, consisting of U. S. Treasury obligations, to be transferred to the Company on the date of distribution.
   (b) Represents the estimated state tax liability and accrued interest assumed by the Company.
   (c) Represents the difference between the gross office lease obligation to be assumed from Seafield and the estimated fair value of the lease.
   (d) Represents estimated Tenenbaum assets and liabilities assumed by the Company.
   (e) Represents the assumption by the Company of the estimated net of the $7.8 million federal income tax liability and the $7.6 million refund claim resulting from a net operating loss carryback relating to tax years under audit appeal.
   (f) Represents the issuance of 1,620,862 shares of $.01 par value stock to Seafield's stockholders and the reclassification of the combined equity in excess of par value to the paid-in capital account.
   (g) Represents the interest income earned on the cash and short-term investments.
   (h) Pro forma loss per share is computed based on 1,620,862 shares being issued.

                                SLH OPERATIONS
                         SELECTED HISTORICAL COMBINED
                            FINANCIAL INFORMATION

     The following table sets forth selected historical combined financial data for the Company. The historical financial information presented reflects periods during which the Company did not exist but rather reflects the financial information of Seafield's businesses and assets that will be transferred to the Company in connection with the Distribution as well as related liabilities to be assumed by the Company. The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if the Company had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of the Company's future performances as an independent company. The financial information should be read in conjunction with the Company's Combined Financial Statements and the notes thereto found elsewhere in this Information Statement. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Earnings per share data are presented elsewhere in this Information Statement and on a pro forma basis only. See "PRO FORMA FINANCIAL DATA."

                                             (unaudited)
                                            Nine months ended
                                            September 30,                  Years ended December 31,
                                            -------------                  ------------------------
                                          1996       1995                1995     1994     1993    1992     1991
                                          ----       ----                ----     ----     ----    ----     ----
                                                                                    (in thousands)
Statement of Operations Data
   Real estate sales................    $ 12,801      7,815            10,910    10,932   17,147   33,067   17,689
   Real estate rentals and other....         801        723             1,001     1,059    1,173    1,701    1,404
                                        --------     ------           -------    ------  -------  -------  -------
   Total Revenues...................      13,602      8,538            11,911    11,991   18,320   34,768   19,093
                                          ------      -----            ------    ------   ------   ------   ------

   Net loss.........................      (1,661)    (2,912)          (11,602)   (6,598)  (4,307)  (6,046)  (3,057)

Balance Sheet Data
   Current assets...................    $  3,657        N/A             4,432     3,707    6,006    1,538    1,200
   Real estate held for sale........      26,985        N/A            35,073    40,998   39,047   50,703   75,832
   Investment securities............       4,879        N/A             5,136     6,161    6,624    6,990    6,279
   Investment in oil and gas
       partnerships and interests...       4,102        N/A             5,255     6,703    8,543   11,427   11,668
   Total assets.....................      40,790        N/A            51,638    64,627   70,155   84,471  111,313
   Current liabilities..............         458        N/A               365       239    2,150    1,186    1,977
   Stockholders' equity.............      39,063        N/A            49,869    61,330   66,621   81,454  105,032


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     This  Management's  Discussion  and  Analysis of  Financial  Condition  and
Results of Operations covers periods when Company's assets were owned by Seafield and operated as part of Seafield. It should be read in conjunction with the Company's Historical Combined Financial Statements and Notes thereto included elsewhere herein. It covers the years ended December 31, 1995, 1994 and 1993, and the nine months ended September 30, 1996 and 1995. The Company is engaged in the sale of all of its assets in the ordinary course other than Syntroleum.


Results of Operations

                      Summary of Combined Financial Results

                                (unaudited)
                              Nine months ended
                                September 30,          Year ended December 31,
                                -------------          -----------------------
                                 1996    1995          1995     1994     1993
                                 ----    ----          ----     ----     ----
                                            (in thousands)

Total revenues............     $13,602  8,538         11,911   11,991   18,320
Loss from operations......      (2,126)(3,312)       (12,629)  (8,993)  (4,274)
Net loss..................     $(1,661)(2,912)       (11,602)  (6,598)  (4,307)


     Nine Months 1996 Compared to Nine Months 1995. Real estate revenues were $13.6 million in 1996's first nine months compared with $8.5 million in 1995's first nine months. The real estate sales revenues in 1996 include the sale of 34 residential units in Florida and New Mexico ($11.9 million); 20 acres of land in Oklahoma ($275,000) and 1.5 acres of land in Kansas ($580,000). In 1995's first nine months, real estate sales revenue included the sale of 17 residential units or lots in Florida, Missouri and New Mexico ($5.5 million) 125 acres of land in Kansas and Texas ($1.8 million) and a partnership interest in a commercial property in Colorado ($425,000).

     At September 30, 1996, real estate holdings include residential land, undeveloped land, single-family housing and commercial structures located in the following states: Florida, Kansas, Nevada, New Mexico, Texas and Wyoming, all of which are listed for sale. The total acreage consisted of approximately 1,150 acres and approximately 71 lots or units for sale. Real estate operations are influenced from period to period by several factors including seasonal sales cycles for projects in Florida and New Mexico.

     Cost of the real estate sales in 1996 totaled $12.7 million, compared with a cost of approximately $7.8 million in 1995, reflecting the mix of real estate sold during each period as discussed above in the revenue analysis. Real estate operating expenses totaled $1.9 million in 1996, compared with $2.4 million in 1995. The decrease is attributable to a reduction in expenses associated with the substantial completion of the residential projects and a reduction of deprecation in 1996 as real estate available for sale is not depreciated under SFAS No. 121, "accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of," which was implemented effective January 1, 1996. In 1996's third quarter, a $47,000 provision for impairment was recorded reflecting an expected oss on a contract signed to sell approximately 545 acres of land in early 1997.

     General and administrative expenses include an allocation of Seafield's actual overhead costs based primarily on the estimated value of the Company's net assets at September 30, 1996, to the total value of Seafield's assets. The basis for allocation also considers efforts required to manage the mix of
Seafield's   assets.   The  resulting   allocation  of  Seafield's  general  and
administrative overhead costs to the Company totaled $961,000 in 1996, as compared to $1.6 million in 1995. The 1995 general and administrative costs were higher due to Seafield's accelerating the vesting of compensatory options. Management estimates that ongoing annual general and administrative expenses will be approximately $1.5 million.

     The above factors produced a loss from operations of $2.1 million in 1996, compared with $3.3 million in 1995.

     Investment income in 1996 increased to $1.2 million from $11,000 in 1995. The 1996 income represents earnings from investment in a privately held venture capital fund. This fund invested in development stage companies which may cause earnings to be subject to significant variations.

     Equity in affiliates' operations produced a loss of $572,000 in 1996, compared with a loss of $106,000 in 1995. During 1996, the oil and gas operations recorded affiliated losses of $440,000, compared to a $59,000 loss in 1995, reflecting variances in operating results of the oil and gas general partnership interests and increased costs recorded by Syntroleum. Syntroleum is a developmental venture which is expected to incur losses throughout its development stage.
See "Business and Management of Syntroleum".

     Interest expense decreased to $81,000 in 1996 from $156,000 in 1995 reflecting retirement of a real estate note payable in 1995.

     Tax expense of $71,000 were recorded in 1996 compared with tax benefits of $651,000 in 1995. Because the Company is a party to a tax sharing agreement with other Seafield entities, benefits were recorded in 1995 for utilization of the Company's losses by Seafield. In 1996, valuation allowances were provided on the tax benefits because utilization within the Seafield group was not expected.

     The net loss in 1996 of $1.7 million and $2.9 million in 1995 reflect the above results of operations.

     1995 Compared to 1994. Real estate revenues in 1995 were $11.9 million compared with $12 million in 1994. The real estate sales revenues in 1995 include the sale of 27 residential units or lots in Florida, New Mexico and Texas ($7.8 million); 304 acres of land in Kansas, Missouri and Texas ($2.7 million); and the sale of a partnership interest in a commercial building located in Colorado ($425,000). The 1994 real estate sales revenue included the sale of 47 residential units or lots in Florida, New Mexico and Texas ($10.4 million) and land in California ($500,000). Real estate rental and other revenues decreased $58,000 to $1 million in 1995 reflecting the sale of a rental property in 1994.

     At the end of 1995, real estate holdings include residential land, undeveloped land, single family housing and commercial structures. The total acreage consisted of approximately 1,165 acres and 99 lots or units for sale.

     Cost of the real estate sales in 1995 totaled $11.3 million, compared with a cost of approximately $10.9 million in 1994, reflecting the mix of real estate sold during each year. Real estate operating expenses totaled $3.2 million in 1995, compared with $4 million in 1994. The decrease primarily reflects termination costs in 1994 associated with a real estate project.

     During 1995, a $7.9 million provision for loss on sale of real estate was recorded. The provision reflected values based on recent sales activities, recent sales transactions of undeveloped land parcels in Texas and sales activity at the residential project in New Mexico. A $4.4 million loss provision was recorded in 1994 for a sales contract on Texas land that was signed in January of 1995. The sale did not close.

     General and administrative expenses include an allocation of Seafield's actual costs. Allocated costs decreased from $2.1 million in 1995, as compared to $1.6 million in 1994, due to higher 1995 costs related to Seafield's acceleration of vesting of compensatory options.

     The above factors produced a loss from operations of $12.6 million in 1995, compared with $9 million in 1994.

     Investment income in 1995 was $29,000 compared to $894,000 in 1994. The 1994 increase included the recognition of deferred interest income on a real estate note receivable.

     Equity in affiliates' operation produced a loss of $267,000 in 1995, compared with earnings of $254,000 in 1994. During 1995, the oil and gas operations recorded affiliated losses of $209,000, compared to earnings of $373,000 in 1994, reflecting variances in operating results of the oil and gas general partnership interests and increased costs recorded by Syntroleum. See Notes to Consolidated Financial Statements for additional information regarding operations accounted for on the equity method.

     Interest expense, all associated with real estate, decreased slightly to $189,000 in 1995 from $222,000 in 1994 reflecting decreases in notes payable.

     Tax benefits of approximately $1.5 million were recorded in both 1995 and 1994. Because the Company is a party to a tax sharing agreement with other Seafield entities, benefits were recorded for utilization of the Company's losses by Seafield. In 1995, valuation allowances were provided on some tax benefits because it was not expected Seafield could realize utilization of the Company's losses.

     The net loss in 1995 of $11.6 million and $6.6 million in 1994 reflect the above results of operations.

     1994 Compared to 1993. Real estate revenues in 1994 were $12 million, compared with $18.3 million in 1993. In 1994, the sale of real estate assets included the sale of 47 residential units or lots in Florida, New Mexico and Texas ($10.4 million), and land in California ($500,000). In 1993, the real estate sales included the sale of 84 residential units or lots in Florida, New Mexico and Texas ($15.9 million), land in Tennessee ($360,000), and a partnership interest in an apartment complex in Georgia ($850,000). Real estate rental and other revenues decreased $114,000 in 1994 to approximately $1.1 million reflecting utilization variances at the Reno parking garage and decreased rentals of other rental property.

     Cost of the real estate sales in 1994 totaled $10.9 million, compared with a cost of approximately $17.4 million in 1993, reflecting the mix of real estate sold during each year. Real estate operating expenses totaled $4 million in 1994, compared with $3.5 million in 1993. The increase primarily reflects termination costs in 1994 associated with a real estate project.

     A $4.4 million loss provision was recorded in 1994 for a sales contract on Texas land that was signed in January of 1995. The sale did not close.

     General and administrative expenses include an allocation of Seafield's actual overhead costs totaling $1.6 million in 1994, as compared to $1.7 million in 1993.

     The above factors produced a loss from operations in 1994 of $9 million, compared to $4.3 million in 1993.

     Investment income totaled $894,000 in 1994, compared with $170,000 in 1993. During 1994, income was recorded representing recognition of deferred interest income on a real estate note receivable.

     Equity in affiliates' operations produced earnings of $254,000 in 1994, compared with a loss of $1.3 million in 1993. During 1994, the oil and gas operations recorded affiliated earnings of $373,000, compared to a loss of $926,000 in 1994, primarily reflecting variances in operating results of the oil and gas general partnership interests. See Notes to Consolidated Financial Statements for additional information regarding operations accounted for on the equity method.

     Interest expense in 1994 of $222,000 reflects the consolidation of real estate debt previously accounted for by the equity method.

     Other expense in 1993 consisted of a $1.5 million provision for expected litigation costs related to termination of a real estate partnership.

     Tax benefits of approximately $1.5 million were recorded in 1994 compared with $2.6 million in 1993. Because the Company is a party to a tax sharing agreement with other Seafield entities, benefits were recorded for utilization of the Company's losses by Seafield.

     The net loss in 1994 of $6.6 million and $4.3 million in 1993 reflect the above results of operations.


Liquidity and Capital Resources

      The Company has no liquidity at September 30, 1996. However, as discussed in the "Pro Forma Financial Data" section, Seafield will transfer $6.9 million to the Company on the Distribution Date. Also, approximately $3.1 million of short-term investments (consisting of a U.S. Treasury Note which is pledged to a bank for a real estate letter of credit), will be transferred to the Company on the Distribution Date. Additionally, any cash generated from the sale of the Company's assets prior to the Distribution Date will be transferred to the Company on the Distribution Date.

     Management anticipates that cash received as capitalization will be adequate to fund Seafield liabilities that the Company is assuming. The capitalization would increase the Company's combined historical equity from approximately $39 million at September 30, 1996 to approximately $46.9 million.

     Debt associated with real estate totaled $1.2 million at September 30, 1996 and is due in December 1997. This consolidated debt is non-recourse. The Company is obligated under recourse debt (with an unpaid balance of $6.2 million) of an affiliate accounted for on the equity method. The Company's obligation on this recourse debt is secured by a $3.1 million U.S. Treasury Note to be transferred to the Company at the Distribution Date . See Notes to Combined Financial Statements for additional information.

     Management anticipates that future additions to property, plant and equipment will be minimal. Management estimates that construction and disposal costs to complete real estate projects in development will be approximately $2 million. The Company's financing requirements through date of distribution have been met by Seafield. The Company may seek its own credit facilities but management expects cash flow from operations and the sale of investments will be sufficient to fund cash needs.

                            MANAGEMENT OF THE COMPANY

      The following persons will serve the Company in the capacities indicated, effective on or before the date of the Distribution:

Name                          Age               Position
----                          ---               --------
James R. Seward, CFA          44                President, Chief Executive
                                                Officer and Class A Director
P. Anthony Jacobs, CFA        55                Chairman of the Board and Class
                                                A Director
Steven K. Fitzwater           50                Vice President, Chief Accounting
                                                and Financial Officer, Treasurer
                                                and Secretary and Class C
                                                Director
Lan C. Bentsen                49                Class C Director
W. D. Grant                   80                Class B Director
W.T. Grant II                 46                Class B Director
Michael E. Herman             55                Class A Director
David W. Kemper               46                Class B Director

     Mr. Seward has been a director of Seafield since 1990, the Executive Vice President of Seafield since May 1993; Senior Vice President of Seafield from August 1990 to May 1993 and Chief Financial Officer of Seafield since 1990.
Mr. Seward also is a director of Syntroleum,  LabOne and Response.

     Mr Jacobs has been a director of Seafield since 1987, the President of Seafield since May 1993 and Chief Operating Officer of Seafield since 1990. He is also a director of Response, Syntroleum, Inc., LabOne, and Trenwick Group, Inc.

     Mr. Fitzwater has been the Vice President, Chief Accounting Officer and Secretary of Seafield since 1990.

     Mr. Bentsen has been a Seafield director since 1986 and has been Managing Partner of Remington Partners (Investments) since 1995; prior to its sale in 1994, Mr. Bentsen was Chairman and Chief Executive Officer of Sovereign National Management, Inc. (property management).

     Mr. W. D. Grant has been a consultant to Seafield since August 1990; he was Chairman of the Board of Seafield until May 1993. Mr. W. D. Grant also is a director of LabOne, Inc. and Boatmen's First National Bank of Kansas City.

     Mr. W. T. Grant II has been a director of Seafield since 1980, the Chairman and Chief Executive Officer of Seafield since May 1993; and President of Seafield prior to May 1993. Since November 1995, Mr. Grant has also served as President, Chairman of the Board and Chief Executive Officer of LabOne, Inc. Mr. Grant also is a director of AMC Entertainment, Inc., Commerce Bancshares, Inc., Kansas City Power & Light Company, and Response Oncology, Inc.

     Michael E. Herman has been a Seafield director since 1991 and has been engaged in private investments since 1990 (partner Herman Family Trading Company); he has been President of Kansas City Royals Baseball Team (major league baseball) since 1993; and Chairman of the Finance Committee of Ewing
Marion Kauffman Foundation since 1990. Mr. Herman also is a director of Boatmen's First National Bank of Kansas City, Cerner Corporation, Janus Capital Corporation and Agouron Pharmaceuticals, Inc.

     Mr. Kemper has been Chairman of the Board, President and Chief Executive Officer of Commerce Bancshares, Inc. (bank holding company) and Chairman and Chief Executive Officer and a director of Commerce Bank, N.A. (St. Louis) for more than the past five years. Mr. Kemper also is a director of Ralcorp Holdings, Inc., Wave Technologies International, Inc. and Tower Properties Company.

     The Articles of Incorporation and Bylaws provide that the Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and that, of the initial directors of the Company following the Distribution as identified above, the Class A directors will continue to serve until the 2000 Annual Meeting of Stockholders, the Class B Directors will continue to serve until the 1998 Annual Meeting of Stockholders and the Class C Directors will continue to serve until the 1999 Annual Meeting of Stockholders. Starting with the 1997 Annual Meeting of Stockholders, which was held in January 1997, one class of directors will be elected each year for a three-year term. The Bylaws provide that beginning in 1998 annual meetings of stockholders shall be held on the second Wednesday in May or such other date as may be fixed by resolution of the Company Board. The first annual meeting for which proxies will be solicited from stockholders is expected to be held on May 13, 1998. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW -- Classified Board of Directors."

Certain Board Committees

     The Company Board has established an Executive Committee consisting of Messrs Seward, Jacobs, Fitzwater and Grant II, an Audit Committee consisting of Messrs. Kemper, Bentsen and W.D. Grant, and a Nominating Committee and Compensation Committee consisting of Messrs. Bentsen, Kemper and Herman. The specific duties of such committees will be established at a meeting of the Company Board following the Distribution.

                             EXECUTIVE COMPENSATION

Compensation of Directors

     Nonemployee directors of the Company will receive compensation consisting of annual cash retainers, meeting fees and stock option awards.

     Cash Compensation. It is expected that directors who are not employees of the Company will initially be paid an annual retainer for Company Board service of $1,000 per quarter, a fee of $500 for each Company Board meeting attended. Directors who are employees of the Company and Messrs Seward, Jacobs and Fitzwater will not be paid any fee or additional remuneration for services as members of the Company Board or any committee thereof.

     Directors' Stock Options. Pursuant to the SLH CORPORATION 1997 Stock Incentive Plan (the " SLH Stock Option Plan"), all of the above named directors of the Company other than Messrs. Seward, Jacobs and Fitzwater will, upon the date of the Distribution receive options to purchase 16,200 shares of the Company's Common Stock at the fair market value of such stock as of the close of business on such date.

Compensation of  Executive Officers

     The following table summarizes compensation expected to be paid to all of the Company's Executive Officers for services to be rendered in all capacities during 1997 on behalf of both the Company and Seafield. Under the Interim Services Agreement, all of the Executive Officers will be full time employees of Seafield and officers of the Company until the earlier of the termination of that agreement and the cessation of their full time employment with Seafield. Pursuant to that agreement, Seafield will make their services and the services of certain other Seafield employees available to the Company on an as needed basis in exchange for Seafield's use of the Company's offices , equipment and other facilities. See "THE DISTRIBUTION - Interim Services Agreement." Accordingly, the table below includes remuneration which such Executive Officers have received from Seafield since the beginning of 1997 and which they would expect to receive from Seafield should that arrangement continue for the remainder of 1997. Upon any termination of the arrangement during 1997 it is expected that each of Messrs. Seward, Jacobs and Fitzwater will receive a base salary from the Company in the amount of $75,000, $75,000 and $60,000, respectively , auto allowances and usual health insurance, vacation and other benefits customarily provided to all salaried employees. For purposes of the Summary Compensation table below, it has been assumed that the first business day following the Distribution Date will be March 3, 1997; after the Distribution Date, the salary of each Named Executive Officer is deemed paid in part by the Company (at the annual rates set forth above), notwithstanding that all compensation is expected to be paid by Seafield until termination of the Interim Services Agreement. Each of Messrs. Jacobs, Seward and Fitzwater will also participate in the SLH Stock Option Plan of 1997 to the extent indicated in the table. The principal positions listed in the table are those which will be held by the Named Executive Officers with the Company as of the Distribution Date.

                            SUMMARY COMPENSATION TABLE

                                                                                             Long-Term
                                                                                           Compensation
                                                      Annual Compensation (1)                  Awards
                                            -------------------------------------------    --------------
                                                                                             Securities
                                             Seafield       Company                          Underlying        All Other
          Name and                            Salary        Salary        Total Salary        Options         Compensation
     Principal Position           Year          ($)           ($)              ($)             (#)(2)             ($)
-----------------------------    -------    -----------   -----------    --------------    --------------    --------------
James R. Seward, CFA
President and Chief               1997       $ 84,790      $ 62,500          $147,290          65,000               ---
Executive Officer

P. Anthony Jacobs, CFA
 Chairman of the Board            1997        187,090        62,500           249,590          65,000               ---

Steven K. Fitzwater
 Vice President-
 Chief Financial and              1997         44,266        50,000            94,266          40,500               ---
 Accounting Officer and
 Secretary
-------------


     (1) Bonus compensation is not anticipated for 1997 due to provisions to be made for Stock Options.

     (2) All options are nonqualified stock options, which consist of rights to acquire shares of Company Common Stock at the fair market value of the Company Common Stock on the Distribution Date; options have ten year terms and become exerciseable in equal installments as follows: one-fourth on the Distribution Date and one-fourth on each of the first, second and third anniversary dates of the Distribution Date. See "EXECUTIVE COMPENSATION - SLH Stock Incentive Plan."

Employment Agreements

     Each of the Executive Officers named in the Summary Compensation Table is a party to an Employment Agreement with the Company. Each Employment Agreement provides for employment of the Executive Officer for an initial term commencing on the date the Executive Officer ceases to be employed by Seafield under the Interim Services Agreement on behalf of the Company and ending on the third anniversary of the Distribution Date. The term of the Employment Agreements is automatically extended for successive one year periods unless a notice of non-extension is given by either party at least twelve months prior to the end of the then current term.

     Compensation does not commence under the Employment Agreement until the date the Executive Officer ceases to be employed by Seafield under the Interim Services Agreement. Base compensation, which is initially at the rates per annum set forth above under "Compensation of Executive Officers," is subject to adjustment annually by the Company Board, provided that base salary may not be decreased by more than five percent year to year. The Employment Agreements provide that an Executive Officer's full time is not required and such Executive Officer is entitled to pursue other employment or business opportunities simultaneously with his duties to the Company.

     The employment of each of the Company's Executive Officers is subject to termination for cause, which is defined as including willful misconduct with respect to an Executive Officer's duties, or the perpetration of a fraud, embezzlement, or other act of dishonesty, or a breach of trust or fiduciary duty which materially adversely affects the Company or its stockholders or the other employment or business activities of such Executive Officer conflicting with the Company's business. The Employment Agreements provide that the Executive Officers will not compete with the Company during the term of the Employment Agreements and, if an Executive Officer is terminated with cause or voluntarily terminates his employment, for a period of one year thereafter.

SLH Stock Incentive Plan

     The Company has adopted a stock incentive plan, which provides for the granting of stock options respecting Company Common Stock to officers, employees and non-employee directors of the Company. Pursuant to the stock option plan, the initial non-employee directors of the Company will be granted options respecting 16,200 shares of Company common stock, effective on the Distribution Date. Non-employee directors who first become directors of the Company after the distribution date would be granted stock options respecting 16,200 shares of Company common stock effective on the date such a non-employee director first assumes office as a director of the Company. Each option granted to a non-employee director pursuant to the terms of the stock incentive plan will have a term of ten years, will provide for an exercise price equal to 100% of the fair market value of the Company Common Stock on the Distribution Date and will become exercisable in four installments as follows: one-fourth on the date of grant and one fourth on each of the first, second and third anniversaries of the date of grant. Non-employee directors are entitled to receive additional grants of stock options under the stock option plan, but only subject to approval of such subsequent grants by Company stockholders. The Company does not presently expect that non-employee directors will be granted options other than those described above.

     Except for grants of stock options to non-employee directors as discussed above (which grants are provided for in the stock option plan itself), stock option grants will be administered by the Nominating and Compensation Committee of the Company Board ("Committee"). The Committee shall consist of two or more non-employee directors. The Committee has authority to issue stock options to officers and employees, with such terms and provisions as the Committee shall determine. The stock incentive plan limits the number of shares of Company Common Stock with respect to which stock options may be granted to 260,000 in the aggregate and further limits the number of shares of Company Common Stock which may be subject to stock options granted to any one individual to 65,000. Stock options granted to officers or employees may be either incentive stock options (ISO's) or non-qualified stock options (NQSO's), at the discretion of the Committee. Except in the case of officers or employees who are beneficial owners of more than ten percent of the voting power of Company Common Stock (which is not expected to be the case with any of the Company's officers or employees), options, including both NQSO's and ISO's, may be granted with an exercise price not less than 100% of the fair market value of the underlying shares on the date of grant. Options granted to officers and employees may not expire later than the tenth anniversary of the date of grant and no options may be granted after December 31, 2001. Options granted to officers and employees may contain such vesting schedule as is deemed appropriate by the Committee. The options initially granted to officers and employees and referred to in the Summary Compensation Table above all provide for vesting in four equal installments as follows: one-fourth on the date of grant and one-fourth on each of the first, second and third anniversaries of the date of grant.

     All options held by officers and employees expire six months after an option holder's employment with the Company terminates; provided, however, that except in the case of an ISO, the period is extended to twelve months in the case of a holder's death or disability and is extended to three years in the case of a holder's retirement. A non-employee director's options terminate ninety days after his term as a director terminates, except that said period is extended to twelve months if the non-employee director dies while in office or during the ninety days thereafter. Generally, options which are exercisable following termination of an option holder's employment or the expiration of a non-employee director's term as a director may be exercised only to the extent exercisable on the date employment terminates or the term as a non-employee director expires. However, vesting shall be accelerated in the event of an option holder's death, or, in the case of options granted other than to non-employee directors, disability or retirement.

     All unvested options shall become immediately exercisable in the event of one or more of the following: (i) acquisition of beneficial ownership of 25% or more of the voting power of Company common stock by any person other than descendants of W. D. Grant's father; (ii) a change in the composition of the Company Board such that a majority of the Board is comprised of persons other than the initial directors and future directors nominated by the initial directors or persons who have been nominated by the initial directors; (iii) consummation of a merger or consolidation involving the Company; or (iv) adoption of a plan of complete liquidation and dissolution by the Company Board and the Company's stockholders.

     Except in the case of ISOs, payment of the exercise price for options may, at the holder's election, be made either in cash, in the form of shares of Company Common Stock previously owned by the option holder, or by way of the Company withholding shares otherwise issuable upon the exercise of an option with a fair market value at the time of exercise equal to the exercise price.

                          SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS OF COMPANY COMMON STOCK

By Management

     The following table sets forth the number of shares of Company Common Stock expected to be beneficially owned following the Distribution, directly or indirectly, by each director, each Named Executive Officer and all directors and executive officers as a group, based upon the beneficial ownership by such persons of Seafield Common Stock as of November 30, 1996. A list of the individuals who are expected to be executive officers of the Company immediately following the Distribution is set forth under "MANAGEMENT OF THE COMPANY." Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.
                                     Amount and Nature of
     Name                       Beneficial Ownership (1)(2)(11)   Percentage(12)
     ----                       -------------------------------   --------------

James R. Seward (9)..................       25,197                      1.5%
P. Anthony Jacobs (8)................       28,716                      1.8%
Steven K. Fitzwater..................       13,584                       --
Lan C. Bentsen (3)...................        5,969                       --
W. D. Grant (4)......................      314,511                     19.4%
W.T. Grant II (5)....................       41,485                      2.6%
Michael E. Herman (6)................        5,819                       --
David W. Kemper (7)..................        4,654                       --
All Directors and Officers
   as a group of eight (10)..........      431,230                     25.6%
----------------

 (1) A beneficial owner of a security includes a person who, directly or indirectly, has or shares voting or investment power with respect to such security. Voting power is the power to vote or direct the voting of the security and investment power is the power to dispose or direct the disposition of the security. Each person listed has stated that he, either alone or with his spouse, has sole voting power and sole investment power with respect to the shares shown as beneficially owned, except as otherwise indicated.

 (2) Shares of Company Common Stock shown as beneficially owned include shares issuable upon the exercise of stock options that will be exercisable on the Distribution Date or that become exercisable within 60 days thereafter, as follows: Lan C. Bentsen, 4,050 shares, W. D. Grant, 4,050 shares; W. T. Grant II, 4,050 shares; Michael E. Herman, 4,050 shares; David W. Kemper, 4,050 shares; P. Anthony Jacobs, 16,250 shares, James R. Seward, 16,250 shares; Steven K. Fitzwater, 10,125 shares, and all directors and executive officers as a group, 62,875 shares.

 (3) Includes 355 shares held by a family trust for the benefit of Mr. Bentsen's children, as to which he disclaims beneficial ownership. An unaffiliated person is trustee with sole voting and investment powers.

 (4) Includes 59,490 shares held by a family trust for which W. D. Grant serves as a co-trustee and in that capacity shares voting and investment powers with UMB Bank, Kansas City, N.A.; also including

         6,712 shares owned by W. D. Grant's wife, as to which he disclaims beneficial ownership.

 (5) Includes 7,593 shares held by W. T. Grant II as custodian for his children; includes 11,250 shares held in a family trust for which W. T. Grant II serves as a co-trustee with Laura Gamble and in that capacity shares voting and investment powers; also includes 2,896 shares owned by the wife of W. T. Grant II, as to which he disclaims beneficial ownership. Assumes W.T. Grant II acquires all shares of Seafield Common Stock subject to exercisable options (5,000) before the Record Date for the Distribution.

 (6) Includes 50 shares owned by the Herman Family Trading Company of which Mr. Herman is a general partner and approximately 73% owner.

 (7) Includes 489 shares held in a family trust for which Mr. Kemper serves as a trustee, and in that capacity shares voting power and has sole investment power.

 (8)     Includes 250 shares owned by the wife and 50 shares owned by the son of
         P. Anthony Jacobs as to which he disclaims beneficial ownership.

 (9) Includes 375 shares held in a family trust for which Mr. Seward serves as a co-trustee with his mother, and in that capacity shares voting and investment powers.

(10) Includes (i) 62,875 shares of Company Common Stock issuable upon the exercise of stock options granted under the SLH 1997 Stock Incentive Plan that will be exercisable on the Distribution Date or that become exercisable within 60 days thereafter.

(11) Includes as to each of the following individuals, the following numbers of shares held in their respective accounts under the Seafield Capital Corporation 401(k) Plan and Trust, as to which shares the individual shares investment power, but does not have voting power: James R. Seward, 160 shares; P. Anthony Jacobs, 446 shares; Steven K. Fitzwater, 131 shares; and W.T. Grant II, 265 shares (plus, in the case of both Messrs. Fitzwater and Seward, the balance of the shares in the Seafield 401(K) Plan as to which each shares voting power as a member of the Seafield 401(K) Plan Administrative Committee; the Seafield 401(K) Plan own an aggregate of 5,858 shares).

(12) The percentages represent the total number of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Seafield Common Stock as of November 30, 1996, divided by the Distribution Ratio of one share of Company Common Stock for each four shares of Seafield Common Stock ( 1,620,862 shares), plus, in each instance, all shares of Common Stock issuable to the person or group named upon the exercise of stock options granted under the SLH Corporation Stock Option Plan for 1997 that will be exercisable on the Distribution Date or that became exercisable within 60 days thereafter. Percentages of less than one percent are omitted.

 By Others

         The following table sets forth each person or entity (other than persons set forth in the preceding table) that is expected to beneficially own more than 5% of the Company Common Stock outstanding immediately following the Distribution, based upon the ownership of Seafield Common Stock as known to the Company as of November 30, 1996:

                                          Amount and Nature of
   Name                                   Beneficial Ownership    Percentage(1)
   ----                                   --------------------    -------------

Twentieth Century Companies, Inc.(2).....        97,325                6.0%
4500 Main Street
P.O. Box 418210
Kansas City, Missouri 64141-9210
-------------------

(1) The percentages represent the total number of shares of Common Stock shown in the adjacent column divided by the number of issued and outstanding shares of Seafield Common Stock as of November 30, 1996, divided by the Distribution Ratio of one share of Company Common Stock for each four shares of Seafield Common Stock ( 1,620,862 shares).

(2)      As reported in a Schedule 13G filing as of December 31, 1995.

                       DESCRIPTION OF COMPANY CAPITAL STOCK

     Under the Articles of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 31,000,000 consisting of 1,000,000 shares of Company Preferred Stock, and 30,000,000 shares of Company Common Stock. No shares of Company Preferred Stock are being issued in connection with the Distribution. An aggregate of up to approximately 1,620,862 million shares of Company Common Stock is expected to be distributed in the Distribution, based on the number of shares of Seafield Common Stock outstanding on November 30, 1996 (the actual number will depend upon the number of shares of Seafield Common Stock outstanding as of the Record Date). The Company plans to have authorized and reserved for issuance 50,000 shares of Company Junior Participating Preferred Stock (as defined herein) in connection with the Rights to be issued by the Company in connection with the Distribution.

     The holders of Company Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the elections of directors, and, except as otherwise required by law or provided in any resolution (a "Preferred Stock Designation") adopted by the Company Board with respect to any series of Company Preferred Stock, the holders of such shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Company Preferred Stock, the holders of Company Common Stock are entitled to such dividends as may be declared from time to time by the Company Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Company Common Stock received in the Distribution will be fully paid and nonassessable and the holders thereof will not have any preemptive rights. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW."

      The Company Board is authorized to provide for the issuance of shares of Company Preferred Stock, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, THE BYLAWS, THE RIGHTS, AND KANSAS LAW -- Company Preferred Stock."

       CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES
            OF INCORPORATION,  THE BYLAWS, THE RIGHTS, AND KANSAS LAW

     The Articles of Incorporation, the Bylaws and the Rights contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws, and the Rights Agreement, which are filed as an exhibits to the Registration Statement.

Classified Board of Directors

     The Articles of Incorporation and Bylaws provide that the Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Company Board consists of the persons referred to under "MANAGEMENT OF THE COMPANY." The Articles of Incorporation and the Bylaws provide that one-third of the initial directors will serve until the 1998 Annual Meeting of Stockholders (Class B), approximately one-third will continue to serve until the 1999 Annual Meeting of Stockholders (Class C) and approximately one-third will continue to serve until the 2000 Annual Meeting of Stockholders (Class A). At each Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. The initial Class B directors, Messrs. Gamble, Grant II and Robinson will serve until the 1998 Annual Meeting of Stockholders; the initial Class C directors, Messrs. Fitzwater and Bentsen will serve until the 1999 Annual Meeting of Stockholders and the Class A directors, Messrs. Seward, Jacobs and Herman, who were elected at the January 1997 Annual Meeting, will serve until the 2000 Annual Meeting of Stockholders.

     The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Company Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Company Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Company Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Company Board, the classification of the Company Board could tend to reduce the likelihood of fluctuations in the market price of Company Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Company Common Stock at a higher market price than might otherwise be the case.

Number of Directors, Filling Vacancies and Removal

     The Articles of Incorporation provide that, subject to any rights of holders of Company Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Bylaws provide that, subject to any rights of holders of Company Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Company Board (the "Whole Board"), but must consist of not more than eleven nor less than three directors. In addition, the Articles of Incorporation and Bylaws provide that, subject to any rights of holders of Company Preferred Stock, and unless the Company Board otherwise determines, any vacancies or newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the Articles of Incorporation and Bylaws, the Company Board could prevent any stockholder from enlarging the Company Board and filling the new directorships with such stockholder's own nominees.

     Under the Kansas General Corporation Code (the "KGCC"), unless otherwise provided in the Articles of Incorporation, directors serving on a classified board may only be removed by the stockholders for cause. In addition, the Articles of Incorporation and the Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

Stockholder Action

      The Articles of Incorporation and the Bylaws provide that, subject to the rights of any holders of Company Preferred Stock, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent of all stockholders. The Bylaws provide that, subject to the rights of holders of any series of Company Preferred Stock, special meetings of stockholders can be called only by the Chairman of the Company Board or by the Company Board pursuant to a resolution adopted by a majority of the Whole Board. Stockholders are not permitted to call a special meeting or to require that the Company Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

     The provisions of the Articles of Incorporation and the Bylaws may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or at the request of a majority of the Whole Board. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman and the Company Board by calling a special meeting of stockholders prior to the time the Chairman or a majority of the Whole Board believes such consideration to be appropriate.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

     The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

      The Stockholder Notice Procedure provides that only individuals who are nominated by, or at the direction of, the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not less than seventy days nor more than ninety days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, not earlier than the ninetieth day prior to such meeting and not later than the later of (1) the seventieth day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made) provided that, with respect to the annual meeting to be held in 1998 the anniversary date shall be deemed to be May 13, 1998. Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Company Board made by the Company at least eighty days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the tenth day after such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the ninetieth day before such meeting and not later than the later of (1) the seventieth day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made.

     Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of the Company which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholders, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Company Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Company Board, will provide the Company Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Company Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the Bylaws do not give the Company Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

Company Preferred Stock

     The Articles of Incorporation authorizes the Company Board to establish one or more series of Company Preferred Stock and to determine, with respect to any series of Company Preferred Stock, the terms and rights of such series, including (1) the designation of the series, (2) the number of shares of the series, which number the Company Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (3) whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series, (4) the dates at which dividends, if any, will be payable, (5) the redemption rights and price or prices, if any, for shares of the series, (6) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (8) whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (9) restrictions on the issuance of shares of the same series or of any other class or series, and (10) the voting rights, if any, of the holders of such series.

     Seafield and the Company believe that the ability of the Company Board to issue one or more series of Company Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Company Preferred Stock, as well as shares of the Company Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. If the approval of the Company's stockholders is not required for the issuance of shares of Company Preferred Stock or the Company Common Stock, the Company Board may determine not to seek stockholder approval.

     Although the Company Board has no intention at the present time of doing so, it could issue a series of Company Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Company Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Company Board, in so acting, could issue Company Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Company Board, including a tender offer or other transaction that some, or a majority of, the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Business Combinations

     The Articles of Incorporation provides that certain "business combinations" (as defined in the Articles of Incorporation) must be approved by the holders of at least 66 2/3% of the voting power of the shares not owned by an "interested shareholder" (as defined in the Articles of Incorporation, the beneficial owner of 10% or more of the outstanding Voting Stock), unless the business combinations are approved by the "Continuing Directors" (as defined in the Articles of Incorporation) or meet certain requirements regarding price and procedure.

Amendment of Certain Provisions of the Articles of Incorporation and Bylaws

     Under the KGCC, the stockholders have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the articles of incorporation of a corporation. In addition, if the articles of incorporation so provide, the bylaws may be adopted, amended or repealed by the board of directors. The Articles of Incorporation provide that, in addition to approval by the Company Board, the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Articles of Incorporation relating to the number, election and term of the Company's directors; the filling of vacancies on the Company Board; the removal of directors and the amendment of the Bylaws. Approval by the Company Board, together with the vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock, is required to amend all other provisions of the Articles of Incorporation. The Articles of Incorporation further provides that the Bylaws may be amended by the Company Board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. The Articles of Incorporation also provides that, in addition to approval by the Company Board, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock, including the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Voting Stock not owned directly or indirectly by an interested stockholder or any affiliate thereof, is required to amend provisions of the Articles of Incorporation regarding certain business combinations. These super majority voting requirements will have the effect of making more difficult any amendment by stockholders of the Bylaws or of any of the provisions of the Articles of Incorporation described above, even if a majority of the Company's stockholders believe that such amendment would be in their best interests.

Rights

     The Company Board has declared a dividend of one preferred share purchase right (each a "Right" and, collectively, the "Rights"), effective as of the Distribution Date, to be paid on the Distribution Date in respect of each share of the Company Common Stock to the holder of record thereof as of the close of business on the Distribution Date. Each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of junior participating preferred stock, par value $0.01 per share ("Company Junior Preferred Stock") of the Company at a price of $125.00 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The terms of the Rights will be set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company (the "Rights Agent").

     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 25% or more of the then outstanding shares of the Company Common Stock or (2) ten business days (or such later date as may be determined by action of Company Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 25% or more of the outstanding shares of Company Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Company Common Stock.

     The Rights Agreement will provide that until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Company Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), certificates representing shares of Company Common Stock will contain a notation incorporating the terms of the Rights by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates representing shares of Company Common Stock will also constitute the transfer of the Rights associated with the shares of Company Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Company Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on August 15, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of shares of Company Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Company Junior Preferred Stock, (2) upon the grant to holders of the shares of Company Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Company Junior Preferred Stock at a price, or securities convertible into shares of Company Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of Company Junior Preferred Stock or (3) upon the distribution to holders of the shares of Company Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Company Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a share of Company Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of Company Common Stock or a stock dividend on Company Common Stock payable in Company Common Stock or subdivisions, consolidations or combinations of Company Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of Company Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Company Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Company Common Stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of Company Common Stock. Each share of Company Junior Preferred Stock will have 100 votes, together with Company Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Company Common Stock is exchanged, each share of Company Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of Company Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of Company Junior Preferred Stock, the value of the one one-hundredth interest in a share of Company Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Company Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price that number of shares of Company Common Stock having a market value of two times the exercise price of the Right (such right being referred to as a "Flip-in Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 25% or more of the outstanding shares of Company Common Stock, the Company Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Company Common Stock, or one one-hundredth of a share of Company Junior Preferred Stock, per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Company Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Company Junior Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Company Junior Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 25% or more of the outstanding shares of Company Common Stock, the Company Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Company Board without the consent of the holders of the Rights, including an amendment to lower (1) the threshold at which a person becomes an Acquiring Person and (2) the percentage of Company Common Stock proposed to be acquired in a tender or exchange offer that would cause the Rights Distribution Date to occur, to not less than the greater of (1) the sum of .001% and the largest percentage of the outstanding

Company Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights will have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Company Board on terms not approved by the Company Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the Company Board since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

     The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the form of the Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement. The Rights are being registered under the Exchange Act, together with Company Common Stock, pursuant to the Registration Statement in which this Information Statement is included. In the event that the Rights become exercisable, the Company will register the shares of the Company Junior Preferred Stock for which the Rights may be exercised, in accordance with applicable law.

Antitakeover Legislation

     Section 17-12,101 of the KGCC provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(3) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 17-12,100 of the KGCC, an interested stockholder is defined to include any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation, or (b) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and the affiliates and associates of any such person.

     In addition, Section 1286 through Section 1298 of the KGCC (the "Control Share Act") contain provisions which provide that "control shares" of an issuing public corporation acquired in a control share acquisition have (a) voting rights only to the extent approved by the stockholders under certain specified circumstances, (b) may be redeemed by the issuing public corporation under certain circumstances and (c ) provides, under certain specified circumstances, shareholders who dissent from an action granting control shares voting rights the right to have the dissenting holder's shares purchased by the Corporation at a "fair value" which may not be less than the highest price paid per share by the acquiring person in the control share acquisition. A control share acquisition is the acquisition of voting power of an issuing public corporation within the following ranges of voting power: (a) one -fifth or more but less than one third of all voting power, (b) one-third or more but less than a majority of all the voting power, or (c ) a majority or more of all voting power. An issuing public corporation is one having one hundred shareholders or more, its principal place of business, its principal office or substantial assets within Kansas; and either more than 10% of its shareholders resident in Kansas, 2,500 shareholders resident in Kansas or more than 10% of its shares owned by Kansas residents. The Company intends to locate its principal place of business in Kansas at such time as it is able to terminate, assign or sublease the lease of office space in Missouri that it presently occupies as its executive offices. Upon such relocation the Company believes that it will be an issuing public corporation immediately following the Distribution.

     Under certain circumstances, Section 17-12,101 of the KGCC makes it more difficult for a person who would be an "interested stockholder" or an acquiring person to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. In addition the Control Share Act may make it more difficult for a person to acquire a controlling interest in the Company. The Articles of Incorporation do not exclude the Company from the restrictions imposed under Section 17-12,101 of the KGCC or under the Control Share Act. It is anticipated that the provisions of Section 17-12,101 and the Control Share Act of the KGCC may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Comparison with Rights of Holders of Seafield Common Stock

     Seafield's charter documents are substantially similar to the Articles of Incorporation and Bylaws of the Company with respect to (1) classification of the board of directors; (2) inability of stockholders to call special meetings;
(3) advance notice requirements for stockholder nominations and proposals; (4) the super majority voting requirement to amend provisions of the Articles of Incorporation relating to the prohibition of stockholder action without a meeting, the number, election and term of the Company's directors, or the removal of directors; (5) the super majority voting requirement for stockholders to amend the Bylaws related to classification of the Company Board or establishing the size of the Company Board; (6) the elimination of director liability in certain circumstances; and (7) the application of Section 17-12,101 and the Control Share Act of the KGCC.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability of Directors.

     The Articles of Incorporation provide that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 17-6424 of the KGCC, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

     While the Articles of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Articles of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Articles of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Indemnification of Directors and Officers.

     The Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Bylaws, to the fullest extent permitted from time to time by the KGCC, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Company Board, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Articles of Incorporation or otherwise by the Company. In addition, the Company may enter into one or more agreements with any person providing for indemnification greater or different than that provided in the Articles of Incorporation.

      The  Bylaws  provide  that  each  person  who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a

"Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the KGCC as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company Board.

     Pursuant to the Bylaws, to obtain indemnification, a claimant is to submit to the Company a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, if requested by the claimant, by independent legal counsel, or if the claimant does not so request, by the Company Board by a majority vote of the disinterested directors even though less than a quorum or, if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Company Board, or if the disinterested directors so direct, by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Company Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a Change of Control, in which case the independent legal counsel will be selected by the claimant unless the claimant requests that such selection be made by the Company Board.

      Pursuant to the Bylaws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the KGCC for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the KGCC, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, the Company will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Bylaws.

     The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the KGCC. The Company intends to obtain directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize the Company, to the extent authorized from time to time by the Company Board, to grant rights to indemnification and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Company to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

     The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the KGCC requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

                               INDEPENDENT AUDITORS

     The Company Board has appointed KPMG Peat Marwick LLP as the Company's independent auditors to audit the Company's financial statements for the fiscal year 1997. KPMG Peat Marwick LLP has served as Seafield's auditors throughout the periods covered by the financial statements included in this Information Statement.

                                  SLH OPERATIONS
                                       AND
                                 SLH CORPORATION
                          INDEX TO FINANCIAL STATEMENTS


 Report of Independent Auditors with Respect to SLH Operations...........  F-2

 SLH Operations Combined Balance Sheets as of September 30, 1996 and
    December 31, 1995 and 1994...........................................  F-3

 SLH Operations Combined Statements of Operations for the nine months ended September 30, 1996 and 1995 and the years
    ended December 31, 1995, 1994 and 1993...............................  F-4

 SLH Operations Statements of Combined Equity............................  F-5

 SLH Operations Combined Statements of Cash Flows for the nine months ended September 30, 1996 and 1995 and the years
    ended December 31, 1995, 1994 and 1993...............................  F-6

 Notes to SLH Operations Combined Financial Statements...................  F-7

 Report of Independent Auditors with Respect to SLH Corporation.......... F-20

 SLH Corporation Balance Sheet as of December 20, 1996................... F-21

 Notes to SLH Corporation Balance Sheet.................................. F-21

                           INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Seafield Capital Corporation:

     We have audited the combined balance sheet of SLH Operations as of December 31, 1995 and 1994 and the related combined statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SLH Operations at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                     s/s KPMG Peat Marwick LLP

                                     KPMG Peat Marwick LLP


Kansas City, Missouri
December 20, 1996

                               SLH OPERATIONS
                           COMBINED BALANCE SHEETS

                                                (unaudited)
                                               September 30,       December 31,
                                                   1996       1995      1994
                                                   ----       ----      ----
                                                         (in thousands)
ASSETS
  Current assets:
      Accounts and notes receivable ...........  $   582        69        633
      Real estate under contract...............    2,733     3,868      2,516
      Other current assets.....................      342       495        558
                                                   -----     -----      -----
           Total current assets................    3,657     4,432      3,707
  Real estate held for sale....................   26,985    35,073     40,998
  Investment securities........................    4,879     5,136      6,161
  Investment in affiliates:
      Oil and gas partnerships and interests...    4,102     5,255      6,703
      Other....................................     (180)      123       (185)
  Property, plant and equipment................      488       630        881
  Notes receivable.............................       --        22      3,978
  Intangible assets............................      769       839        322
  Deferred income taxes........................       47       118         79
  Other assets.................................       43        10      1,983
                                                 -------     -----      -----
                                                 $40,790    51,638     64,627
                                                  ======    ======     ======
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
      Accounts payable.........................  $   160       115        107
      Other current liabilities................      298       250        132
                                                  ------     -----      -----
           Total current liabilities...........      458       365        239
  Notes payable................................    1,194     1,289      2,689
  Other liabilities............................       75       115        369
                                                  ------     -----      -----
           Total liabilities...................    1,727     1,769      3,297
                                                  ------     -----      -----

  Total combined equity........................   39,063    49,869     61,330
                                                  ------    ------     ------

                                                 $40,790    51,638     64,627
                                                  ======    ======     ======
  See accompanying notes to combined financial statements.

                               SLH OPERATIONS
                      COMBINED STATEMENTS OF OPERATIONS


                                       (unaudited)
                                    Nine Months Ended
                                       September 30,   Years Ended December 31,
                                       -------------   ------------------------
                                    1996     1995     1995     1994     1993
                                    ----     ----     ----     ----     ----
REVENUES                                      (in thousands)
  Real estate sales.............. $12,801   7,815   10,910    10,932   17,147
  Real estate rentals and
      other......................     801     723    1,001     1,059    1,173
                                   ------   -----   ------    ------   ------
      Total revenues.............  13,602   8,538   11,911    11,991   18,320

COSTS AND EXPENSES...............
  Real Estate:
      Cost of sales..............  12,720   7,775   11,298    10,897    17,355
      Operating expense..........   1,930   2,400    3,217     4,048     3,470
      Provision for loss on real
           estate held for sale..      47      --    7,901     4,400        --
      General and administrative.   1,031   1,675    2,124     1,639     1,769
                                    -----   -----   ------     -----    ------
           Loss from operations..  (2,126) (3,312) (12,629)   (8,993)   (4,274)

Investment income--net...........   1,189      11       29       894       170
Equity in net earnings (loss)
  of affiliates..................    (572)   (106)    (267)      254    (1,260)
Interest expense.................     (81)   (156)    (189)     (222)       --
Provision for litigation costs...      --      --       --        --    (1,500)
                                    ------   -----   ------     -----   -------
      Loss before income taxes..   (1,590)  (3,563)(13,056)    (8,067)  (6,864)
                                    ------   -----   ------     -----   -------
Taxes on income (benefits):
  Current.......................       --     (608)  1,415)    (1,670)  (2,352)
  Deferred......................       71      (43)    (39)       201     (205)
                                    -----    -----   ------     -----    -----
      Total.....................       71     (651) (1,454)    (1,469)  (2,557)
                                    -----    -----   ------     -----    ------

NET LOSS........................  $(1,661)  (2,912)(11,602)    (6,598)  (4,307)
                                   =======  ======= =======    =======  =======

See accompanying notes to combined financial statements.

                               SLH OPERATIONS
                         STATEMENT OF COMBINED EQUITY
                                                               (in thousands)

Balance, December 31, 1992..................................      $81,454
   Net loss.................................................       (4,307)
   Distributions to Seafield Capital Corporation............      (10,526)
                                                                  --------
Balance, December 31, 1993..................................       66,621
   Net loss.................................................       (6,598)
   Capital contributions from Seafield Capital Corporation..        1,307
                                                                  --------
Balance, December 31, 1994..................................       61,330
   Net loss.................................................      (11,602)
   Capital contributions from Seafield Capital Corporation..          141
                                                                  --------
Balance, December 31, 1995..................................       49,869
   Net loss (unaudited).....................................       (1,661)
   Distributions to Seafield Capital Corporation............       (9,145)
                                                                  --------
Balance, September 30, 1996 (unaudited).....................      $39,063
                                                                  =======

   See accompanying notes to combined financial statements.

                             SLH OPERATIONS
                     COMBINED STATEMENTS OF CASH FLOWS

                                (unaudited)
                       Nine Months Ended September 30,  Years Ended December 31,
                       -------------------------------  ------------------------
                                 1996      1995      1995      1994     1993
                                 ----      ----      ----      ----     ----
                                               (in thousands)
OPERATING ACTIVITIES
Net loss   ................... $(1,661)   (2,912)  (11,602)  (6,598)  (4,307)
Adjustments to reconcile
  net loss to net cash
  provided (used) by
  operations
    Depreciation and
        amortization..........     297       429       582      641      784
    Equity in net (earnings)
        loss of affiliates....     572       106       267     (254)   1,260
     Provision for loss on
         sale of real estate..      47        --     7,901    4,400       --
     Sales of real estate.....  10,612     6,669     9,890    9,838   14,439
     Collections of notes
         receivable from sales
         of real estate, net..      14       205     4,132      521    1,376
     Additions to real
         estate held for
         sale.................  (1,436)  (10,145)  (12,637) (10,991)  (6,551)
     Provision for litigation
         costs................      --        --        --       --    1,500
     Change in accounts
         receivable...........    (527)     (776)      352     (122)    (387)
     Change in accounts
         payable..............      45       131         8     (419)    (407)
     Income taxes and other...     195        54       566   (1,033)    (606)
                                 -----      ----     -----    ------  -------
  Net cash provided (used)
         by operations........   8,158    (6,239)     (541)   (4,017)  7,101
                                ------    -------    -----    ------- ------

INVESTING ACTIVITIES
Investments in affiliates.....     (44)   (1,000)    1,000)       --    (250)
Distributions from affiliates.     872     1,147     1,447     2,314   1,941
Additions to property, plant
 and equipment, net...........     (25)      (13)      (21)     (112)    (63)
Collections of other notes
 receivable...................      22        29        35       159     209
Proceeds from sale (purchase)
 of affiliates................      --       314       314      (114)  1,222
Distributions from venture
 capital investment funds.....     257       510     1,025       463     366
                                 -----     -----     -----     -----  ------
 Net cash provided by investing
     activities...............   1,082       987     1,800     2,710   3,425
                                ------     -----     -----     -----  ------

FINANCING ACTIVITIES
Payment of principal on
 long-term debt...............     (95)     (247)   (1,400)       --      --
Net transactions with Seafield
 Capital Corporation..........  (9,145)    5,499       141     1,307 (10,526)
                                -------    -----     -----     -----  -------
 Net cash provided (used) by
     financing activities.....  (9,240)    5,252    (1,259)    1,307 (10,526)
                                -------    -----    -------    ----- --------
 Net change in cash and
     cash equivalents.........      --        --        --        --      --
Cash and cash equivalents -
  beginning of period........       --        --        --        --      --
                                ------     -----     -----     -----  ------
Cash and cash equivalents -
  end of period..............  $    --        --        --        --      --
                               =======   =======   =======   =======  ======

Supplemental disclosures of cash flow information:
  Cash paid (received) during
  the year for:
  Interest ..................  $    81       156       189       222      --
                               =======    ======   =======   ======= =======
  Income taxes, net..........  $    --      (608)   (1,415)   (1,670) (2,352)
                               =======    ======   =======    ======  ======
Supplemental disclosure of non-cash transactions:
  Acquired in purchase of partnership interest
     Real Estate.............  $    --        --        --        --   3,292
                               =======   =======   =======    ======= ======
     Notes Payable...........  $    --        --        --        --   1,536
                               =======   =======   =======    ======= ======

See accompanying notes to combined financial statements.

                               SLH OPERATIONS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

        December 31, 1995, 1994 and 1993 and September 30, 1996 and 1995

Note 1 - Summary of Significant Accounting Policies

     Principles of Combination and Basis of Presentation

     Pursuant to a Distribution Agreement between Seafield Capital Corporation (Seafield) and SLH Corporation, Seafield will transfer certain assets (the Transfer Assets) and liabilities (the Transfer Liabilities), including two wholly-owned subsidiaries, Scout Development Corporation (Scout) and BMA Resources, Inc. (Resources), to SLH Corporation (SLH). The Transfer Assets and Transfer Liabilities will be reflected in SLH Corporation's financial statements at Seafield's historical cost. Stock of SLH Corporation will then be distributed to the shareholders of Seafield (the Distribution).

     The accompanying combined financial statements present the financial position, results of operations and cash flows of the business, assets and liabilities comprising the Transfer Assets and Transfer Liabilities which relate directly to the businesses transferred (SLH Operations or the Company). Other Transfer Assets and Transfer Liabilities are discussed in Note 11. The Company is primarily engaged in the business of managing, developing and disposing of real estate and energy businesses and other assets consisting of stock investments of privately-held corporations and limited partnership interests in privately-held venture capital funds.

     Scout's assets consist of partially developed and undeveloped land, residential development projects and commercial property. Resources has investments in oil and gas partnerships and Syntroleum Corporation (Syntroleum), a development-stage company with a process for the conversion of natural gas into synthetic liquid hydrocarbons which can be further processed into fuels, such as diesel, kerosene and naphtha. Investments with ownerships of 20% to 50% are accounted for by the equity method. All significant intercompany transactions have been eliminated in combination.

     The financial information included herein may not necessarily reflect the financial position and results of operations of the Company in the future or what these amounts would have been if it had been a separate, stand-alone entity during the periods presented.

     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

     Real Estate and Other Long-lived Assets

     Prior to January 1, 1996, real estate held for sale was valued at the lower of cost, including development costs less allowances for depreciation, or market. Development costs, interest and real estate taxes which are incurred during the period of development or construction are capitalized. Capitalized costs are charged to operations as properties or units are sold or, in the case of income producing properties, are amortized as part of the depreciation charges.

     Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." With the adoption of this standard, real estate projects are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) of the asset is less than the carrying amount of the asset, an impairment would be recognized as the difference between the carrying amount and estimated fair value less costs to sell.

     Investment Securities

     Investment securities consist of stock investments of two privately-held corporations and limited partnership interests in privately-held venture capital funds. These securities are carried at cost because fair values are not readily determinable; however, management believes the estimated fair value of each investment exceeds its carrying value.

     Property, Plant and Equipment

     Property, plant and equipment is recorded at cost with depreciation provided over the useful lives. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the accounts. Any resulting gains or losses are included in the results of operations.

     Oil and Gas Investments

     Investments in oil and gas partnerships are accounted for using the equity method. The Company uses the full cost method of accounting for oil and gas properties. Under this method, all costs incurred in acquisition and development are capitalized. Depletion is computed on the units of production method based on all proven reserves. All general operating costs are expensed as incurred.

     Intangible Assets

     Goodwill is recorded at acquisition as the excess of cost over fair value of net assets acquired and is being amortized on a straight-line basis over periods up to twenty years. Goodwill is presented net of accumulated amortization of $266,000, $195,000 and $135,000 at September 30, 1996, December 31, 1995 and 1994, respectively. On a periodic basis, the Company estimates the fair value of the business to which goodwill relates in order to ensure that the carrying value of goodwill has not been impaired.

     Income Taxes

     Income taxes are accounted for as if the Company filed separate tax returns pursuant to tax sharing agreements among Seafield and its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     General and Administrative Expenses

     Seafield's administrative expenses have been allocated to the Company based primarily on the relationship of the estimated value of the Company's assets to the total estimated value of Seafield's assets at September 30, 1996. The amounts allocated were $961,000 and $1,635,000 for the nine months ended September 30, 1996 and 1995, respectively, and $2,060,000, $1,585,000 and
$1,721,000 for 1995, 1994 and 1993, respectively. Management believes this allocation approach is reasonable based on efforts expended in managing all of Seafield's assets; however these costs may not be indicative of the cost structure had the Company operated as an independent company during these periods.

     Unaudited Interim Period Financial Statements

     The accompanying combined financial statements and related footnote information as of and for the nine months ended September 30, 1996 and 1995 is unaudited. In the opinion of management, the unaudited combined financial statements contain all adjustments, which are of a normal recurring nature, necessary to present fairly the financial position as of September 30, 1996 and the results of operations and cash flows for the nine months ended September 30, 1996 and 1995. Interim results are not necessarily indicative of operating results for the entire year.

     Recently Issued Accounting Standards

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" is required to be implemented for fiscal years beginning after December 15, 1995. The Company does not plan to adopt an optional accounting treatment based on the estimated fair value of employee stock options allowed by Statement No. 123. However, presentation of pro forma disclosures of net earnings and earnings per share as if the optional accounting method had been utilized will be required.

Note 2 - Real Estate Held for Sale

A summary of real estate held for sale follows:
                                               (unaudited)
                                              September 30,     December 31,
                                             1996        1995       1994
                                             ----        ----       ----
                                                    (in thousands)

Land investments/developments............ $ 26,522      27,831     32,572

Commercial building
 Gross amount............................    5,296       5,296      5,296
 Less accumulated depreciation ..........    1,293       1,293      1,081
                                            ------      ------      -----
                                             4,003       4,003      4,215
Residential developments
 Gross amount: Land .....................    2,088       2,697      2,927
     Buildings/improvements .............   26,237      34,074     28,058
                                           -------      ------     ------
                                            28,325      36,771     30,985
                                           -------      ------     ------
                                            58,850      68,605     67,772
Less valuation allowance ................   29,132      29,664     24,258
                                           -------      ------     ------
                                            29,718      38,941     43,514
Less real estate under contract .........    2,733       3,868      2,516
                                           -------      ------     ------
Net real estate ......................... $ 26,985      35,073     40,998
                                           =======      ======     ======

     The 1994 provision for loss of $4.4 million was recorded for a sales contract signed in January 1995. The 1995 provision for loss of $7.9 million reflects values based on recent sales transactions of undeveloped land parcels and sales activity at the residential project in New Mexico.
                                      F-9

Note 3 - Investment in Oil and Gas Partnerships and Interests

     The Company's investment in oil and gas consists principally of four oil and gas partnerships and prior to 1996, oil and gas working interests. The oil and gas partnerships, which are accounted for on the equity method, represent 36% to 40% general partnership interests in each partnership. Equity in operations of oil and gas partnerships are generally recorded based on periods ended within one month of the Company's accounting period. Shown below is unaudited combined financial information for the oil and gas investments:

                                 (unaudited)
                                 Nine Months
                             Ended September 30,      Years Ended December 31,
                             -------------------      ------------------------
Results of Operations           1996     1995     1995      1994       1993
                                ----     ----     ----      ----       ----
                                              (in thousands)

Oil and gas revenue..........  $4,920    4,074    6,344     8,989     13,990
Net income (loss)............    (524)   (438)     (647)    1,386     (1,011)
The Company's equity in net
     earnings (loss) ........    (226)     24       (70)      464       (851)

     Cash distributions received from the partnerships were $871,000 and $1,048,000 during the nine months ended September 30, 1996 and 1995 and $1,348,000, $2,264,000 and $1,860,000 in 1995, 1994 and 1993, respectively.

                                            (unaudited)
                                           September 30,      December 31,
                                               1996        1995        1994
                                               ----        ----        ----
Financial Position                                   (in thousands)

Assets, primarily oil and gas properties
     and short-term investments............  $ 5,565       8,386      12,480
Total liabilities..........................    1,311       1,324       1,322
The Company's investment in oil and
     gas partnerships and interests........    4,102       5,255       6,703

     The Company's proportional interest in oil and gas reserves of partnerships accounted for by the equity method (in equivalent barrels) is 440,000 and 507,000 as of December 31, 1995 and 1994. The Company's proportional share of standardized measure of discounted future net cash flows from these reserves is $3,593,000 and $4,276,000 at December 31, 1995 and 1994, respectively.

     The Company's proportional share of net capitalized costs relating to oil and gas producing activities of partnerships accounted for by the equity method is $4,028,000 and $6,081,000 at December 31, 1995 and 1994, respectively. The Company's proportional share of costs capitalized during the year was $368,000, $417,000 and $492,000 in 1995, 1994 and 1993, respectively.

Note 4 - Investment in Affiliates

     The Company's 32.5% (at September 30, 1996) investment in Syntroleum is accounted for on the equity method. Equity in operations of Syntroleum is generally recorded based on periods with a one to two month delay of the Company's accounting period, depending upon the availability of financial information. Summarized unaudited financial information for Syntroleum is shown below.


                                    Nine Months
                                Ended September 30,    Years Ended December 31,
Results of Operations              1996     1995      1995     1994      1993
                                   ----     ----      ----     ----      ----
                                                 (in thousands)

Revenue........................  $  188       41        41       68        --
Net income (loss)..............    (829)    (261)     (426)    (307)     (251)
The Company's equity in net
   earnings (loss) ............    (214)     (83)     (139)     (91)      (75)


                                      September 30,       December 31,
                                          1996        1995          1994
                                          ----        ----          ----
                                                 (in thousands)
Financial Position

Current assets......................... $ 1,398        500            21
Other assets  .........................   1,129        431            98
                                         ------      -----         -----
     Total assets......................   2,527        931           119
                                         ------      -----         -----
Current liabilities....................     153          4            11
Long-term borrowings...................   1,000         --            --
                                         ------      -----            --
     Total liabilities.................   1,153          4            11
                                         ------      -----            --
The Company's investment in Syntroleum.     100        313            30

     Total investment in Syntroleum is presented on the combined balance sheet as follows:

                                      September 30,       December 31,
                                          1996        1995          1994
                                          ----        ----          ----
                                                 (in thousands)

Investment in affiliate                 $   100        313            30
Intangible asset - goodwill, net            769        839           322
                                         ------      -----         -----
       Total                            $   869      1,152           352
                                         ======      =====         =====

     The Company is a 49.9% partner in a general partnership which owns a shopping center. Prior to September 1995, the Company was also a 49.9% partner in a general partnership which owned a commercial building. Prior to September 1994, the Company was a 50% partner in a general partnership which owned land. In December 1993, the Company sold its 99% partnership interest in an apartment complex. All of these partnerships are accounted for on the equity method. Summarized unaudited financial information for these partnerships are shown below.


                                    Nine Months
                                Ended September 30,    Years Ended December 31,
Results of Operations             1996      1995      1995      1994      1993
                                  ----      ----      ----      ----      ----
                                                (in thousands)

Revenue...................... $  586         557       764       956     1,184
Net loss.....................   (240)       (137)     (160)     (255)     (542)
The Company's equity in net
   loss of affiliates........   (132)        (47)      (58)     (119)     (334)


                                    September 30,         December 31,
                                        1996          1995           1994
                                        ----          ----           ----
                                                 (in thousands)
Financial Position

Current assets....................... $  233           514            641
Real estate   .......................  2,259         5,466          7,032
Other assets  .......................    209           229            283
                                       -----           ---          -----
     Total assets....................  5,701         6,209          7,956
                                      ------         -----          -----
Short-term borrowings................     --           130            120
Other current liabilities............     94           292            293
Long-term borrowings.................  6,170         6,170          7,102
Other long-term liabilities..........     --            --              8
                                      ------         -----          -----
     Total liabilities...............  6,264         6,592          7,523
                                      ------         -----          -----

The Company's investment in
  real estate affiliates.............   (280)         (190)          (215)

Note 5 - Property, Plant and Equipment and Accounts and Notes Receivable

A summary of property, plant and equipment follows:

                                               (unaudited)
                                   Rate of    September 30,     December 31,
                                Depreciation      1996       1995        1994
                                ------------      ----       ----        ----
                                               (in thousands)

Property, plant and equipment....   5%-33%     $  2,579     2,554       2,533
Less accumulated depreciation....                 2,091     1,924       1,652
                                                  -----     -----       -----

                                               $    488       630         881
                                                 ======      ====        ====
A summary of accounts and notes receivable follows:

                                         (unaudited)
                                        September 30,       December 31,
                                            1996         1995          1994
                                            ----         ----          ----
                                                    (in thousands)

Accounts receivable..................   $   582            55           408
Notes receivable.....................        --            36         4,203
                                         ------         -----         -----
                                            582            91         4,611
Less current portion.................       582            69           633
                                         ------         -----         -----
                                        $    --            22         3,978
                                         ======         =====         ======

     Interest rates on notes receivable were 6% to 10% in 1995 and 1994.

Note 6 - Notes Payable

Notes payable are as follows:
                                         (unaudited)
                                        September 30,       December 31,
                                            1996         1995          1994
                                            ----         ----          ----
                                                    (in thousands)

8.625% loan, secured by  real estate,
     final maturity in December 1997..... $ 1,194        1,289         1,536
6.25% note, unsecured....................      --           --         1,153
                                           ------        -----         -----
                                          $ 1,194        1,289         2,689
                                           ======        =====         =====

     The Company is obligated under recourse debt (with an unpaid balance of $6,170,000 at December 31, 1995) of an affiliate accounted for on the equity method (see Note 5). The Company's obligation on this recourse debt is secured by a $3,130,000 U.S. Treasury note to be transferred to the Company as part of the Distribution and is not reflected in the accompanying combined balance sheets.

Note 7 - Other Assets and Liabilities

     The components of other current assets, other current liabilities and other liabilities follow:

                                         (unaudited)
                                        September 30,       December 31,
                                            1996         1995          1994
                                            ----         ----          ----
                                                    (in thousands)
Other Current Assets
Prepaid expenses.....................   $    234          386          264
Restricted cash......................        108          109          294
                                          ------          ---          ---
     Total    .......................   $    342          495          558
                                          ======          ===          ===

Other Current Liabilities
Accrued property tax.................   $    241          191           52
Deferred income......................         47           47           30
Other         .......................         10           12           50
                                          ------        -----        -----
     Total    .......................        298          250          132
                                          ======        =====        =====


Other Liabilities
Deferred income......................   $     71          106          170
Interest payable.....................         --           --          186
Other         .......................          4            9           13
                                          ------        -----        -----
     Total    .......................   $     75          115          369
                                          ======        =====        =====

Note 8 - Income Taxes

     The real estate assets, energy assets, and other miscellaneous assets of the Company were acquired from Seafield, and were included in Seafield's consolidated U.S. federal income tax returns. The income tax provisions and tax liabilities have been calculated as if the Company had filed separate returns, utilizing a tax sharing agreement with Seafield.

     During 1995, the Company generated approximately $1 million in current capital losses that exceeded capital gains. These losses are carried forward through the year 2000. Future realization of these tax assets or any existing deductible temporary differences or carryforwards ultimately depend on sufficient taxable income of the appropriate character occurring within the carryover period. When it becomes more likely than not that a deferred tax asset will not be realized, a valuation allowance is accrued against that deferred tax asset.

     The components of the provision (benefit) for income taxes on income from the Company are as follows:

                                 (unaudited)
                              Nine months ended            Years ended
                                September 30,              December 31,
                                -------------              ------------
                               1996      1995       1995       1994       1993
                               ----      ----       ----       ----       ----
Current:                                      (In thousands)
     Federal.............   $    --      (617)    (1,424)    (1,508)    (2,349)
     State...............        --         9          9       (162)        (3)
                              -----         -      ------    -------     ------
                                 --      (608)    (1,415)    (1,670)    (2,352)
                              -----     -----      -----      -----      -----
Deferred:
     Federal.............        --        --         --         --         --
     State...............        71       (43)       (39)       201       (205)
                              -----     -----      -----      -----       -----
                                 71       (43)       (39)       201       (205)
                              -----     -----      -----      -----       -----
                            $    71      (651)    (1,454)    (1,469)    (2,557)
                              =====     =====      =====      =====      =====

     The reconciliation of income tax computed at federal statutory tax rates to income tax expense is as follows:

                                 (unaudited)
                              Nine months ended            Years ended
                                September 30,              December 31,
                                -------------              ------------
                               1996      1995       1995       1994       1993
                               ----      ----       ----       ----       ----
                                              (In thousands)
Computed expected tax
     expense (benefit)..... $  (541)   (1,212)     (4,439)   (2,743)    (2,334)
State income taxes, net of
     federal benefit and
     changes in state
     valuation allowances..      47       (23)        (20)       26       (121)
Goodwill amortization......      24        11          20        16         15
Tax benefits not available
     for subsidiary losses.      73        28          47        31         26
Increase (decrease) in
     federal taxes due to
     valuation allowances..     465       621       2,845     1,518       (919)
Other, net.................       3       (76)         93      (317)       776
                              -----      -----      -----    ------      ------
Actual income tax expense
     (benefit)............. $    71      (651)     (1,454)   (1,469)    (2,557)
                              =====     =====       =====     =====      =====
Effective tax rates........       4%     (18%)       (11%)     (18%)      (37%)

     The significant components of deferred income tax assets and liabilities are as follows:

                                             (unaudited)
                                          Nine months ended
                                             September 30,       December 31,
                                             -------------       ------------
                                                 1996       1995        1994
                                                 ----       ----        ----
                                                       (In thousands)
Current deferred income tax assets:

Excess book expense accruals................. $  490         229           --
Other, net...................................     12          12           87
                                               -----       -----           --
Gross current deferred income tax assets.....    502         241           87
Current valuation allowance..................   (502)       (241)         (87)
                                               -----       -----         -----
Net current deferred income tax assets.......     --          --            --
                                               -----       -----         -----

Non-current deferred income tax assets:


Excess book expense accruals..................   266         267          257
Excess book partnership expenses..............   200         200          187
Excess book oil and gas expenses..............     5         225          378
Real estate valuation allowances and
     other basis differences.................. 6,644       7,282        4,886
Excess book depreciation and amortization.....   175         238          247
Alternative minimum tax credit................   157         157           --
Other, net....................................    28          42          138
Capital loss carryforwards.................... 1,363         337           --
Federal audit adjustment carryback............   535         535           --
State net operating loss carryforwards........ 3,112       3,000        2,733
                                              ------      ------       ------
Gross non-current deferred income tax assets..12,485      12,238        8,826
Valuation allowance for non-current deferred
     income tax assets.......................(12,438)    (12,165)      (8,747)
                                              ------      ------       ------
Net non-current deferred income tax assets...     47         118           79
                                              ------      ------       ------
Net deferred income tax assets...............$    47         118           79
                                              ======      ======       ======

     The federal and state valuation allowances increased during the nine months ending September 30, 1996 by $534,000; increased during 1995 by approximately $3,572,000; and increased by $1,603,000 during 1994. The federal and state valuation allowances as of December 31, 1993 were $7,231,000.

Note 9 - Lease Commitments

     Office space, equipment, land and buildings are leased under various, noncancelable leases that expire over the next several years. Rental expense, including an allocation of Seafield's total lease expense, was $279,000 during the nine month periods ended September 30, 1996 and 1995 and was $372,000, $352,000 and $325,000 for 1995, 1994 and 1993, respectively.

     Total future minimum lease payments under these agreements as of December 31, 1995 are as follows:

                          Year                      Amount
                          ----                      ------
                                                (In thousands)
                          1996                     $   552
                          1997                         543
                          1998                         538
                          1999                         355
                          2000                         294
                          Thereafter                 6,512

     Included above is annual rent for the ground lease on a parking garage in Reno, Nevada of $294,000. The lease agreement provides for increases every five years based on the Consumer Price Index and expires in 2023.

Note 10 - Fair Value of Financial Instruments

     The  estimated   fair  values  of  the  Company's   significant   financial
instruments at December 31, 1995 are summarized as follows:
                                                                    Estimated
                                                  Carrying Amount   Fair Value
                                                  ---------------   ----------
                                                          (in thousands)
Accounts and notes receivable..................    $    69              69
Investment securities - not practical to
  estimate fair value..........................      5,136              --
Note payable...................................      1,289           1,092

     The fair value of accounts and notes receivable approximate cost because of the short-term maturity of these financial instruments. The investment securities represent equity investments in unrelated entities for which there is not a market and, therefore, it is not practical to estimate fair value. The estimated fair value of the note payable was calculated by discounting scheduled cash flows using estimated market discount rates.

Note 11- Subsequent Events and Contingencies

Transfer of Certain Assets and Liabilities from Seafield

     On the date of the Distribution, Seafield will transfer to the Company the Transfer Assets and Transfer Liabilities pursuant to a Distribution Agreement and a Blanket Assignment, Bill of Sale, Deed and Assumption Agreement (the Agreements). These Agreements also provide for the Company to receive cash and a U.S. Treasury note, rights with respect to claims in pending litigation and to incur obligations described below which are not reflected in the accompanying combined financial statements.

     Employee Benefits

     The Agreements contain a number of provisions relating to employees. The provisions generally contemplate that the Company will assume no obligations or liabilities with respect to Seafield employee plans or benefits prior to the

Distribution Date and that after the Distribution Date, the Company will be responsible for providing employee benefits for Seafield personnel that become employees of the Company.

     The Agreements provide that the Company will provide each executive officer of the Company employment agreements and participation in a new stock incentive plan.

     Tax Agreements

     Through the Distribution Date, the results of the operations of the Company will be included in Seafield's consolidated Federal income tax returns. As part of the Distribution, the Company and Seafield will enter into a Tax Sharing Agreement which provides, among other things, for the allocation among the parties of Federal, state, local and foreign tax liabilities for all periods through the Distribution Date. In general, the Tax Sharing Agreement provides that the Company will be liable for all Federal, state, local and foreign tax liabilities, including any such liabilities resulting from the audit or other adjustment to previously filed tax returns, which are attributable to the Company, and that Seafield will be responsible for all other such taxes, except for the tax liabilities arising out of or that are related to the tax claims as described below.

     Interim Services Agreement

     On or prior to the Distribution Date, Seafield and the Company will enter into the Interim Services Agreement for the purpose of permitting Seafield and the Company to continue to jointly use their respective personnel and facilities. Under the arrangement, Seafield agrees to provide to the Company services required by the Company for its executive and administrative operations. In exchange for those services, the Company agrees to provide the retained Seafield personnel with office facilities and equipment sufficient for the conduct of Seafield's activities. Following the Distribution, Seafield and the Company will review the amount of personnel and facilities used under the arrangement and each will reimburse the other to the extent that the exchange of facilities for services is not equivalent.

     Claims in Pending Litigation

     In 1986, a lawsuit was initiated in the Circuit Court of Jackson County, Missouri by Seafield's former insurance subsidiary (i.e., Business Men's Assurance Company of America) against Skidmore, Owings & Merrill (SOM) which is an architectural and engineering firm, and a construction firm to recover costs incurred to remove and replace the facade on the former home office building. Because the removal and replacement costs had been incurred prior to the sale of the insurance subsidiary, Seafield negotiated with the buyer for an assignment of the cause of action from the insurance subsidiary. Pursuant to the Distribution Agreement this lawsuit will be assigned to the Company. Thus, any recovery will be for the benefit of the Company and all future costs incurred in connection with the litigation will be paid by the Company. Any ultimate recovery will be recognized as income when received and would be subject to income taxes. In September 1993, the Missouri Court of Appeals reversed a $5.7 million judgment granted in 1992 in favor of Seafield; the Court of Appeals remanded the case to the trial court for a jury trial limited to the question of whether or not the applicable statute of limitations barred the claim. The Appeals Court also set aside $1.7 million of the judgment originally granted in 1992. In July 1996, this case was retried to a judge. A ruling is expected from the judge by the end of the first quarter of 1997. The only remaining defendant is SOM; settlement arrangements with other defendants have resulted in payments to plaintiff which have offset legal fees and costs to date of approximately $450,000. None of the prior or future legal fees or costs are recoverable from the remaining defendant, even if the judgment in plaintiff's favor is ultimately granted. Future legal fees and costs can not reliably be estimated.

Tax Issues

     Internal Revenue Service Audits. Seafield has received notices of proposed adjustments (Revenue Agent's Reports) from the Internal Revenue Service (IRS) with respect to 1986-90 federal income taxes. These notices claim total federal income taxes due for the entire five year period in the approximate net amount of $13,867,000, exclusive of interest thereon.

     The substantive issues raised in these notices for the years 1986-1987 are primarily composed of the former television subsidiaries' amortization of film rights, the sale of the stock of a former television station, and certain life/non-life tax return consolidation issues. The amount of tax claimed as due by the IRS for the 86-87 period is $13,545,000. For the 1988-1989 periods the same television film rights amortization issues were raised, including some reversals of the previous period's adjustments as well as other miscellaneous issues. The amount of tax claimed by the IRS for the 88-89 period is $182,000.

     The sole significant issue for 1990 is the denial of Seafield's $27 million loss on the 1990 sale of a former real estate partnership interest. This 1990 loss was carried back in part by Seafield to the 1987 tax year, which generated a refund claim of $7.6 million. The IRS has claimed that the sale did not occur during 1990, but rather occurred after 1991, thereby negating the carryback refund claim. Therefore, the total additional 1990 tax proposed by the IRS, after the denial of the $7.6 million carryback claim for refund, is $139,000.

     Seafield has filed protests regarding the 1986-90 notices of proposed adjustments. Seafield is currently pursuing a compromise with the Appeals Division of the IRS for the 1986-89 years. The 1990 issues have not yet been formally addressed at the Appeals Division. Resolution of these tax disputes may reasonably be expected during 1997, but is not certain.

     The Company is assuming from Seafield all contingent tax liabilities and is acquiring all rights to refunds as well as any interest thereon related to these tax years (the "Tax Claims") and liabilities and refunds related to any issues raised by the IRS during 1986-1990 whose resolution may extend to tax years beyond the 1990 tax year. The Company believes that it will prevail on the 1990 loss carryback issue, and that there are meritorious defenses or pending favorable compromises for many of the other substantive issues. The Company believes that adequate accruals for these income tax liabilities have been made. These accruals will be transferred from Seafield to the Company as part of the Distribution.

     California Tax issues. In December 1996, the California state auditor sent Seafield an audit report covering the 1987-1989 taxable years. The State of California has determined to include, as a "unitary taxpayer," all majority owned non-life insurance subsidiaries and joint ventures of Seafield. The auditor's report has been forwarded to the California Franchise Tax Board for action. A billing is expected to be made to Seafield within six months from the submission of the report by the auditor. The total amount of California state income taxes due for the 1987-1989 years is expected to be approximately $750,000, exclusive of interest. The Company is assuming all potential tax liabilities and interest thereon regarding the California audit for the 1987-1989. The Company believes that it has established on the pro forma balance sheet herein appropriate accruals for the California state income tax liability.

      The Company believes that final resolution of the above Tax Claims after taking into account offsetting claims for refunds and amounts reserved, should not have a material adverse effect on the Company's financial position.

     Other

     In 1995, Tenenbaum & Associates, Inc., a former 80%-owned subsidiary of Seafield, sold certain assets, distributed the remaining net assets to shareholders and filed for dissolution. Ongoing activity for this investment relates to collecting accounts receivable and monitoring unbilled revenue accounts. Seafield also assumed an office lease that expires in 2000. Seafield accounts for Tenenbaum activity on a cost recovery basis. In conjunction with the Distribution, the Company will record accounts receivable estimated at $800,000 and a lease liability of $500,000 to reflect the estimated fair value of the lease based on a discounted cash flow analysis.

                           INDEPENDENT AUDITORS' REPORT

The Board of Directors
SLH Corporation:

         We have audited the balance sheet of SLH Corporation as of December 20, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of SLH Corporation as of December 20, 1996 in conformity with generally accepted accounting principles.


                              /s/ KPMG Peat Marwick LLP

                              KPMG Peat Marwick LLP


Kansas City, Missouri
December 20, 1996

                                SLH CORPORATION
                                 Balance Sheet



                                                            December 20, 1996
      ASSETS
         Cash.............................................     $   100
                                                                ------

             Total assets.................................     $   100
                                                                ======

      STOCKHOLDERS' EQUITY:
         Preferred stock of $.01 par value.
            Authorized 1,000,000 shares, none issued
         Common stock of $.01 par value...................     $   ---
            Authorized 30,000,000 shares;
            issued 1,620,862 shares.......................           1
         Paid-in capital..................................          99
                                                                ------

             Total stockholders' equity...................     $   100
                                                                ======

     The accompanying notes are an integral part of this balance sheet.

Notes to Balance Sheet

Note 1.   Organization

     SLH Corporation (SLH) was formed on December 5, 1996 to acquire certain assets and liabilities of Seafield Capital Corporation.

Note 2.  Distribution

     On the date of Distribution, pursuant to the Distribution Agreement, Seafield Capital Corporation will transfer to SLH the Transfer Assets and Transfer Liabilities. There will be a distribution of one share of SLH stock for each four shares of Seafield stock.

     SLH will also enter into a Tax Sharing Agreement and an Interim Services Agreement and assume certain liabilities and contingencies. See Note 11 of Notes to Combined Financial Statements of SLH Operations.

                                                                        Annex A


                          GEORGE K. BAUM & COMPANY
                             INVESTMENT BANKERS


MEMBER                                                    Twelve Wyandotte Plaza
NEW YORK STOCK EXCHANGE, INC.                               120 West 12th Street
CHICAGO STOCK EXCHANGE, INC.                         Kansas City, Missouri 64105
                                                        Telephone (816) 474-1100


                               December 21, 1996



Board of Directors
Seafield Capital Corporation
c/o Mr. P. Anthony Jacobs
President & COO
2600 Grand Avenue, Suite 500
P. O. Box 410949
Kansas City, Missouri  64141

Gentlemen:

         You have asked George K. Baum & Company ("GKB") to render our opinion as to the Fair Market Value of the Common Stock of SLH Corporation, a Kansas corporation ("SLH") to be distributed to the shareholders of Seafield Capital Corporation ("Seafield") pursuant to a Distribution Agreement between Seafield and SLH dated as of December 20, 1996 (the "Distribution Agreement") and following the transfer by Seafield to SLH of the Transfer Assets and Transfer Liabilities described in the Distribution Agreement as if the Distribution had occurred as of September 30, 1996. Our opinion of the Fair Market Value of the Stock is based in part on the Form 10 of SLH to be filed with the Securities and Exchange Commission dated December 21, 1996, and the financial statements of SLH included in the Information Statement thereof, and in particular the unaudited balance sheet of SLH as of September 30, 1996, and related statements of operations for the nine months then ended, all of which have been prepared by SLH and reviewed by KPMG Peat Marwick LLP (the "Form 10"). For purposes of this opinion "Fair Market Value" means the price at which property would change hands between a willing seller and a willing buyer when neither is under compulsion and when both have reasonable knowledge of the relevant facts.

         We understand that in connection with the Asset transfer from Seafield to SLH and the subsequent distribution of one share of SLH stock for each four shares of Seafield Common Stock, that the distribution is conditioned upon, among other things, completion of the transfer of the Transfer Assets and assumption by SLH of the Transfer Liabilities. Any of the conditions to the distribution may be waived, at any time prior to the proposed distribution date of February 28, 1997, for any reason, in the sole discretion of the Board of Directors of Seafield. Even if all conditions are satisfied, the Board of Directors of Seafield has reserved the right to abandon, defer or modify the distribution and the related transaction as described in the Form 10 at any time prior to February 28, 1997 for any reason.

Board of Directors
Seafield Capital Corporation
December 21, 1996
Page 2

         In rendering our opinion,  GKB has,  among other  things,  (i) reviewed
information   put   together   by   Seafield   and   SLH   management   of   the
assets/liabilities to be spun-off to SLH dated July 1996, (ii) visited the following assets and/or properties that are proposed to be spun-off to SLH: (1) a small shopping center in Gillette, Wyoming; (2) a seven story parking garage in the center of downtown Reno, Nevada; (3) Quail Run, an exclusive residential real estate development in Santa Fe, New Mexico; (4) undeveloped real estate consisting of one 370 acre tract in Houston, Texas; (5) undeveloped real estate consisting of three tracts totaling 761 acres in Fort Worth, Texas; (6) 16 acres of commercially zoned property in southern Johnson County, Kansas; and (7) Syntroleum Corporation's ("Syntroleum") headquarters and pilot plant in Tulsa, Oklahoma;(iii) reviewed appraisals of the following properties: (1) Powder Basin Shopping Center, Gillette, Wyoming, prepared as of February 22, 1996; (2) undeveloped real estate, 370 acres in Houston, Texas as of November 20, 1996;
(iv) reviewed real estate offering material on the following properties: (1) Powder Basin Shopping Center, Gillette, Wyoming; (2) the Prairie Vista and Springview tracts, totaling 547 acres, Fort Worth, Texas; and (3) a single tract, totaling 205 acres, Fort Worth, Texas, (v) interviewed Syntroleum's management as to Syntroleum's business and possible future trends, and reviewed projections prepared by Syntroleum management as well as, various 1996 funding/pricing transactions with Syntroleum's common stock and various contracts and other documents, (vi) reviewed certain correspondence from the general partners of (1) First Century Partnership III, dated October 28, 1996 as to values as of September 30, 1996 for the equity partnership and (2) Bundy Partners, Westgate Partners, and Bentel Partners, dated May 13, 1996 as to values as of December 31, 1995 for those oil and gas partnerships, (vii) reviewed preliminary prospectus on Norian Corporation ("Norian") which was scheduled to go public in June/July of 1996 but was called off due to market pricing conditions (SLH owns 181,250 shares of Norian), (viii) reviewed certain internal financial analyses and forecasts prepared by Seafield management; (ix) reviewed certain documents relevant to the Tax Claims described in the Information Statement; and (x) reviewed various other documents relating to SLH and its businesses, assets and liabilities. GKB also held discussions with members of the senior management regarding SLH's proposed assets' past and current operations, financial condition and future prospects. In addition, GKB reviewed Seafield's closing stock price as of the end of the month from January 1995 through November 1996 and deducted the market value of LabOne, Response, and cash to see what value the market was placing on the proposed assets to be spun-off into SLH.

         We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information used by us as the basis of our opinion. It should be noted that this opinion is based, in part, on economic, market and other conditions as in effect on, and information made available to us prior to October 1, 1996, and does not represent an opinion as to what value SLH Stock actually will have if and when the distribution is consummated. Such actual value could be affected by changes in such market conditions, general

Board of Directors
Seafield Capital Corporation
December 21, 1996
Page 3
economic conditions and other factors which generally influence the price of securities. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond the control of the firm preparing such valuation.

         GKB, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and for corporate planning and other purposes. In the ordinary course of our business, we may, from time to time, effect transactions for the accounts of our customers in securities of Seafield and receive customary compensation in connection therewith. Prior to Seafield's engagement of George K. Baum & Company on October 7, 1996, to render financial advisory and investment banking services to Seafield, we had not previously been engaged to provide investment banking services to Seafield , except for underwriting activities with respect to a $6 million bond offering early in 1996.

         It is understood that this opinion may be included in any statement or written communication distributed to holders of SLH Stock in connection with the distribution; provided that this opinion, any summary of this opinion, any excerpt of this opinion, and any reference to our services to Seafield may be used in such statement or otherwise only with our prior written approval.

         Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that the Fair Market Value per share of SLH's Common Stock, including the associated preferred share purchase rights, as if the Distribution had occurred at the close of business on September 30, 1996, is $26.00 per share.

Respectfully submitted,


s/s George K. Baum & Company

GEORGE K. BAUM & COMPANY

                      INDEPENDENT AUDITORS' REPORT ON SCHEDULES


The Board of Directors and Stockholders
Seafield Capital Corporation:

Under the date of December 20, 1996, we reported on the combined balance sheets of SLH Operations as of December 31, 1995 and 1994 and the related combined statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 1995, which are included in SLH Corporation's registration statement on Form 10 to be filed with the Securities and Exchange Commission. In connection with our audits of the aforementioned combined financial statements, we also audited the related combined financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                 s/s KPMG Peat Marwick LLP

                                 KPMG Peat Marwick LLP


Kansas City, Missouri
December 20, 1996


                                          SLH OPERATIONS
                                           SCHEDULE III
                             REAL ESTATE AND ACCUMULATED DEPRECIATION
                                        DECEMBER 31, 1995



                                     Costs Capitalized   Gross Amount
                     Initial Cost       Subsequent      at which Carried
                     to Company       to Acquisition   at December 31, 1995
                         Buildings                            Buildings                                     Date
                         & Improve-  Improve-  Carrying       & Improve-                   Accum.     Tax   Constr.   Date    Depr.
Description        Land   ments       ments     Costs    Land  ments     Total  Reserves   Depr.    Basis   Began  Acquired   Life
-----------        ----   --------   --------  --------  ---- ---------- -----  --------   -----    ------  ------ --------   ----

                                                             (in thousands)
Land Investments/
   Developments:
Houston, TX     $ 6,158      49      1,014      1,553    4,463      --   4,463     890      --       4,615     --     1974      --
Tulsa, OK           754      --         --         --      754      --     754     589      --         754     --     1980      --
Ft. Worth, TX    11,501      --         91         --    7,720      --   7,720   5,506      --       7,495     --     1986      --
Ft. Worth, TX     3,886      --         --         --    3,886      --   3,886   3,487      --       3,886     --     1986      --
Ft. Worth, TX     2,770      --         --         42    2,812      --   2,812   2,642      --       1,932     --     1984      --
Ft. Worth, TX     4,633      --         --         --    4,633      --   4,633   4,364      --       2,203     --     1989      --
Ft. Worth, TX     1,000      --         --         --      665      --     665     631      --         665     --     1986      --
Olathe, KS        3,292      --         46         --    2,898      --   2,898     --       --       2,681     --     1991      --

Commercial:

Reno, NV             --   5,277         19         --       --   5,296   5,296     643   1,293      4,572     --     1989   20 yrs

Residential:

Juno Beach, FL   13,740      --     32,969      2,689    1,328   6,363   7,691   1,643      --      5,340    1985    1983      --
Santa Fe, NM      4,576      --     65,122     14,200    1,369  27,711  29,080   9,269      --     23,044    1987    1985      --
                 ------   -----     ------    -------   ------  ------  ------   -----
                $52,310   5,326     99,261     18,484   30,528  39,370  69,898  29,664   1,293     57,187
                 ======   =====     ======     ======   ======  ======  ======  ======  ======
Reserves                                                               (29,664)
                                                                        ------
Net real estate before depreciation                                     40,234
Less accumulated depreciation                                           (1,293)
                                                                        ------
Net real estate                                                         38,941

Less current portion                                                    (3,868)
                                                                        ------
   Real Estate, net of current portion                               $  35,073


                                      S-2

                                SLH OPERATIONS
                                 SCHEDULE III
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                          RECONCILIATION BETWEEN YEARS

A) Reconciliations of total real  estate  carrying  values  for  the three years ended December 31, 1995 are as follows:

                                                    1995      1994       1993
                                                    ----      ----       ----
                                                         (In thousands)

Balance at beginning of year.....................$ 44,595    44,550     52,438

Additions during year:
      Improvements...............................  12,637    10,991      6,551
      Consolidate joint venture..................      --     3,292         --
                                                   ------    ------      -----
                                                   57,232    58,833     58,989

Deductions during year:
     Value of real estate sold...................   9,890     9,838     14,439
      Provision for loss on sale of real estate..   7,108     4,400         --
                                                   ------    ------     ------
                                                   16,998    14,238     14,439
                                                   ------    ------     ------

Balance at end of year...........................$ 40,234    44,595     44,550
                                                  =======    ======     ======

     A) Reconciliations of accumulated depreciation for the three years ended December 31, 1995 are as follows:

                                                    1995      1994       1993
                                                    ----      ----       ----
                                                         (In thousands)

Balance at beginning of year.....................$  1,081       868        655

Additions during year - depreciation.............     212       213        213
                                                  -------       ---        ---
                                                    1,293     1,081        868

Deductions during year - accumulated
     depreciation of real estate sold............      --        --         --
                                                  -------    ------      -----
     Balance at end of year......................$  1,293     1,081        868
                                                  =======    ======      =====

                                 EXHIBIT INDEX




      Exhibit
      Number                 Description
      -------                -----------

       2(a)        Form of Distribution Agreement.

       2(b)        Form of Blanket  Assignment,  Bill of Sale,  Deed and
                        Assumption Agreement [incorporated by reference to exhibit D to Exhibit 2 (a)].

       3(a)        Articles of Incorporation of SLH Corporation.

       3(b)        Bylaws of SLH Corporation.

       4           Form of Rights Agreement

       8           Opinion of  Lathrop & Gage L.C. with  regard  to  certain tax matters.

      10(a)        Form of Facilities  Management  and Interim  Services
                        Agreement  [incorporated by reference to exhibit A to
                        Exhibit 2(a)].

      10(b)        Form of Tax Sharing Agreement  [incorporated by  reference to exhibit C to Exhibit 2 (a)].

      10(c) Form of SLH Corporation 1997 Stock Incentive Plan [incorporated by reference to exhibit E to Exhibit 2(a)].

      10(d)        Form of Employment  Agreements with certain executive
                        officers  of  SLH   [(incorporated  by  reference  to
                        exhibit B to Exhibit 2(a)].

      21           Subsidiaries of SLH Corporation

                        Scout Development Corporation (Missouri)
                        Scout Development Corporation of New Mexico (Missouri) BMA Resources, Inc. (Missouri)

      27          Financial Data Schedule












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